Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

ZAIS FINANCIAL CORP.,

ZAIS Financial Partners, L.P.,

ZAIS MERGER SUB, LLC,

SUTHERLAND ASSET MANAGEMENT CORPORATION AND

SUTHERLAND PARTNERS, L.P.

DATED AS OF APRIL 6, 2016

		Page

Article 1 DEFINITIONS		3

Section 1.1	Definitions	3
Section 1.2	Interpretation and Rules of Construction	20

Article 2 THE MERGERS		21

Section 2.1	The Mergers; Other Transactions	21
Section 2.2	Closing	21
Section 2.3	Effective Times	21
Section 2.4	Organizational Documents of the Surviving Entity and the Surviving Partnership	22
Section 2.5	Managers of the Surviving Entity	23
Section 2.6	Tax Treatment of Mergers	23
Section 2.7	Subsequent Actions	23

Article 3 EFFECTS OF THE MERGERS		23

Section 3.1	Effects of the Mergers	23
Section 3.2	Determination of Exchange Ratio.	26
Section 3.3	Exchange Procedures; Exchange Agent; Distributions with Respect to Unexchanged Shares	27
Section 3.4	Withholding Rights	29
Section 3.5	Lost Certificates	30
Section 3.6	Dissenters Rights	30
Section 3.7	General Effects of the Mergers	30

Article 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES		31

Section 4.1	Organization and Qualification; Subsidiaries	31
Section 4.2	Authority	32
Section 4.3	Approval Required	33
Section 4.4	No Conflict; Required Filings and Consents	33
Section 4.5	Capital Structure	34
Section 4.6	SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws	36
Section 4.7	Absence of Certain Changes or Events	38
Section 4.8	No Undisclosed Liabilities	38
Section 4.9	Permits; Compliance with Law	39
Section 4.10	Litigation	39
Section 4.11	Mortgage Business	40

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EXHIBITS

Exhibit A-1 – Company Termination Agreement
Exhibit A-2 – Sutherland Termination Agreement
Exhibit B-1 – Waterfall Management Agreement
Exhibit B-2 – Waterfall Side Letter
Exhibit C – Director Resignation Letter
Exhibit D – Surviving Entity Certificate of Formation
Exhibit E – Surviving Entity Operating Agreement
Exhibit F – Surviving Partnership Agreement
Exhibit G – Proposed Book Value Schedule (Company)
Exhibit H – Proposed Book Value Schedule (Sutherland)
Exhibit I – Calculation Principles
Exhibit J – Tender Offer Price

Exhibit K – Tender Offer Conditions

DISCLOSURE LETTERS

Company Disclosure Letter
Sutherland Disclosure Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 6, 2016 (this “Agreement”), is among ZAIS FINANCIAL CORP., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Company”), ZAIS Financial Partners, L.P., a Delaware limited partnership and the operating partnership of Company (“Company Operating Partnership”), ZAIS MERGER SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of Company (“Merger Sub”), SUTHERLAND ASSET MANAGEMENT CORPORATION, a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Sutherland”), and SUTHERLAND PARTNERS, L.P., a Delaware limited partnership (“Sutherland Operating Partnership”). Each of Company, Company Operating Partnership, Merger Sub, Sutherland and Sutherland Operating Partnership is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, the Parties wish to effect a business combination in which (i) Sutherland will be merged with and into Merger Sub (the “Sutherland Merger”), with Merger Sub being the surviving company, and each share of common stock, $0.01 par value per share (the “Sutherland Common Stock”), of Sutherland issued and outstanding immediately prior to the Sutherland Merger Effective Time (as defined herein) will be converted into the right to receive the Sutherland Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (“DLLCA”); and (ii) Sutherland Operating Partnership will be merged with Company Operating Partnership (the “Partnership Merger” and together with the Sutherland Merger, the “Mergers”), with Company Operating Partnership being the surviving entity, and each Sutherland OP Unit (defined below) issued and outstanding immediately prior to the Partnership Merger Effective Time (as defined herein) will be converted into the right to receive the Partnership Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);

WHEREAS, the Board of Directors of Sutherland (the “Sutherland Board”) has (a) determined that this Agreement, the Sutherland Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Sutherland and its stockholders, (b) authorized and approved this Agreement, the Sutherland Merger and the other transactions contemplated by this Agreement, (c) directed that the Sutherland Merger and this Agreement be submitted for consideration at the Sutherland Stockholders Meeting and (d) recommended the approval of this Agreement by Sutherland stockholders;

WHEREAS, Sutherland, as the sole general partner of Sutherland Operating Partnership, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable, and Sutherland has determined that the Partnership Merger and the other transactions contemplated by this Agreement are in the best interests of the holders of Sutherland OP Units;

WHEREAS, the Board of Directors of Company (the “Company Board”) has (a) determined that this Agreement, the Sutherland Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Company and its stockholders, (b) authorized and approved this Agreement, the Sutherland Merger and the other transactions contemplated by this Agreement, (c) directed that the issuance of Company Common Stock in the Sutherland Merger be submitted for consideration at the Company Stockholders Meeting and (d) recommended the approval of the issuance of Company Common Stock in the Sutherland Merger by Company stockholders;

WHEREAS, Company, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Sutherland Merger and the other transactions contemplated by this Agreement;

WHEREAS, Company, as the sole general partner of Company Operating Partnership, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable, and Company has determined that the Partnership Merger and the other transactions contemplated by this Agreement are in the best interests of the holders of Company OP Units;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Sutherland Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Sutherland Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, Company and Advisor have entered into the Termination Agreement attached as Exhibit A-1 (the “Company Termination Agreement”), which shall be effective at the Merger Effective Time and provides the terms of the termination of the Company Advisory Agreement and payment of the Advisor Termination Payment;

WHEREAS, concurrently with the execution and delivery of this Agreement, Sutherland and Waterfall have entered into the Termination Agreement attached as Exhibit A-2, which shall be effective at the Merger Effective Time and provides the terms of the termination of the Sutherland Management Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Company and Waterfall have entered into the Waterfall Management Agreement and the Waterfall Side Letter, each of which shall be effective at the Merger Effective Time and providing for the terms of the management by Waterfall of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, Company has caused to be delivered to Sutherland a letter of resignation in the form attached as Exhibit C executed by each of the directors of Company, Company Operating Partnership and each Wholly Owned Company Subsidiary as set forth in Section 1.1(a) of the Company Disclosure Letter, such resignations to be effective as of the applicable Merger Effective Time; and

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WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1

DEFINITIONS

Section 1.1           Definitions.

(a)          For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Company or Sutherland, as applicable, than those contained in the Confidentiality Agreement.

“Accepted Servicing Practices” with respect to any Mortgage Loan, mean servicing practices and procedures (including collection procedures) that are in all material respects legal, proper and customary in the mortgage servicing business in accordance with (i) the practices and procedures of prudent mortgage banking institutions that service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, (ii) Applicable Requirements, (iii) the terms of the Mortgage Note, the Mortgage and any other Mortgage Loan Document, (iv) any applicable forbearance plan or bankruptcy plan, (v) the Guides and (vi) servicing practices that Company or Sutherland, as applicable, customarily employs and exercises in servicing and administering mortgage loans of the same type as the Mortgage Loan for its own account (to the extent not conflicting with clauses (i) through (v) in this definition).

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Advisor” means ZAIS REIT Management, LLC, a Delaware limited liability company and the investment advisor to Company and Company Operating Partnership.

“Advisor Termination Payment” means the payment by Company to the Advisor of $8,000,000, as contemplated by the Company Termination Agreement.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

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“Agency” means each of Fannie Mae, Farmer Mac, FHA, Freddie Mac, GNMA, HUD, RHS, USDA, VA and SBA.

“Agency Mortgage Loan” means any Mortgage Loan sold to, guaranteed or insured by, and/or pooled by any Agency to secure or otherwise support any mortgage pass-through security, collateralized mortgage obligation, real estate mortgage investment conduit or other security issued or guaranteed by such Agency.

“Agency Serviced Loan” means any Agency Mortgage Loan that is Serviced by (i) Company or any Company Subsidiary or (ii) Sutherland or any Sutherland Subsidiary, as applicable.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Applicable Requirements” means, as of the time of reference and as applicable, (i) all applicable Laws relating to the origination (including the taking, processing and underwriting of the relevant Mortgage Loan application and the closing and/or funding of the relevant Mortgage Loan), sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan or Servicing Rights at the relevant time, (ii) all of the terms of the Mortgage Note, the Mortgage and any other Mortgage Loan Documents, with respect to each Mortgage Loan, (iii) all requirements set forth in the Servicing Agreements, (iv) to the extent applicable, any judicial and administrative judgments, orders, remediation plans, stipulations, awards, writs and injunctions applicable to any Mortgage Loan or Servicing Right, and (v) all applicable legal and contractual obligations, including the Guides and any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any Agency, to or with any insurer, Investor, or Governmental Authority applicable to any Mortgage Loan or Servicing Rights.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Calculating Party” means (i) Company, with respect to the Company Adjusted Book Value Per Share, and (ii) Sutherland, with respect to the Sutherland Adjusted Book Value Per Share.

“Calculation Principles” means the principles set forth on Exhibit I.

“CFPB” means the Consumer Financial Protection Bureau.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Collateral File” means, (i) with respect to each Agency Mortgage Loan, that file containing the Mortgage Loan Documents or, as permitted by Applicable Requirements, copies thereof, required under the Applicable Requirements to be held by the applicable Custodian; (ii) with respect to any other Mortgage Loan, that file containing the Mortgage Loan Documents or, as permitted by Applicable Requirements, copies thereof, that are both required pursuant to Applicable Requirements to be held by the applicable Custodian and are necessary to service the Mortgage Loan in accordance with the Applicable Requirements; and (iii) with respect to any Agency Mortgage Loan or other Mortgage Loan, all other documents, reports, credit and servicing files, billing statements, insurance certificates and material written notices exclusively relating to such Mortgage Loan.

“Company Adjusted Book Value Per Share” means, as of the Determination Date, (i) the result of (A) Company’s total consolidated stockholders’ equity, minus (B) $15,000,000, divided by (ii) the number of shares of Company Common Stock issued and outstanding (including any shares of Company Common Stock issuable upon the redemption of outstanding Company OP Units or upon conversion or exchange of any outstanding securities that are convertible into or exchangeable for shares of Company Common Stock), in each case as determined in accordance with GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of Company’s audited financial statements, as modified by the Calculation Principles and after giving pro forma effect to (i) any dividends or other distributions on shares of Company Common Stock or Company OP Units that are declared or are anticipated to be declared for which the record date is or will be prior to the Sutherland Merger Effective Time, and (ii) to the extent the Permitted Loan Sale is not consummated prior to the Determination Date, the completion of the Permitted Loan Sale and application of the net proceeds, estimated in good faith, to be received in connection with the Permitted Loan Sale. An example calculation of the Company Adjusted Book Value Per Share and the associated Proposed Book Value Schedule as of December 31, 2015, is set forth on Exhibit G.

“Company Advisory Agreement” means the Third Amended and Restated Investment Advisory Agreement, dated as of August 11, 2014, by and among Company, Company Operating Partnership, ZAIS Asset I, LLC, ZAIS Asset II, LLC, ZAIS Asset III, LLC, ZAIS Asset IV, LLC, ZFC Funding, Inc., ZFC Trust, ZFC Trust TRS I, LLC and the Advisor.

“Company Bylaws” means the Bylaws of Company as amended and in effect on the date hereof.

“Company Charter” means the Articles of Amendment and Restatement of Company dated August 3, 2011, as amended or supplemented and in effect on the date hereof.

“Company Common Stock” means the common stock, par value $0.0001 per share, of Company.

“Company Governing Documents” means the Company Bylaws, the Company Charter, the certificate of limited partnership of Company Operating Partnership, and the Company Partnership Agreement.

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“Company Loan” means any Mortgage Loan during such periods of time as Company or a Company Subsidiary owned or Serviced such Mortgage Loan. For the avoidance of doubt, any Mortgage Loan that was sold by Company or any Company Subsidiary on a “servicing released” basis shall be a Company Loan for purposes of such sale and for all periods preceding such sale during which Company or such Company Subsidiary owned or Serviced such Mortgage Loans, but shall not be a Company Loan for periods following such sale during which Company or the applicable Company Subsidiary did not Service such Mortgage Loan.

“Company Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Company and the Company Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of Company Parties to consummate the Mergers before the Outside Date; provided, that, for purposes of the foregoing clause (i), “Company Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of Company to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), (B) any changes that affect the residential mortgage loan industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of Sutherland, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes in Law or GAAP (or the interpretation thereof), or (J) any Specified Action or Action made or initiated by any holder of Company Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (B), (C), (D), (E) and (I) do not disproportionately affect Company and the Company Subsidiaries, taken as a whole, relative to others in the residential mortgage loan industry in the United States, and in the case of clause (H), do not disproportionately affect Company and the Company Subsidiaries, taken as a whole, relative to others in the residential mortgage loan industry in the geographic regions in which Company and the Company Subsidiaries operate.

“Company OP Units” means the units of limited partnership interests in Company Operating Partnership.

“Company Parties” means Company, Merger Sub and Company Operating Partnership.

“Company Partnership Agreement” means the Agreement of Limited Partnership, dated as of July 29, 2011, of the Company Operating Partnership, as amended through the date hereof.

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“Company Proxy Statement” means the proxy statement in preliminary and definitive form relating to the Company Stockholders Meeting, together with any amendments or supplements thereto.

“Company Stockholders Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by Company, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by Company or of which Company or any Company Subsidiary is a general partner, manager, managing member or the equivalent, including the Company Operating Partnership.

“Conduit” means ZFC Funding, Inc.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of October 14, 2015, between Waterfall and Company.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.

“Custodian” means, with respect to any Mortgage Loans or Servicing Agreements, each applicable document custodian holding the related Collateral Files for Company, a Company Subsidiary, Sutherland, a Sutherland Subsidiary or the Investor, as applicable.

“Determination Date” means the last day of the month immediately preceding the month in which the conditions set forth in Article 8 are reasonably expected to be satisfied (other than the conditions set forth in Section 8.1(b) and Section 8.1(f) and those conditions that by their nature are to be satisfied or waived at the Closing), or such other date as may be mutually agreed by the Parties in their respective sole discretions.

“Environmental Law” means any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any permit, approval, license or other authorization required under any applicable Environmental Law.

“Equity Incentive Plan” means Company’s 2012 Equity Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means a quotient (rounded to the nearest one ten-thousandth) determined by dividing (i) the Sutherland Adjusted Book Value Per Share by (ii) the Company Adjusted Book Value Per Share, in each case as determined in accordance with Section 3.2 and as such number may be adjusted in accordance with Section 3.1(c).

“Exchangeable Notes” means the 8.0% exchangeable senior notes due 2016 issued by Company Operating Partnership.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statements, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Company Proxy Statement, the solicitation of stockholder approval, engaging the services of the Exchange Agent, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“Fannie Mae” means the Federal National Mortgage Corporation.

“Farmer Mac” means the Federal Agricultural Mortgage Corporation.

“FHA” means the United States Federal Housing Administration.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority); Section 4.3 (Approval Required); Section 4.5 (Capital Structure); Section 4.6(f) (Investment Company Act); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.3 (Approval Required); Section 5.5 (Capital Structure); and Section 5.6(e) (Investment Company Act).

“GAAP” means the United States generally accepted accounting principles.

“GMFS” means GMFS LLC, a Wholly Owned Company Subsidiary.

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“GMFS Sale” means the sale of all the issued and outstanding membership interests of GMFS or its parent, ZFC Honeybee TRS, LLC, by Company, to management of GMFS and other investors or to another buyer or buyers.

“GNMA” means the Government National Mortgage Association.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Guides” means, as of the time of reference, (i) the handbooks of HUD and the VA, (ii) the Fannie Mae Selling and Servicing Guides, (iii) the Freddie Mac Sellers’ and Servicers’ Guides, (iv) the GNMA Mortgage Backed Securities Guides, (v) the SBA 7(a) loan program guide and (vi) any other “Guides” of any Agency referenced in any Contract between Company or any Company Subsidiary, or Sutherland or any Sutherland Subsidiary, as applicable, and such Agency.

“Hazardous Substances” means (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HUD” means the United States Department of Housing and Urban Development.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

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“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investor” means, as applicable, any Person (including an Agency) having a legal or beneficial interest in a Mortgage Loan or a security backed by or representing an interest in a Mortgage Loan, or any Person with authority to act for and on behalf of any such Person (or Agency), such as a trustee.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to any Company Party, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the Company Disclosure Letter and (ii) with respect to any Sutherland Party, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the Sutherland Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Loan Purchase Agreement” means, with respect to any Mortgage Loan, any Contract (including all applicable rules, regulations, procedures, manuals, guidelines and Investor requirements incorporated therein) governing the acquisition (other than by way of origination) or purchase of such Mortgage Loan by Company or any Company Subsidiary, or Sutherland or any Sutherland Subsidiary, as applicable.

“Loan Sale Agreement” means, with respect to any Mortgage Loan, any Contract (including all applicable rules, regulations, procedures, manuals, guidelines and Investor requirements incorporated therein) governing the origination, underwriting, sale, pooling and/or reconstituting of such Mortgage Loan by Company or any Company Subsidiary, or Sutherland or any Sutherland Subsidiary, as applicable.

“Material Contract” means any Company Material Contract or any Sutherland Material Contract, as applicable.

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“Merger Consideration” means the Sutherland Merger Consideration and the Partnership Merger Consideration.

“Merger Sub Governing Documents” means the certificate of formation and limited liability company operating agreement of Merger Sub, as in effect on the date hereof.

“Mortgage” means the mortgage, mortgage deed, deed of trust, security agreement, assignment or other instrument to grant, perfect and continue a Lien upon real property securing the Mortgage Note and related to a Mortgage Loan; except that, with respect to real property located in jurisdictions in which the use of leasehold estates is an accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a Lien upon a leasehold estate of the Mortgagor, as the case may be, including any riders, addenda, assumption agreements or modifications relating thereto.

“Mortgage Company Investor” means (i) in the case of Company, ZFC Funding, Inc. and ZFC Trust, and (ii) in the case of Sutherland, Sutherland Asset I, LLC.

“Mortgage Company Subsidiary” means (i) in the case of Company, GMFS, and (ii) in the case of Sutherland, ReadyCap Commercial, LLC and ReadyCap Lending, LLC.

“Mortgage Loan” means a mortgage loan originated or purchased by (i) Company or any of the Company Subsidiaries or (ii) Sutherland or any of the Sutherland Subsidiaries, as applicable.

“Mortgage Loan Documents” means, with respect to each Mortgage Loan, (i) the original Mortgage Loan documents held by any Custodian, including the Mortgage and the Mortgage Note (or, if such document is missing, to the extent permitted under the Applicable Requirements, an equivalent or replacement document, such as a lost note affidavit), and if applicable, cooperative mortgage loan related documents and a power of attorney, a consolidation, extension, assumption and modification agreement, or other modification documents, (ii) all documents required by an Investor to be held by a Custodian under the Applicable Requirements, and (iii) riders (including, if applicable, arbitration riders and home equity credit line revolving loan agreement riders), disclosures (including, if applicable, truth-in-lending disclosures and insurance disclosures), notices (including, if applicable, notes of right to cancel), HUD1 settlement statements (if any), good faith estimates (if any), revolving loan vouchers (if any) or other agreements and documents exclusively relating to such Mortgage Loan, and any amendment or supplements thereto or modifications thereof.

“Mortgage Note” means, with respect to any Mortgage Loan, the note or other evidence of indebtedness of the Mortgagor thereunder, including, if applicable, allonges and lost note affidavits, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means any real or other property permitted by Applicable Requirements securing repayment of a related Mortgage Note, consisting of a fee simple interest in a single parcel of real property, improved by a residential or commercial dwelling, or other property permitted by Applicable Requirements.

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“Mortgagor” means an obligor or co-signer under a Mortgage Loan and his, her or its successors in title to the Mortgaged Property.

“NYSE” means the New York Stock Exchange.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Liens that are carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business; (iii) with respect to Company or Sutherland, Liens created by or arising under the Warehouse Facilities of such Party (iv) with respect to any real property, Liens that are zoning regulations, entitlements or other land use or environmental regulations by any Governmental Authority; (v) with respect to Company, Liens that are disclosed on Section 1.1(b) of the Company Disclosure Letter, and with respect Sutherland, Liens that are disclosed on Section 1.1(a) of the Sutherland Disclosure Letter; (vi) with respect to Company, Liens that are disclosed on the consolidated balance sheet of Company dated December 31, 2015, or notes thereto (or securing liabilities reflected on such balance sheet), and with respect to Sutherland, Liens that are disclosed on the consolidated balance sheet of Sutherland dated December 31, 2015, or notes thereto (or securing liabilities reflected on such balance sheet); (vii) with respect to Company or Sutherland, arising pursuant to any Material Contracts of such Party; (viii) with respect to any real property of Company or Sutherland, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof; or (ix) with respect to Company or Sutherland, Liens that were incurred in the ordinary course of business since December 31, 2015 and that does not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Permitted Loan Sale” means the sale of all or substantially all of the whole loan portfolio of Company and Company Subsidiaries for cash to one or more buyers on terms and conditions substantially consistent with those set forth on Section 1.1(c) of the Company Disclosure Letter or on such other terms and conditions that when compared to the terms and conditions set forth on Section 1.1(c) of the Company Disclosure Letter are not materially adverse to Sutherland, Company or the Company Subsidiaries (after giving effect to the transactions contemplated by this Agreement); provided, that such sale shall not constitute a sale of all or substantially all of the assets of Company and Company Subsidiaries, on a consolidated basis.

“Permitted Sales” means the Permitted Securities Sale and the Permitted Loan Sale.

“Permitted Securities Sale” means the sale of the mortgage securities of Company and Company Subsidiaries for cash.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

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“Program Lender” means each of Fannie Mae, Freddie Mac, FHA, GNMA, USDA and SBA (as applicable) that holds, controls, owns or guarantees the performance of the applicable Serviced Loans (and, for the avoidance of doubt, excluding any Person that may own, control, hold or guarantee the performance of such Serviced Loans in a manner similar to that currently provided by Company or any Company Subsidiary or Sutherland or any Sutherland Subsidiary, as applicable, and excluding any borrower or any guarantor of any borrower under such Serviced Loans).

“Proposed Book Value Schedule” means a schedule setting forth in reasonable detail the good faith calculation of (i) Company, with respect to the Company Adjusted Book Value Per Share, or (ii) Sutherland, with respect to the Sutherland Adjusted Book Value Per Share.

“Proxy Statements” means the Company Proxy Statement and the Sutherland Proxy Statement.

“Receiving Party” means (i) Sutherland, with respect to the Company Adjusted Book Value Per Share, and (ii) Company, with respect to the Sutherland Adjusted Book Value Per Share.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“RHS” means the Rural Housing Service.

“SBA” means the U.S. Small Business Administration.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service” and “Servicing” mean the responsibilities with respect to servicing the Mortgage Loans under the Applicable Requirements, whether performed as a servicer (including master servicer), subservicer or interim servicer.

“Serviced Loans” means Mortgage Loans that a Mortgage Company Subsidiary is Servicing under Servicing Agreements.

“Servicing Agreement” means any contract, and all applicable rules, regulations, procedures, manuals and guidelines incorporated therein, defining the rights and obligations of the Investor and servicer, with respect to Servicing Rights, consisting of, as applicable, any contracts and other binding documents, including the Guides (as each such contract and other document has been amended from time to time), and including waivers approved by an Investor, under which Company or any Company Subsidiary, or Sutherland or any Sutherland Subsidiary, as applicable, is obligated to Service Mortgage Loans relating to the Servicing Rights.

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“Servicing Rights” means (i) all rights to administer and service the Mortgage Loans; (ii) any payments or monies payable or received for servicing the Mortgage Loans; (iii) any late fees, assumption fees, penalties or similar payments with respect to the Mortgage Loans; (iv) all Contracts creating, defining or evidencing any such Servicing Rights and all rights of Company or any Company Subsidiary or Sutherland or any Sutherland Subsidiary, as applicable, thereunder, including any clean-up calls and termination options; (v) the right to collect and hold escrow payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected with respect thereto; (vi) all accounts and other rights to payments related to any of the property described in this paragraph; (vii) possession and use of any and all Collateral Files pertaining to the Mortgage Loans or pertaining to the past, present, or prospective servicing of the Mortgage Loans; and (viii) all rights, powers and privileges incident to any of the foregoing.

“Specified Action” means the Actions listed on Section 1.1(d) of the Company Disclosure Letter or any other Action substantially related thereto.

“Sutherland Adjusted Book Value Per Share” means, as of the Determination Date, the result of (i) Sutherland’s total consolidated stockholders’ equity, divided by (ii) the number of shares of Sutherland Common Stock issued and outstanding (including any shares of Sutherland Common Stock issuable upon the redemption of outstanding Sutherland OP Units or upon conversion or exchange of any outstanding securities that are convertible into or exchangeable for shares of Sutherland Common Stock), in each case as determined in accordance with GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of Sutherland’s audited financial statements, as modified by the Calculation Principles and after giving pro forma effect to (i) any dividends or other distributions on shares of Sutherland Common Stock or Sutherland OP Units that are declared or are anticipated to be declared for which the record date is or will be prior to the Sutherland Merger Effective Time, and (ii) the redemption of the outstanding Sutherland Preferred Stock. An example calculation of the Sutherland Adjusted Book Value Per Share and the associated Proposed Book Value Per Share as of December 31, 2015, is set forth on Exhibit H.

“Sutherland Bylaws” means the Bylaws of Sutherland as amended and in effect on the date hereof.

“Sutherland Charter” means the Articles of Amendment and Restatement of Sutherland dated November 25, 2013, as amended or supplemented and in effect on the date hereof.

“Sutherland Governing Documents” means the Sutherland Bylaws, the Sutherland Charter, the certificate of limited partnership of the Sutherland Operating Partnership and the Sutherland Partnership Agreement.

“Sutherland Loan” means any Mortgage Loan during such periods of time as Sutherland or a Sutherland Subsidiary owned or Serviced such Mortgage Loan. For the avoidance of doubt, any Mortgage Loan that was sold by Sutherland or any Sutherland Subsidiary on a “servicing released” basis shall be a Sutherland Loan for purposes of such sale and for all periods preceding such sale during which Sutherland or such Sutherland Subsidiary owned or Serviced such Mortgage Loans, but shall not be a Sutherland Loan for periods following such sale during which Sutherland or the applicable Sutherland Subsidiary did not Service such Mortgage Loan.

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“Sutherland Management Agreement” means the Management Agreement, dated as of November 26, 2013, by and among Sutherland, the Sutherland Operating Partnership, Sutherland Asset I, LLC, Sutherland Asset II, LLC, Sutherland OP Holdings I, Ltd., Sutherland REIT Holdings, L.P., Sutherland ERISA Holdings, Ltd., Sutherland OP Holdings II, Ltd. and Waterfall.

“Sutherland Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Sutherland and the Sutherland Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of Sutherland Parties to consummate the Mergers before the Outside Date; provided, that, for purposes of the foregoing clause (i), “Sutherland Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of Sutherland to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a Sutherland Material Adverse Effect), (B) any changes that affect the commercial mortgage loan industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of Company, (H) earthquakes, hurricanes, floods or other natural disasters, or (I) changes in Law or GAAP (or the interpretation thereof) which in the case of each of clauses (B), (C), (D), (E) and (I) do not disproportionately affect Sutherland and the Sutherland Subsidiaries, taken as a whole, relative to others in the commercial mortgage loan industry in the United States, and in the case of clause (H), do not disproportionately affect Sutherland and the Sutherland Subsidiaries, taken as a whole, relative to others in the commercial mortgage loan industry in the geographic regions in which Sutherland and the Sutherland Subsidiaries operate.

“Sutherland OP Units” means the units of limited partnership interests in the Sutherland Operating Partnership (excluding the Sutherland Special OP Unit).

“Sutherland Parties” means Sutherland and Sutherland Operating Partnership.

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“Sutherland Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Sutherland Operating Partnership, dated as of November 26, 2013, as amended through the date hereof.

“Sutherland Proxy Statement” means the proxy statement relating to the Sutherland Stockholders Meeting, together with any amendments or supplements thereto.

“Sutherland SEC Documents” means all forms, documents, statements, schedules and reports filed by Sutherland under the Exchange Act or the Securities Act since December 31, 2014.

“Sutherland Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Sutherland Common Stock entitled to vote at the Sutherland Stockholders Meeting on the Sutherland Merger and the other transactions contemplated by this Agreement.

“Sutherland Stockholders Meeting” means the meeting of the holders of shares of Sutherland Common Stock exclusively for the purpose of seeking the Sutherland Stockholder Approval, including any postponement or adjournment thereof.

“Sutherland Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by Sutherland, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by Sutherland or of which Sutherland or any Sutherland Subsidiary is a general partner, manager, managing member or the equivalent.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tender Offer” means a cash tender offer to purchase shares of Company Common Stock having aggregate cash proceeds to holders of Company Common Stock of not more than the Tender Offer Funds, with a price per share of ninety-five percent (95%) of the Tender Offer Price, as such tender offer may be extended, amended and supplemented from time to time as permitted by this Agreement.

“Tender Offer Funds” means $64,331,094 of aggregate gross proceeds to stockholders of Company.

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“Tender Offer Price” means the Company Adjusted Book Value Per Share, adjusted to reflect the items set forth on Exhibit J.

“Termination Fee” means an amount equal to $4,000,000.

“USDA” means the United States Department of Agriculture.

“VA” means the United States Department of Veterans Affairs.

“Warehouse Facilities” means (i) with respect to Company and the Company Subsidiaries, the credit facilities and repurchase agreements identified in Section 1.1(e) of the Company Disclosure Letter and (ii) with respect to Sutherland and Sutherland Subsidiaries, the credit facilities and repurchase agreements identified in Section 1.1(b) of the Sutherland Disclosure Letter.

“Waterfall” means Waterfall Asset Management, LLC, a Delaware limited liability company.

“Waterfall Management Agreement” means the Management Agreement between Company and Waterfall, substantially in the form attached hereto as Exhibit B-1.

“Waterfall Side Letter” means the letter agreement between Company and Waterfall, substantially in the form attached hereto as Exhibit B-2.

“Wholly Owned Company Subsidiary” means the Company Operating Partnership and any wholly owned subsidiary of Company or the Company Operating Partnership.

“Wholly Owned Sutherland Subsidiary” means Sutherland Operating Partnership and any wholly owned subsidiary of Sutherland or the Sutherland Operating Partnership.

“ZFC Trust” means ZFC Trust, a Maryland trust.

(b)          The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition
Acceptance Date	Section 7.19(d)
Acquisition Proposal	Section 7.3(f)(i)
Adverse Recommendation Change	Section 7.3(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.3(a)
Articles of Merger	Section 2.3(a)
Board Designees	Section 7.17
Certificate	Section 3.1(a)(iii)
Charter Restrictions	Section 7.11

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Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Advisor Related Agreement	Section 4.25
Company Benefit Plans	Section 4.13(a)
Company Board	Recitals
Company Board Recommendation	Section 4.2(c)
Company Disclosure Letter	Article 4
Company Designee	Section 7.17
Company Insurance Policies	Section 4.18
Company Leased Real Property	Section 4.16(b)
Company Material Contract	Section 4.17(a)
Company Operating Partnership	Preamble
Company Permits	Section 4.9(a)
Company Preferred Stock	Section 4.5(a)
Company Real Property Leases	Section 4.16(b)
Company Related Party Agreements	Section 4.19
Company Released Parties	Section 9.3(b)
Company SEC Documents	Section 4.6(a)
Company Stockholder Approval	Section 4.3
Company Subsidiary Partnership	Section 4.12(h)
Company Tax Protection Agreements	Section 4.12(h)
Company Terminating Breach	Section 9.1(c)(i)
Company Termination Agreement	Recitals
Company Voting Debt	Section 4.5(d)
DE SOS	Section 3.1(a)
Dispute Notice	Section 3.2(b)
DLLCA	Recitals
DRULPA	Recitals
Escrow Agreement	Section 9.3(d)
Exchange Agent	Section 3.3(a)
Exchange Agent Agreement	Section 3.3(a)
Exchange Fund	Section 3.3(b)
Exchange Ratio Announcement	Section 3.2(d)
Expiration Date	Section 7.19(c)
E&Y	Section 3.2(c)
Form S-4	Section 7.1(a)
Indemnified Parties	Section 7.7(b)
Interim Period	Section 6.1(a)
JPM	Section 3.2(c)
Letter of Transmittal	Section 3.3(c)
Mergers	Recitals
Merger Effective Time	Section 2.3(b)
Merger Sub	Preamble
MGCL	Recitals
Neutral	Section 3.2(c)

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Notice Period	Section 7.3(c)
Outside Date	Section 9.1(b)(i)
Partnership Certificate of Merger	Section 2.3(b)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.1(b)(ii)
Partnership Merger Effective Time	Section 2.3(b)
Party(ies)	Preamble
Pdf	Section 10.4
Prime Rate	Section 9.3(c)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(d)(i)
Registered Securities	Section 7.1(a)
REIT	Section 4.12(b)
Sarbanes – Oxley Act	Section 4.6(b)
SDAT	Section 2.3(a)
Superior Proposal	Section 7.3(f)(ii)
Surviving Entity	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Surviving Partnership Agreement	Section 2.4(b)
Sutherland	Preamble
Sutherland Benefit Plans	Section 5.13(a)
Sutherland Board	Recitals
Sutherland Board Recommendation	Section 5.2(c)
Sutherland Certificate of Merger	Section 2.3(a)
Sutherland Common Stock	Recitals
Sutherland Designees	Section 7.17
Sutherland Disclosure Letter	Article 5
Sutherland Financial Statements	Section 5.6(b)
Sutherland Insurance Policies	Section 5.18
Sutherland Leased Real Property	Section 5.16(b)
Sutherland Material Contract	Section 5.17(b)
Sutherland Merger	Recitals
Sutherland Merger Consideration	Section 3.1(a)(iii)
Sutherland Merger Effective Time	Section 2.3(a)
Sutherland OP Special Unit	Section 5.5(b)
Sutherland Operating Partnership	Preamble
Sutherland Organizational Documents	Section 7.7(b)
Sutherland Permits	Section 5.9
Sutherland Preferred Stock	Section 5.5(a)
Sutherland Real Property Leases	Section 5.16(b)
Sutherland Related Party Agreements	Section 5.19
Sutherland Released Parties	Section 9.3(c)
Sutherland Subsidiary Partnership	Section 5.12(h)
Sutherland Tax Protection Agreements	Section 5.12(h)
Sutherland Terminating Breach	Section 9.1(d)(i)
Sutherland Voting Debt	Section 5.5(d)

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Takeover Statutes	Section 4.22
Taxable REIT Subsidiary	Section 4.1(c)
Tender Offer Conditions	Section 7.19(a)
Tender Offer Documents	Section 7.19(b)
Transfer Taxes	Section 7.16(c)

Section 1.2           Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)          when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or Schedule to, this Agreement unless otherwise indicated;

(b)          the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)          whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d)          “or” shall be construed in the inclusive sense of “and/or”;

(e)          the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f)          all references herein to “$” or dollars shall refer to United States dollars;

(g)          no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h)          it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i)          the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase;

(j)          references to a Person are also to its successors and permitted assigns;

(k)          any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified;

(l)          all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

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(m)          the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

Article 2

THE MERGERS

Section 2.1           The Mergers; Other Transactions.

(a)          Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and DLLCA, at the Sutherland Merger Effective Time, Sutherland shall be merged with and into Merger Sub, whereupon the separate existence of Sutherland will cease, with Merger Sub surviving the Sutherland Merger (the “Surviving Entity”), such that following the Sutherland Merger, the Surviving Entity will be a wholly owned subsidiary of Company. The Sutherland Merger shall have the effects set forth in the applicable provisions of the MGCL, the DLLCA and this Agreement.

(b)          Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, Sutherland Operating Partnership shall be merged with and into Company Operating Partnership, with Company Operating Partnership surviving the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects set forth in the applicable provisions of the DRULPA and this Agreement.

(c)          Immediately prior to the Merger Effective Time, each share of Sutherland Preferred Stock outstanding at such time shall be redeemed by Sutherland for a redemption price of $1,000 per share plus accrued and unpaid dividends through and including the Closing Date.

Section 2.2           Closing. The closing (the “Closing”) of the Mergers will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time on the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by the Parties (the “Closing Date”).

Section 2.3           Effective Times.

(a)          Prior to the Closing, Sutherland and Company shall prepare and, on the Closing Date, Company, Sutherland and Merger Sub shall (i) cause articles of merger with respect to the Sutherland Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL (the “Articles of Merger”), (ii) cause a certificate of merger with respect to the Sutherland Merger to be duly executed and filed with the Delaware Secretary of State (the “DE SOS”) in accordance with the DLLCA (the “Sutherland Certificate of Merger”), and (iii) make any other filings, recordings or publications required to be made by Sutherland, Merger Sub or the Surviving Entity under the MGCL or DLLCA in connection with the Sutherland Merger. The Sutherland Merger shall become effective at the time set forth in the Articles of Merger and the Sutherland Certificate of Merger (such date and time, the “Sutherland Merger Effective Time”), it being understood and agreed that the Parties shall cause the Sutherland Merger Effective Time to occur on the Closing Date and after the Partnership Merger Effective Time. The Articles of Merger and the Sutherland Certificate of Merger shall provide that the name of the Surviving Entity shall be “Sutherland Asset Management, LLC”.

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(b)          Prior to the Closing, Sutherland Operating Partnership and Company Operating Partnership shall prepare and, on the Closing Date, Company Operating Partnership and Sutherland Operating Partnership shall (i) cause a certificate of merger with respect to the Partnership Merger to be duly executed and filed with the DE SOS in accordance with the DRULPA (the “Partnership Certificate of Merger”) and (ii) make any other filings, recordings or publications required to be made by Company Operating Partnership, Sutherland Operating Partnership or the Surviving Partnership under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time set forth in the Partnership Certificate of Merger (such date and time, the “Partnership Merger Effective Time” and together with the Sutherland Merger Effective Time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date before the Sutherland Merger Effective Time. The Partnership Certificate of Merger shall provide that the name of the Surviving Partnership shall be “Sutherland Partners, L.P.”.

(c)          On the Closing Date, immediately prior to the Merger Effective Time, Sutherland shall effect the redemption of the Sutherland Preferred Stock as provided in Section 2.1(c).

(d)          On the Closing Date, Company shall file an amendment to the Company Charter with the SDAT in accordance with the MGCL to effect the change of name of Company to “Sutherland Asset Management Corporation”.

Section 2.4           Organizational Documents of the Surviving Entity and the Surviving Partnership.

(a)          At the Sutherland Merger Effective Time and by virtue of the Sutherland Merger, (i) the certificate of formation of the Surviving Entity shall be substantially in the form attached hereto as Exhibit D, until thereafter amended in accordance with applicable Law and the applicable provisions of such charter, and (ii) the limited liability company operating agreement of the Surviving Entity shall be substantially in the form attached as Exhibit E, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Entity’s certificate of formation and limited liability company operating agreement.

(b)          At the Partnership Merger Effective Time, (i) the certificate of limited partnership of Company Operating Partnership shall be the certificate of limited partnership of the Surviving Partnership and (ii) the limited partnership agreement in the form attached as Exhibit F shall be the limited partnership agreement of the Surviving Partnership (the “Surviving Partnership Agreement”).

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Section 2.5           Managers of the Surviving Entity. At the Sutherland Merger Effective Time, by virtue of the Merger, the number of managers of the Surviving Entity shall be two (2) and the names of the managers of the Surviving Entity shall be as designated by Sutherland prior to the Sutherland Merger and the filing of the Articles of Merger. The Surviving Entity shall have no officers at the Sutherland Merger Effective Time.

Section 2.6           Tax Treatment of Mergers.

(a)          The Parties hereby confirm, covenant and agree to treat the Sutherland Merger as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Mergers described in this Section 2.6, and no Party shall take a position inconsistent with such treatment.

(b)          The Parties hereby confirm, covenant and agree to treat the Partnership Merger, for all income tax purposes, as a tax-deferred exchange of former partnership interest in Company Operating Partnership for partnership interests in Sutherland Operating Partnership. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Mergers described in this Section 2.6(b), and no Party shall take a position inconsistent with such treatment.

Section 2.7           Subsequent Actions. If at any time after the Partnership Merger Effective Time the Surviving Partnership shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights or properties of Sutherland Operating Partnership or Company Operating Partnership acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out this Agreement, then the partners and officers of the Surviving Partnership shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Partnership or otherwise to carry out this Agreement.

Article 3

EFFECTS OF THE MERGERS

Section 3.1           Effects of the Mergers.

(a)          The Sutherland Merger. At the Sutherland Merger Effective Time and by virtue of the Sutherland Merger and without any further action on the part of Company, Sutherland or Merger Sub or the holders of any securities of Company, Sutherland or Merger Sub:

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(i)          Each share of Sutherland Common Stock, if any, then held by Sutherland or any Wholly Owned Sutherland Subsidiary or held in Sutherland’s treasury shall automatically be retired and shall cease to exist, and no Sutherland Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Sutherland Merger;

(ii)         Each share of Sutherland Common Stock, if any, then held by Company or any Wholly Owned Company Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no Sutherland Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Sutherland Merger;

(iii)        Except as provided in Section 3.1(a)(i) and Section 3.1(a)(ii) and subject to Section 3.1(c) and Section 3.1(e), each share of Sutherland Common Stock outstanding immediately prior to the Sutherland Merger Effective Time will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of the certificate representing such share (“Certificate”) or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) the Exchange Ratio of validly issued, fully paid and nonassessable shares of Company Common Stock. As of the Sutherland Merger Effective Time, each holder of a Certificate or Book-Entry Share that immediately prior to the Sutherland Merger Effective Time represented shares of Sutherland Common Stock shall cease to have any rights with respect thereto other than the right to receive (A) shares of Company Common Stock to be issued in consideration therefore upon the surrender of such Certificate or Book-Entry Share and (B) any cash, without interest, to be paid in lieu of any fractional share of Company Common Stock in accordance with Section 3.1(e) (the “Sutherland Merger Consideration”); and

(iv)        Each membership interest of Merger Sub issued and outstanding immediately prior to the Sutherland Merger Effective Time shall remain issued and outstanding membership interests of the Surviving Entity.

(b)          The Partnership Merger. At the Partnership Merger Effective Time and by virtue of the Partnership Merger and without any further action on the part of Company Operating Partnership or Sutherland Operating Partnership or the holders of any securities of Company Operating Partnership or Sutherland Operating Partnership:

(i)          Each Sutherland OP Unit then held by Sutherland or any Wholly Owned Sutherland Subsidiary will be automatically cancelled and retired and converted into the right to receive the Exchange Ratio of validly issued, fully paid and non-assessable Company OP Units;

(ii)         Except as provided in Section 3.1(b)(i) and subject to Section 3.1(c) and Section 3.1(e), each Sutherland OP Unit outstanding immediately prior to the Partnership Merger Effective Time will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of such Sutherland OP Unit) the Exchange Ratio of validly issued, fully paid and non-assessable Company OP Units. As of the Partnership Merger Effective Time, each holder of a Sutherland OP Unit that immediately prior to the Partnership Merger Effective Time represented an equity interest in Sutherland Operating Partnership shall cease to have any rights with respect thereto other than the right to receive (A) Company OP Units to be issued in consideration therefor in the form of a Book-Entry Share and (B) any cash, without interest, to be paid in lieu of any fractional unit of Company OP Units in accordance with Section 3.1(e) (the “Partnership Merger Consideration”);

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(iii)        The Sutherland OP Special Unit will be automatically cancelled and retired and converted into the right to receive the “Class A Special Unit” (as defined in the Surviving Partnership Agreement); and

(iv)        Each Company OP Unit outstanding immediately prior to the Partnership Merger Effective Time will remain outstanding.

(c)          Adjustment of the Exchange Ratio. Between the date of this Agreement and the applicable Merger Effective Time, if any of Sutherland, Sutherland Operating Partnership, Company or Company Operating Partnership should split, combine or otherwise reclassify the Sutherland Common Stock, the Sutherland OP Units, the Company Common Stock or the Company OP Units or makes a dividend or other distribution in shares of the Sutherland Common Stock, the Sutherland OP Units, the Company Common Stock or the Company OP Units (including any dividend or other distribution of securities convertible into Sutherland Common Stock, Sutherland OP Units, Company Common Stock or Company OP Units), or engages in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

(d)          Transfer Books. From and after the Sutherland Merger Effective Time, the share and/or unit transfer books of Sutherland and Sutherland Operating Partnership shall be closed, and thereafter there shall be no further registration of transfers of Sutherland Common Stock or Sutherland OP Units. From and after the Sutherland Merger Effective Time, Persons who held Sutherland Common Stock or Sutherland OP Units immediately prior to the Sutherland Merger Effective Time shall cease to have rights with respect to such shares or units, except as otherwise provided for in this Agreement or by applicable Law. On or after the Sutherland Merger Effective Time, any Certificates or Book-Entry Shares of Sutherland Common Stock or Sutherland OP Units presented to the Exchange Agent, Company, the Surviving Entity, the Surviving Partnership or the transfer agent shall be exchanged for the Merger Consideration with respect to Sutherland Common Stock or Sutherland OP Units formerly represented thereby, as applicable. At the Partnership Merger Effective Time, the unit transfer book of Surviving Partnership shall reflect the Company OP Units issued to holders of the Sutherland OP Units as part of the Partnership Merger Consideration.

(e)          No Fractional Shares. No certificates or scrip representing fractional shares of Company Common Stock or fractional units of Company OP Units shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share or unit shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of Company or limited partner of the Surviving Partnership. In lieu of receiving any such fractional share or unit, the holder shall receive cash (without interest) in an amount rounded up to the nearest whole cent, determined by multiplying (i) the per share closing price on the NYSE of Company Common Stock (as reported on the NYSE Composite Transactions Tape as such tape is reported in Bloomberg Professional Service or another recognized business publication) on the date immediately preceding the date on which the Merger Effective Time shall occur (or, if the Company Common Stock did not trade on the NYSE on such prior date, the last day of trading in Company Common Stock on the NYSE prior to the Merger Effective Time) by (ii) the fraction of a share or unit to which such holder would otherwise be entitled.

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Section 3.2           Determination of Exchange Ratio.

(a)          As promptly as practicable, and in any event within thirty (30) days after the Determination Date, each Calculating Party shall prepare and deliver to the Receiving Party a Proposed Book Value Schedule, together with such supporting documentation that the Receiving Party may reasonably request.

(b)          Within five (5) Business Days of the delivery of each Proposed Book Value Schedule, the Receiving Party shall notify the Calculating Party whether it accepts or disputes the accuracy of the Proposed Book Value Schedule. In the event that the Receiving Party disputes the accuracy of the Proposed Book Value Schedule, the Receiving Party shall notify the Calculating Party in reasonable detail of those items and amounts as to which the Receiving Party disagrees and setting forth the Receiving Party’s calculation of such disputed amounts (a “Dispute Notice”), and the Receiving Party shall be deemed to have agreed with all other items and amounts contained in the Proposed Book Value Schedule. In the event that the Receiving Party notifies the Calculating Party that it accepts the Proposed Book Value Schedule, or does not deliver a Dispute Notice to the Calculating Party, during such five Business Day period, the Receiving Party shall be considered to have accepted the accuracy of the Proposed Book Value Schedule, and the calculations of the Company Adjusted Book Value Per Share or Sutherland Adjusted Book Value Per Share set forth therein shall be final, conclusive and binding upon the Parties.

(c)          If a Dispute Notice shall be timely delivered by the Receiving Party pursuant to Section 3.2(b) above, then the Calculating Party and the Receiving Party shall forthwith jointly request that Ernst & Young (“E&Y”) and, if requested by the Receiving Party, solely with respect to any internal financial model used by the Calculating Party as part of the calculation of the Proposed Book Value Schedule, JPMorgan Chase & Co. (“JPM” and together with E&Y, a “Neutral”), make a binding determination only as to the items set forth in the Dispute Notice in accordance with the terms of this Agreement. Each Neutral will, under the terms of its engagement, be required to render its written decision with respect to such disputed items and amounts within four (4) Business Days from the date of referral. Each Neutral shall consider only those items or amounts in the Proposed Book Value Schedule as to which the Receiving Party and the Calculating Party are in disagreement. Each Neutral shall deliver to the Receiving Party and the Calculating Party a written report setting forth its adjustments, if any, to the Proposed Book Value Schedule based on such Neutral’s determination with respect to the disputed items and amounts in accordance with this Agreement and the Calculation Principles and such report shall include the calculations supporting such adjustments; provided, that for each item as to which the Calculating Party or the Receiving Party are in disagreement, such Neutral shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or proposed by the Calculating Party or the Receiving Party with respect to such item, as the case may be. Such report shall be final, conclusive and binding on the Parties, and neither any Party nor any of its Affiliates or Representatives will seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of each Neutral. The fees and expenses of each Neutral shall be shared equally by the Parties.

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(d)          Subject to Section 7.4, as soon as practicable (but not more than two (2) Business Days) following the final determination of the Company Adjusted Book Value Per Share, the Sutherland Adjusted Book Value Per Share and the Exchange Ratio, Company and Sutherland shall make a joint public statement to disclose the Exchange Ratio (the “Exchange Ratio Announcement”).

Section 3.3           Exchange Procedures; Exchange Agent; Distributions with Respect to Unexchanged Shares.

(a)          As soon as practicable prior to the Sutherland Merger Effective Time, Sutherland will designate a bank or trust company reasonably acceptable to Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration, as provided in Section 3.1(a)(iii) and Section 3.1(b)(ii). Prior to the Sutherland Merger Effective Time, Company will enter into an exchange agent agreement with the Exchange Agent, in a form reasonably acceptable to Sutherland (the “Exchange Agent Agreement”), setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 3.3.

(b)          Prior to the Merger Effective Time, Company shall deposit with the Exchange Agent for the sole benefit of the holders of shares of Sutherland Common Stock, certificates or Book-Entry shares representing shares of Company Common Stock to be issued pursuant to Section 3.1(a)(iii) in exchange for the shares of Sutherland Common Stock. After the Effective Time on the appropriate payment date, if applicable, Company shall provide or shall cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Company Common Stock pursuant to Section 3.3(e). Company shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 3.1(e). Such shares of Company Common Stock, together with any cash in lieu of fractional shares pursuant to Section 3.1(e) and dividends or distributions with respect thereto pursuant to Section 3.3, are referred to herein as the “Exchange Fund”. Company shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of, the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(c)          As soon as reasonably practicable after the Sutherland Merger Effective Time (but in no event later than two (2) Business Days thereafter), Company shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share representing shares of Sutherland Common Stock (A) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by Company and reasonably acceptable to Sutherland (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Shares to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the Sutherland Merger Consideration into which the number of shares of Sutherland Common Stock previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement.

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(d)          Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share representing shares of Sutherland Common Stock to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share representing shares of Sutherland Common Stock shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of Company Common Stock into which the Sutherland Common Stock represented by the surrendered Certificate or Book-Entry Share shall have been converted at the Sutherland Merger Effective Time, (ii) cash in lieu of any fractional share of Company Common Stock in accordance with Section 3.1(e) and (iii) certain dividends and distributions in accordance with Section 3.3(e), if any, after the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 3.3, each Certificate or Book-Entry Share representing shares of Sutherland Common Stock shall be deemed, at any time after the Sutherland Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article 3. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(e)          No dividends or other distributions declared or made after the Sutherland Merger Effective Time with respect to Company Common Stock with a record date after the Sutherland Merger Effective Time shall be paid to any holder entitled by reason of the Sutherland Merger to receive certificates or Book-Entry shares representing Company Common Stock and no cash payment in lieu of a fractional share of Company Common Stock shall be paid to any such holder pursuant to Section 3.1(e) until such holder shall have surrendered its Certificates or Book-Entry Share pursuant to this Section 3.3. Subject to applicable Law, following surrender of any such Certificate or Book-Entry shares, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of Company Common Stock represented by the certificate or Book-Entry shares received by such holder and having a record date on or after the Sutherland Merger Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Company Common Stock and having a record date on or after the Sutherland Merger Effective Time but prior to such surrender and a payment date on or after such surrender.

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(f)          In the event of a transfer of ownership of shares of Sutherland Common Stock that is not registered in the transfer records of Sutherland, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 3.3 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Taxes required by reason of the payment of the Sutherland Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of Company that such Tax either has been paid or is not applicable.

(g)          Any portion of the Exchange Fund that remains undistributed to the holders of Sutherland Common Stock for twelve (12) months after the Sutherland Merger Effective Time shall be delivered to Company upon demand, and any former holders of Sutherland Common Stock prior to the Sutherland Merger who have not theretofore complied with this Article 3 shall thereafter look only to Company for payment of their claims with respect thereto.

(h)          None of the Sutherland Parties, the Company Parties, the Surviving Entity, the Exchange Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of the Sutherland Merger Consideration if the Exchange Fund (or the appropriate portion thereof) has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of Sutherland Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Company free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(i)          As soon as reasonably practicable after the Partnership Merger Effective Time, Company and the Surviving Partnership shall take such action as may be reasonably necessary to provide the former holders of Sutherland OP Units with the Partnership Merger Consideration that is in the form of cash in lieu of fractional shares pursuant to Section 3.1(e), subject to the receipt of customary representations from such holders.

Section 3.4           Withholding Rights. Each and any Sutherland Party, Company Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of Sutherland Common Stock or Sutherland OP Units, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Section 3.5           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Company, the posting by such Person of a bond in such reasonable amount as Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Sutherland Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

Section 3.6           Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 3.7           General Effects of the Mergers.

(a)          At the Sutherland Merger Effective Time, the effect of the Sutherland Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Sutherland Merger Effective Time, all of the property, rights, privileges, powers and franchises of Sutherland and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of Sutherland and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

(b)          At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of Company Operating Partnership and Sutherland Operating Partnership shall vest in the Surviving Partnership, and all debts, liabilities and duties of Company Operating Partnership and Sutherland Operating Partnership shall become the debts, liabilities and duties of the Surviving Partnership.

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Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except (a) as set forth in the disclosure letter prepared by the Company Parties and delivered by the Company Parties to the Sutherland Parties prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the Company Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company Parties made herein) or (b) as disclosed in the Company SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2015 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Documents to a matter covered by a representation or warranty set forth in this Article 4 is reasonably apparent on its face; provided, that the disclosures in the Company SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding Section of the Company Disclosure Letter, and (ii) the representations and warranties made in Section 4.4 (No Conflict; Required Filings and Consents), Section 4.6(a)-(c) (SEC Documents; Financial Statements), Section 4.7(c) (Absence of Certain Changes or Events), Section 4.8 (No Undisclosed Liabilities), Section 4.20 (Brokers) and Section 4.21 (Opinion of Financial Advisor), the Company Parties hereby jointly and severally represent and warrant to the Sutherland Parties that:

Section 4.1           Organization and Qualification; Subsidiaries.

(a)          Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of Company and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)          Each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

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(c)          Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which Company and the Company Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by Company in each Company Subsidiary, including a list of each Company Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”) and each Company Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)          Neither Company nor any Company Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities).

(e)          Company has made available to Sutherland complete and correct copies of the Company Governing Documents. Each of Company and the Company Operating Partnership is in compliance with the terms of its Company Governing Documents in all material respects. True and complete copies of Company’s and the Company Operating Partnership’s minute books, as applicable, have been made available by Company to Sutherland.

(f)          Company has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Company Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 4.2           Authority.

(a)          Each of the Company Parties has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the Company Parties and the consummation by the Company Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the Company Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the Sutherland Merger, to receipt of the Company Stockholder Approval, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT, and to the filing of the Sutherland Certificate of Merger with, and acceptance for record of the Sutherland Certificate of Merger by, the DE SOS, and (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with, and acceptance for record of the Partnership Certificate of Merger by, the DE SOS.

(b)          This Agreement has been duly executed and delivered by the Company Parties, and assuming due authorization, execution and delivery by the Sutherland Parties, constitutes a legally valid and binding obligation of the Company Parties enforceable against the Company Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

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(c)          The Company Board has (i) determined that the terms of this Agreement, the Mergers and the other transactions contemplated by this Agreement are fair to and in the best interests of the holders of Company Common Stock and Company OP Units, (ii) approved, authorized, adopted and declared advisable this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the issuance of Company Common Stock in the Sutherland Merger as contemplated hereby be submitted to a vote of the holders of Company Common Stock and (iv) resolved to recommend that holders of Company Common Stock vote in favor of the issuance of Company Common Stock in the Sutherland Merger as contemplated hereby (such recommendation, the “Company Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d)          Company, as the sole member of Merger Sub, has approved this Agreement and the Merger.

Section 4.3           Approval Required. The affirmative vote of the holders of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present (the “Company Stockholder Approval”) in favor of the issuance of Company Common Stock in the Sutherland Merger as contemplated hereby, is the only vote of holders of securities of Company or the Company Operating Partnership required to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement.

Section 4.4           No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by each of the Company Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Governing Documents or the Merger Sub Governing Documents or (B) any equivalent organizational or governing documents of any other Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained, all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to any Company Party or any other Company Subsidiary or by which any property or asset of any Company Party or any other Company Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.4(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of any Company Party or any other Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of any Company Party or any other Company Subsidiary pursuant to, any Contract or Company Permit to which any Company Party or any other Company Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

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(b)          The execution and delivery of this Agreement by each of the Company Parties do not, and the performance of this Agreement by each of the Company Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Company Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, (iv) the filing of the Sutherland Certificate of Merger with, and the acceptance for record of the Sutherland Certificate of Merger by, the DE SOS pursuant to the DLLCA, (v) the filing of the Partnership Certificate of Merger with, and the acceptance for record of the Partnership Certificate of Merger by, the DE SOS pursuant to the DRULPA, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vii) the consents, authorizations, orders or approvals of each Governmental Authority or Agency listed in Section 8.1(a) of the Company Disclosure Letter and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.5           Capital Structure.

(a)          The authorized capital stock of Company consists of 500,000,000 shares of Company Common Stock, and 50,000,000 shares of preferred stock, $0.0001 par value per share (“Company Preferred Stock”). At the close of business on March 31, 2016, (i) 7,970,886 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock were reserved for issuance pursuant to outstanding awards granted pursuant to the Equity Incentive Plan, (iv) 533,868 shares of Company Common Stock were available for grant under the Equity Incentive Plan, (v) 1,779,560 shares of Company Common Stock were reserved for issuance upon exchange of the Exchangeable Notes, and (vi) 926,914 shares of Company Common Stock were reserved for issuance upon redemption of Company OP Units. All of the outstanding shares of capital stock of Company are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws, and all shares of Company Common Stock to be issued in connection with the Sutherland Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities Laws. Except as set forth in this Section 4.5, there is no other outstanding capital stock of Company.

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(b)          At the close of business on March 31, 2016, 8,897,800 Company OP Units were issued and outstanding, of which 926,914 Company OP Units were held by limited partners other than Company. Section 4.5(b) of the Company Disclosure Letter sets forth a list of all of the partners of Company Operating Partnership as of the date hereof, together with the number of Company OP Units held by each such partner. All the Company OP Units held by Company are directly owned by Company or a Wholly Owned Company Subsidiary, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the Company OP Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws, and all Company OP Units to be issued in connection with the Partnership Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities Laws.

(c)          All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all Liens other than Permitted Liens and free of preemptive rights.

(d)          Except for the Exchangeable Notes, there are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Company Voting Debt”) of Company or any Company Subsidiary issued and outstanding. Except for the Exchangeable Notes, the Company OP Units and awards granted pursuant to the Equity Incentive Plan as set forth in Section 4.5(a) of the Company Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating Company or any of the Company Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, Company Voting Debt or other equity interests.

(e)          Neither Company nor any Company Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of Company or any of the Company Subsidiaries. Neither Company nor any Company Subsidiary has granted any registration rights on any of its capital stock. No Company Common Stock is owned by any Company Subsidiary.

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(f)          Company does not have a “poison pill” or similar stockholder rights plan.

(g)          All dividends or other distributions on the shares of Company Common Stock or Company OP Units and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.6           SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a)          Company has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, statements, schedules and reports required to be filed by Company under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since February 13, 2013 (the forms, documents, statements and reports filed with the SEC since February 13, 2013 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “Company SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the Company SEC Documents (i) complied, or with respect to Company SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to Company SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents is, to the Knowledge of Company, the subject of ongoing SEC review and Company does not have any outstanding and unresolved comments from the SEC with respect to any Company SEC Documents. None of the Company SEC Documents is the subject of any confidential treatment request by Company.

(b)          Company has made available to Sutherland complete and correct copies of all written correspondence between the SEC, on one hand, and Company, on the other hand, since February 13, 2013. At all applicable times, Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time (the “Sarbanes-Oxley Act”).

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(c)          The consolidated audited and unaudited financial statements of Company and the Company Subsidiaries included, or incorporated by reference, in the Company SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later Company SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Company and Company Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to Company) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of Company and the Company Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Company and the Company Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Company, threatened, in each case regarding any accounting practices of Company.

(d)          Since February 13, 2013, (A) Company has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) to the Knowledge of Company, such disclosure controls and procedures are effective in timely alerting Company’s management to material information required to be included in Company’s periodic reports required under the Exchange Act (if Company were required to file such reports). Company and Company Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Company has disclosed to Company’s auditors and audit committee (and made summaries of such disclosures available to Sutherland) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of Company, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

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(e)          The Company Parties are not, and none of the other Company Subsidiaries are, a party to, and none of the Company Parties or any of the other Company Subsidiaries have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among any Company Parties and any other Company Subsidiary, on the one hand, and any unconsolidated Affiliate of a Company Party or any other Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Company Party, any other Company Subsidiary or such Company Party’s or Company Subsidiary’s audited financial statements or other Company SEC Documents.

(f)          None of the Company Parties or any other Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

(g)          Neither Company nor any Company Subsidiary nor, to the Knowledge of Company, any director, officer or Representative of Company or any Company Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither Company nor any Company Subsidiary has received any written communication that alleges that Company or any Company Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.7           Absence of Certain Changes or Events. Since December 31, 2015 through the date of this Agreement, (a) each Company Party and each other Company Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) no Company Party or Company Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of the Business of Company) if taken from and after the date of this Agreement and (c) there has not been any Company Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Company Material Adverse Effect.

Section 4.8           No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of Company dated as of December 31, 2015 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015, neither Company nor any Company Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

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Section 4.9           Permits; Compliance with Law.

(a)          Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.11, Section 4.15 and Section 4.16, which are addressed solely in those Sections, each of the Company Parties and each other Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No event has occurred with respect to any of the Company Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Company Permits. To the Knowledge of Company, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of Company or the Company Subsidiaries that impairs the validity of any Company Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any Company Permit.

(b)          No Company Party or any other Company Subsidiary is, and for the past three (3) years no Company Party or any other Company Subsidiary has been, in conflict with, or in default or violation of (i) any Law applicable to the Company Parties or any other Company Subsidiary or by which any property or asset of the Company Parties or any other Company Subsidiary is bound (except for compliance with Laws addressed in Section 4.11, Section 4.12, Section 4.13, Section 4.15 or Section 4.16 which are solely addressed in those Sections), or (ii) any Company Permits (except for the Company Permits addressed in Section 4.11, Section 4.15 or Section 4.16 which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.10         Litigation. Other than as disclosed in Section 4.10 of the Company Disclosure Letter, (a) there is no material action, suit, proceeding or investigation to which Company or any Company Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of Company, threatened before any Governmental Authority, and, to the Knowledge of Company, there is no basis for any such action, suit, proceeding or investigation; (b) none of Company and the Company Subsidiaries has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of Company or the Company Subsidiaries; (c) no Order of any Governmental Authority has been issued in any proceeding to which Company or any of the Company Subsidiaries is or was a party, or, to the Knowledge of Company, in any other proceeding, that enjoins or requires Company or any of the Company Subsidiaries to take action of any kind with respect to its businesses, assets or properties; and (d) since January 1, 2016, none of Company, any Company Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which Company or any Company Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $500,000 individually.

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Section 4.11         Mortgage Business.

(a)          Company has not conducted directly, and no Company Subsidiary other than the Mortgage Company Subsidiary and the Mortgage Company Investors has conducted, the Company's business of origination, acquisition, financing, sale, servicing and management of Mortgage Loans in any material respect. The Mortgage Company Subsidiary has complied in all material respects with, and all documentation prepared or used by such Mortgage Company Subsidiary in connection with the origination, processing, underwriting and credit approval of any Mortgage Loan originated or purchased by such Mortgage Company Subsidiary, and has satisfied, in all material respects, (i) all applicable Laws and Applicable Requirements with respect to the origination, insuring, purchase, sale, or pooling of such Mortgage Loans and (ii) the requirements of each Loan Sale Agreement. The Mortgage Company Subsidiary has complied in all material respects with (i) all applicable Laws and Applicable Requirements with respect to the Servicing of such Mortgage Loans and (ii) the requirements of each Servicing Agreement with respect to any Mortgage Loan.

(b)          No Agency or other Investor has (i) claimed in writing that the Mortgage Company Subsidiary has violated or has not complied in any material respect with the applicable underwriting standards with respect to Mortgage Loans sold by the Mortgage Company Subsidiary to such Agency or other Investor, (ii) imposed in writing material restrictions on the activities (including commitment authority) of the Mortgage Company Subsidiary as a seller or servicer for such Agency or Investor, or (iii) indicated in writing to the Mortgage Company Subsidiary that it has terminated or intends to terminate its seller and/or servicer relationship (including any Loan Sale Agreement or Servicing Agreement) with the Mortgage Company Subsidiary for failure to comply with applicable Laws or the applicable Loan Sale Agreement, Servicing Agreement rules, regulations, guidelines, handbooks and other requirements of such Agency or other Investor.

(c)          Section 4.11(c) of the Company Disclosure Letter sets forth a complete, true and correct list of all Mortgage Loans held by Company or any Company Subsidiary as of February 29, 2016, and listing each Mortgage Loan that is a non-performing loan or in foreclosure, including with a Mortgagor subject to bankruptcy. To the Knowledge of Company, the information relating to each Mortgage Loan set forth in Section 4.11(c) of the Company Disclosure Letter is true and correct in all material respects.

(d)          Section 4.11(d) of the Company Disclosure Letter sets forth a complete, true and correct list of Serviced Loans as of February 29, 2016 and the related Servicing Agreement. All of the Servicing Agreements under which the Mortgage Company Subsidiary Services any Mortgage Loans are in full force and effect, and are unencumbered by Liens other than Permitted Liens, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of Company, no event of default (or other similar termination event) or event that, with notice or lapse of time or both, is reasonably likely to become an event of default (or other similar termination event), exists under any of the Servicing Agreements under which the Mortgage Company Subsidiary Services any Mortgage Loans, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

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(e)          The Serviced Loans have been and are so Serviced in accordance with Accepted Servicing Practices or other standards set forth in the related Servicing Agreement, and with the other requirements of the applicable Servicing Agreement, except for immaterial failures to comply with such requirements.

(f)          Section 4.11(f) of the Company Disclosure Letter sets forth each approval from any Agency for the sale, origination, lending or Servicing of Mortgage Loans, participation interests in Mortgage Loans and related assets held by the Mortgage Company Subsidiary. The Mortgage Company Subsidiary is in good standing and is in compliance in all material respects with all applicable eligibility requirements for each approval set forth on Section 4.11(f) of the Company Disclosure Letter.

(g)          No Mortgage Company Subsidiary has been threatened with any revocation, suspension or material limitation of any approval as a GNMA issuer, Fannie Mae Seller-Servicer, Freddie Mac Seller-Servicer, FHA Non-Supervised Lender, USDA approved lender, VA approved lender or SBA approved lender, as applicable.

(h)          Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of Company, no audit or investigation by a Governmental Authority or Investor is pending or threatened against any Mortgage Company Subsidiary or Mortgage Company Investor that is reasonably likely to result in:

(i)          a claim of a failure to comply with applicable Laws,

(ii)         rescission of any insurance or guaranty contract or other Contract of such Mortgage Company Subsidiary or Mortgage Company Investor,

(iii)        payment by such Mortgage Company Subsidiary or Mortgage Company Investor of a penalty to any Governmental Authority or Investor, or

(iv)        revocation, suspension or material limitation of any Company Permit.

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(i)          There is no pending or, to the Knowledge of Company, threatened, cancellation or reduction of any Loan Sale Agreement to which any Mortgage Company Subsidiary or Mortgage Company Investor is a party and the obligations of each Mortgage Company Subsidiary or Mortgage Company Investor, as applicable, under each Loan Sale Agreement and Servicing Agreement are being performed by each Mortgage Company Subsidiary or Mortgage Company Investor, as applicable, and, to the Knowledge of Company, the other parties to each Loan Sale Agreement and Servicing Agreement, in each case, in accordance with its terms in all material respects. There is no material breach by any Mortgage Company Subsidiary or Mortgage Company Investor under any Loan Sale Agreement. Except for claims that have been fully resolved and released, no third party has, to its Knowledge, (i) alleged a breach of any representation, warranty or covenant made by Company or any Mortgage Company Subsidiary or Mortgage Company Investor with respect to any Mortgage Loan for which a repurchase of, or any indemnity obligation relating to, such Mortgage Loan could be required or (ii) exercised or, to the Knowledge of Company, is threatening to exercise its contractual right against any Mortgage Company Subsidiary or Mortgage Company Investor arising out of a breach of any Loan Sale Agreement or Servicing Agreement, including to require any such Mortgage Company Subsidiary or Mortgage Company Investor to repurchase any Company Loan or Agency Serviced Loan from such third party, indemnify such third party or other Persons or make a make-whole or other similar payment to such third party or other Persons. All repurchase, indemnification and make-whole (or other similar payments) claims asserted under any Loan Sale Agreement or Servicing Agreement against Company or any Mortgage Company Subsidiary or Mortgage Company Investor due to a breach of any representation, warranty or covenant since January 1, 2013 are set forth on Section 4.11(i) of the Company Disclosure Letter.

(j)          With respect to Mortgage Loans that were originated by the Mortgage Company Subsidiary, each Company Loan and Agency Serviced Loan was underwritten and originated, and the Mortgage Loan Documents maintained by the Mortgage Company Subsidiary with respect thereto are being maintained in all material respects by the Mortgage Company Subsidiary in compliance with all applicable Laws and, if applicable, the requirements of the Person acquiring such Company Loan or Agency Serviced Loan (including any Investor), the applicable Agency, or the insurer or guaranty (if any) insuring or guaranteeing such Company Loan or Agency Serviced Loan in effect and applicable at the time such insurance or guaranty was obtained, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(k)          Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) as of the time it was made or purchased by a Mortgage Company Subsidiary or Mortgage Company Investor, each Company Loan and Agency Serviced Loan was evidenced by a Mortgage Note and was duly secured by a valid, subsisting, enforceable and perfected first Lien or subordinated Lien on the related Mortgaged Property, in each case, on such forms and with such terms as complied in all material respects with all Applicable Requirements, (ii) each Mortgage related to a Company Loan or Agency Serviced Loan created an ownership interest in an estate in fee simple in the Mortgaged Property, (iii) each Mortgage Note related to a Company Loan or Agency Serviced Loan and the related Mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights whether considered in a proceeding at law or at equity, and (iv) no Company Loan or Agency Serviced Loan is subject to any rights of rescission, reformation, set-off, counterclaim or defense of usury, and no such right of rescission, reformation, set-off, counterclaim, or defense has been asserted with respect thereto, nor will the operation of any of the terms of the applicable Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either such Mortgage Note or such Mortgage unenforceable by the lender, in whole or in part, or subject to any right of rescission, reformation, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, reformation, set-off, counterclaim, or defense has been asserted with respect thereto.

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(l)          All buildings or other customary insured improvements upon each Mortgaged Property related to a Company Loan or Agency Serviced Loan are insured by a qualified insurer acceptable under any Guide or such other applicable Program Lender guidelines against loss by fire, flood hazards of extended coverage and such other hazards as are provided for in a Guide or such other applicable Program Lender guidelines, pursuant to insurance policies conforming to Applicable Requirements, and no payments of mortgage insurance premiums are past due thereunder.

(m)          With respect to Company Loans originated by the Mortgage Company Subsidiary and Agency Serviced Loans, the Mortgage Company Subsidiary has complied in all material respects with the requirements of any applicable Law, including usury, truth in lending, real estate settlement procedures, consumer credit protection (including uniform consumer credit code laws), predatory and abusive lending laws, equal credit opportunity, ability-to-repay/qualified mortgage rules promulgated under Regulation Z, fair housing and disclosure laws or unfair and deceptive practices laws, unfair collection practices, CFPB servicing protocols, and fair credit reporting, applicable to the origination and servicing thereof. Each Company Loan originated by the Mortgage Company Subsidiary and Agency Serviced Loan was underwritten, originated and Serviced in compliance in all material respects with applicable Law, and was not (i) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, as amended, or (ii)  a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable Law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

(n)          Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) each Mortgage related to a Company Loan was properly recorded and was a valid, perfecting and enforceable either first Lien and first priority security interest or subordinated Lien and subordinated priority security interest with respect to each Company Loan on the Mortgaged Property, including all improvements on the Mortgaged Property, (ii) any Mortgage Loan Document related to and delivered in connection with the Company Loans established and created a valid, existing and enforceable (A) first Lien and first priority security interest with respect to each first Lien Company Loan, or (B) subordinated Lien and subordinated priority security interest with respect to each subordinated Lien Company Loan, in either case, on the property described therein, and (iii) each Mortgage Note related to a Company Loan is not and has not been secured by any collateral pledged account or other security other than the Lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in this paragraph.

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(o)          (i) Each Mortgage Note and each Mortgage related to a Company Loan originated by the Mortgage Company Subsidiary have been duly and properly executed by the parties thereto, and (ii) the borrower under each Mortgage related to a Company Loan originated by the Mortgage Company Subsidiary has received all material disclosure materials required by applicable Law as of the origination date of such Mortgage with respect to the making of fixed or adjustable rate mortgage loans, as applicable, in each case, except for immaterial failures to comply with such requirements.

(p)          With respect to Company Loans originated by the Mortgage Company Subsidiary and Agency Serviced Loans, the relevant files are complete and accurate, in all material respects, and are being maintained in all material respects in accordance with all Applicable Requirements.

(q)          No fraud, with respect to a Company Loan or an Agency Serviced Loan, has taken place (i) on the part of the Mortgage Company Subsidiary or any of its respective employees or, to the Knowledge of Company, on the part of Mortgagor, or any other Person, including any servicer, any appraiser, escrow agent, broker or correspondent, closing or settlement agent, closing attorney, title company or any other party involved in the origination or servicing of the Company Loan or in the determination of the value of the Mortgaged Property or the sale of the Mortgaged Property, or (ii) that would impair in any way the rights of Sutherland, Company or the Mortgage Company Subsidiary in the Company Loan or Mortgaged Property or that violated applicable Law.

(r)          Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Mortgage Company Subsidiary or Mortgage Company Investor, with respect to each Mortgage Loan owned by such Mortgage Company Subsidiary or Mortgage Company Investor as of the origination date, or MERS as nominee for such Mortgage Company Subsidiary or Mortgage Company Investor, with respect to each Mortgage Loan owned by any Mortgage Company Subsidiary or Mortgage Company Investor as of the purchase date, is the sole owner of record and holder of each Mortgage Loan and the related Mortgage Note and the Mortgage are not assigned or pledged to any other Person, and each such Mortgage Company Subsidiary or Mortgage Company Investor, as applicable, has good, indefeasible and marketable title thereto and has full right and authority perform the transactions contemplated by this Agreement.

(s)          Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Mortgage and related Mortgage Note owned by any Mortgage Company Subsidiary or Mortgage Company Investor contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby (such as for the enforcement of the Lien against the Mortgaged Property), including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure thereon, or trustee’s sale of, the Mortgaged Property pursuant to proper procedures, the holder of the Mortgage Loan will be able to deliver good and marketable title to the Mortgaged Property.

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(t)          Except for claims that have been fully resolved and released, no Mortgage Company Subsidiary or Mortgage Company Investor has asserted any material contractual right against, nor, to the Knowledge of Company, do facts or circumstances exist that would constitute a material breach by any Person (other than such Mortgage Company Subsidiary or Mortgage Company Investor) under any Loan Purchase Agreement. All repurchase, indemnification and make-whole (or other similar payments) claims asserted under any Loan Purchase Agreement by Company or any Mortgage Company Subsidiary or Mortgage Company Investor since January 1, 2013 are set forth on Section 4.11(t) of the Company Disclosure Letter.

Section 4.12         Taxes.

(a)          Each Company Party and each other Company Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each Company Party and each other Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by Company and each Company Subsidiary with respect to the taxable years ending on or after Company’s formation have been made available to Sutherland.

(b)          Company (i) for all taxable years commencing with Company’s year ending December 31, 2011 and through December 31, 2015, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a ”REIT”) and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2016 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Sutherland Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of Company. No Company Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Company’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) Company’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) Company’s net capital gain for such year.

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(c)          (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Company, threatened with regard to any material Taxes or Tax Returns of any Company Party or any other Company Subsidiary; (ii) no material deficiency for Taxes of any Company Party or any other Company Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Company, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) no Company Party has, nor has any other Company Subsidiary, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) no Company Party is, nor is any other Company Subsidiary, currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) no Company Party has, nor has any of the other Company Subsidiaries, entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)          Each Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for federal income tax purposes.

(e)          None of the Company Parties or any of the other Company Subsidiaries hold any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f)          Since its inception, the Company Parties and the other Company Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) the Company Parties have not, and none of the other Company Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of Company no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon any Company Party or any other Company Subsidiary.

(g)          The Company Parties and the other Company Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

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(h)          There are no Company Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Company threatened to raise, a material claim against any Company Party or any other Company Subsidiary for any breach of any Company Tax Protection Agreements. As used in herein, “Company Tax Protection Agreements” means any written agreement to which any Company Party or any other Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a Company Subsidiary Partnership, any Company Party or any other Company Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.

(i)          There are no Tax Liens upon any property or assets of any Company Party or any other Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)          There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving any Company Party or any other Company Subsidiary, and after the Closing Date no Company Party shall, nor shall any other Company Subsidiary, be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)          No Company Party has, nor has any other Company Subsidiary, requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and no Company Party or any other Company Subsidiary is subject to written ruling of a Governmental Authority.

(l)          No Company Party or any other Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m)          No Company Party or any other Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)          No Company Party or any other Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

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(o)          No written power of attorney that has been granted by any Company Party or any other Company Subsidiary (other than to Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p)          Neither Company nor any Company Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Company, is there any other fact or circumstance that could reasonably be expected to prevent, the Sutherland Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.13         Benefit Plans.

(a)          Section 4.13(a) of the Company Disclosure Letter contains a list of each material (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, (ii) severance, change in control and employment plan, or other Contracts, and (iii) vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy sponsored by Company or any Company Subsidiary in which employees of Company or any Company Subsidiary participate (collectively, the “Company Benefit Plans”), provided that for the avoidance of doubt, the Company Benefit Plans shall not include any plan, program or policy sponsored by ZAIS Group Holdings, Inc. Company has made available to Sutherland a true and complete copy of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, a description thereof), (ii) the three most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the IRS with respect to each Company Benefit Plan (if any such report was required by Law), (iii) the most recent summary plan description (or similar document) for each Company Benefit Plan for which such a summary plan description is required by Law or was otherwise provided to plan participants or beneficiaries and (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Company Benefit Plan. To the Knowledge of Company, each such Form 5500 and each such summary plan description (or similar document) was as of its date and is true, complete and correct in all material respects.

(b)          The Company Benefit Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable Laws, and have been administered, in all material respects, in accordance with their terms and such laws, except as, individually or the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable IRS determination letter or is maintained under a prototype or volume submitter document and entitled to rely on a favorable opinion or advisory letter that it is qualified under Section 401(a) of the Code that has not been revoked.

(c)          Except for ordinary and usual claims for benefits by participants and beneficiaries, there are no pending or, to the Knowledge of Company, threatened proceedings with respect to any Company Benefit Plan that could reasonably be expected to result in material liability to Company or any Company Subsidiary.

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(d)          All Company Benefit Plans subject to Section 409A of the Code have been amended to conform with Section 409A of the Code. No Company Benefit Plan provides for the reimbursement of Taxes under Section 409A of the Code.

(e)          Company does not provide any medical benefits under any Company Benefit Plan after termination of employment other than as required under Section 4980B of the Code or similar law.

(f)          Neither Company nor any Company Subsidiary of a Company Benefit Plan has engaged in a nonexempt “prohibited transaction” (described in Code Section 4975 or Section 406 of ERISA) that would subject Company or any Company Subsidiary to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

(g)          Company has never, and no ERISA Affiliate has ever, maintained or been obligated to contribute to (i) a Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a Company Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(h)          Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result, separately or in the aggregate, in the payment, acceleration or enhancement of any compensation or benefits, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(i)          Neither Company nor any Company Subsidiary is a party to any labor or collective bargaining contract that pertains to employees of Company or any Company Subsidiary and, to the Knowledge of Company, there have been no union organizing activities with respect to employees of Company or any Company Subsidiary since January 1, 2014. There are no pending or, to the Knowledge of Company, threatened actions, suits, proceedings or investigations concerning labor matters with respect to Company or any Company Subsidiary, except for such actions, suits, proceedings or investigations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Company and each Company Subsidiary is in compliance with all applicable Laws relating to labor, employment, employment practices, wages, hours, the Worker Adjustment Retraining and Notification Act and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for such events or circumstances that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.14         Intellectual Property. None of the Company Parties or any other Company Subsidiary: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by the Company Parties or any other Company Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) no Intellectual Property used by the Company Parties or any other Company Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of the Company Parties or any other Company Subsidiary, and (iii) the Company Parties and the other Company Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Company Parties and the other Company Subsidiaries as it is currently conducted. Since January 1, 2014, none of Company or its Company Subsidiaries has received any written or, to the Knowledge of Company, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

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Section 4.15         Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) no notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of Company, is threatened relating to any of the Company Parties, any of the Company Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) the Company Parties and the other Company Subsidiaries are and, for the past three (3) years, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) each of the Company Parties and each other Company Subsidiary is in possession of all Environmental Permits necessary for Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (iv) there are no liabilities or obligations of the Company Parties or any of the other Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.16         Properties.

(a)          None of the Company Parties or any other Company Subsidiaries own any real property, other than real property acquired as the result of foreclosures on Company Loans in the ordinary course of business.

(b)          Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company Parties and the other Company Subsidiaries have (i) valid and enforceable leasehold interests in all real property in which the Company Parties or such other Company Subsidiaries hold an interest pursuant to a lease, sublease, license or other similar written agreement (the “Company Leased Real Property”, and such leases, subleases, licenses or other similar written agreements, the “Company Real Property Leases”), and (ii) good title, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as now being conducted, in each of clauses (i) – (ii), free and clear of Liens other than Permitted Liens. Section 4.16 of the Company Disclosure Letter sets forth a true, complete and correct list of all Company Leased Real Property.

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(c)          Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Real Property Lease is valid and in full force and effect and (ii) none of the Company Parties or any of the other Company Subsidiaries, nor to the Knowledge of Company any other party to a Company Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Real Property Lease, and none of the Company Parties or any of the other Company Subsidiaries has received notice that it has breached, violated or defaulted under any Company Real Property Lease.

Section 4.17         Material Contracts.

(a)          Section 4.17(a) of the Company Disclosure Letter sets forth a list of each Contract (other than a Company Benefit Plan) in effect as of the date hereof to which Company or any Company Subsidiary is a party or by which any of its properties or assets are bound that:

(i)          is required to be filed as an exhibit to Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii)         obligates the Company Parties or any other Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to the Company Parties or any other Company Subsidiary;

(iii)        contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company Parties or any other Company Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by the Company Parties or any other Company Subsidiary or the geographic area in which the Company Parties or any other Company Subsidiary may conduct business;

(iv)        is a Contract that obligates the Company Parties or any other Company Subsidiary to indemnify any past or present directors, officers, or employees of the Company Parties or any other Company Subsidiary pursuant to which the Company Parties or any other Company Subsidiary is the indemnitor;

(v)         constitutes (A) an Indebtedness obligation of the Company Parties or any other Company Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including Company or a Company Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of Company or Company Subsidiary or (2) Company or a Company Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including Company or another Company Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

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(vi)        requires the Company Parties or any other Company Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vii)       constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(viii)      constitutes a loan to any Person (other than a Wholly Owned Company Subsidiary or the Company Operating Partnership) by Company or any Company Subsidiary in an amount in excess of $500,000, other than the acquisition or origination of Mortgage Loans in the ordinary course of business by a Mortgage Company Subsidiary;

(ix)         sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the Company Parties or any other Company Subsidiary with a third party;

(x)          prohibits the pledging of the capital stock of Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary;

(xi)         is with a Governmental Authority;

(xii)        has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;

(xiii)       is an employment Contract or consulting Contract;

(xiv)      is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xv)       constitutes an obligation of Conduit with respect to any employees or any other Person that is not Company or a Company Subsidiary; or

(xvi)      is both (A) not made in the ordinary course of business consistent with past practice and (B) material to Company and the Company Subsidiaries, taken as a whole.

Each Contract in any of the categories set forth in Section 4.17(a) to which the Company Parties or any other Company Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Company Material Contract.”

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(b)          Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on the Company Parties and each other Company Subsidiary that is a party thereto and, to the Knowledge of Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company Parties and each other Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the Knowledge of Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company Parties or any other Company Subsidiary, nor, to the Knowledge of Company, any other party thereto, is in breach or violation of, or default under, any Company Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Company Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company Parties or any other Company Subsidiary has received notice of any violation or default under any Company Material Contract, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2014 and as of the date hereof, neither Company nor any Company Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Company Material Contract.

Section 4.18         Insurance. Company has made available to Sutherland copies of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for Company and the Company Subsidiaries (the “Company Insurance Policies”). Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, all premiums due and payable under all Company Insurance Policies have been paid, and the Company Parties and the other Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Company Insurance Policies. No written notice of cancellation or termination has been received by the Company Parties or any other Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.19         Related Party Transactions. Except as (i) set forth in Section 4.19 of the Company Disclosure Letter, (ii) described in the publicly available Company SEC Documents filed with or furnished to the SEC on or after January 1, 2015 and prior to the date hereof (the “Company Related Party Agreements”) or (iii) relate to the GMFS Sale, no agreements, arrangements or understandings between any of the Company Parties or any other Company Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among Company and Company Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

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Section 4.20         Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.20 of the Company Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 4.20 of the Company Disclosure Letter, pursuant to the terms of the engagement letter between Company and such Person, true, correct and complete copies of which have been provided to Sutherland prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company Parties or any other Company Subsidiary.

Section 4.21         Opinion of Financial Advisor. The Company Board has received the oral opinion of Houlihan Lokey Capital, Inc. (to be confirmed in writing as of the date of this Agreement), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Exchange Ratio is fair, from a financial point of view, to Company. Company will deliver to Sutherland a complete and correct copy of such opinion promptly after receipt thereof by the Company Board solely for informational purposes.

Section 4.22         Takeover Statutes. None of Company, Merger Sub or any Company Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of Sutherland as defined in Section 3-601 of the MGCL. The Company Board has taken all action necessary to render inapplicable to the Sutherland Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Sutherland Merger. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of Company Common Stock with respect to the Sutherland Merger and the other transactions contemplated by this Agreement.

Section 4.23         Mortgage Backed Securities. To the Knowledge of Company, the information relating to each mortgage backed security set forth in Section 4.23 of the Company Disclosure Letter is true and correct in all material respects.

Section 4.24         Ownership of Merger Sub; No Prior Activities.

(a)          Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by Company.

(b)          Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Sutherland Merger Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

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Section 4.25         Advisor. Section 4.25 of the Company Disclosure Letter lists each agreement, arrangement or understanding between or among Company or any Company Subsidiary, on the one hand, and Advisor and any of its Affiliates (other than Company or any Company Subsidiary), on the one hand (each, a “Company Advisor Related Agreement”). Prior to the date hereof, Company has made available to Sutherland with a true, correct and complete copy of each Company Advisor Related Agreement.

Section 4.26         Information Supplied. None of the information relating to the Company Parties or any other Company Subsidiary contained or incorporated by reference in the Proxy Statements or the Form S-4 or that is provided by any of the Company Parties or any other Company Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statements, at the time of the mailing thereof, at the time of the Company Stockholders Meeting, at the time the Form S-4 is declared effective or at the Sutherland Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by Company with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to Company Parties, their officers, directors and partners and the Company Subsidiaries (or other information supplied by or on behalf of Company or any Company Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by the Sutherland Parties.

Section 4.27         No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 4, none of the Company Parties or any other Person has made any representation or warranty, expressed or implied, with respect to the Company Parties or any other Company Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company Parties or any other Company Subsidiary. In particular, without limiting the foregoing disclaimer, none of the Company Parties or any other Person makes or has made any representation or warranty to any Sutherland Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the Company Parties in this Article 4, any oral or written information presented to the Sutherland Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the Company Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Company Parties acknowledge and agree that none of the Sutherland Parties or any other Person has made or is making any representations or warranties relating to the Sutherland Parties whatsoever, express or implied, beyond those expressly given by any Sutherland Party in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding any Sutherland Party furnished or made available to Company or any of their respective Representatives.

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Article 5

REPRESENTATIONS AND WARRANTIES OF THE SUTHERLAND PARTIES

Except as set forth in (a) the disclosure letter prepared by the Sutherland Parties and delivered by the Sutherland Parties to the Company Parties prior to the execution and delivery of this Agreement (the “Sutherland Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Sutherland Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the Sutherland Disclosure Letter corresponding to such Fundamental Representation; provided further, that nothing in the Sutherland Disclosure Letter is intended to broaden the scope of any representation or warranty of the Sutherland Parties made herein) or (b) as disclosed in the Sutherland SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2014 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such Sutherland SEC Documents to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face; provided, that the disclosures in the Sutherland SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding Section of the Sutherland Disclosure Letter, and (ii) the representations and warranties made in Section 5.4 (No Conflict; Required Filings and Consents), Section 5.6(a)-(b) (SEC Documents; Financial Statements), Section 5.7(c) (Absence of Certain Changes or Events), Section 5.8 (No Undisclosed Liabilities), Section 5.20 (Brokers) and Section 5.21 (Opinion of Financial Advisor), the Sutherland Parties hereby jointly and severally represent and warrant to the Company Parties that:

Section 5.1           Organization and Qualification; Subsidiaries.

(a)          Sutherland is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Sutherland is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect.

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(b)          Each Sutherland Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Sutherland Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect.

(c)          Section 5.1(c) of the Sutherland Disclosure Letter sets forth a true and complete list of the Sutherland Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which Sutherland and the Sutherland Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by Sutherland in each Sutherland Subsidiary, including a list of each Sutherland Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each Sutherland Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)          Neither Sutherland nor any Sutherland Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the Sutherland Subsidiaries and investments in short-term investment securities).

(e)          Sutherland has made available to Company complete and correct copies of the Sutherland Governing Documents. Each of Sutherland and the Sutherland Operating Partnership is in compliance with the terms of its Sutherland Governing Documents in all material respects. True and complete copies of Sutherland’s and the Sutherland Operating Partnership’s minute books, as applicable, have been made available by Sutherland to Company.

(f)          Sutherland has not exempted any “Person” from the “Aggregate Stock Ownership Limit,” the “Common Stock Ownership Limit” or the “Preferred Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Sutherland Charter, which exemption or Excepted Holder Limit is currently in effect.

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Section 5.2           Authority.

(a)          Each of the Sutherland Parties has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Sutherland Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the Sutherland Parties and the consummation by the Sutherland Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the Sutherland Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the Sutherland Merger, to receipt of the Sutherland Stockholder Approval, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT, and to the filing of the Sutherland Certificate of Merger with, and acceptance for record of the Sutherland Certificate of Merger by, the DE SOS, and (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with, and acceptance for record of the Partnership Certificate of Merger by, the DE SOS.

(b)          This Agreement has been duly executed and delivered by the Sutherland Parties, and assuming due authorization, execution and delivery by the Company Parties, constitutes a legally valid and binding obligation of the Sutherland Parties enforceable against the Sutherland Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)          The Sutherland Board has (i) determined that the terms of this Agreement, the Mergers, the Merger Consideration and the other transactions contemplated by this Agreement are fair to and in the best interests of the holders of Sutherland Common Stock and Sutherland OP Units, (ii) approved, authorized, adopted and declared advisable this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) directed that this Agreement be submitted to a vote of the holders of Sutherland Common Stock and (iv) resolved to recommend that holders of Sutherland Common Stock vote in favor of approval of the Sutherland Merger and this Agreement (such recommendations, the “Sutherland Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

Section 5.3           Approval Required. The Sutherland Stockholder Approval is the only vote of the holders of securities of Sutherland or the Sutherland Operating Partnership required to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement.

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Section 5.4           No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by each of the Sutherland Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Sutherland Stockholder Approval, conflict with or violate any provision of (A) the Sutherland Governing Documents or (B) any equivalent organizational or governing documents of any other Sutherland Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.4(b) have been obtained, all filings and notifications described in Section 5.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to any Sutherland Party or any other Sutherland Subsidiary or by which any property or asset of any Sutherland Party or any other Sutherland Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.4(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of any Sutherland Party or any other Sutherland Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of any Sutherland Party or any other Sutherland Subsidiary pursuant to, any Contract or Sutherland Permit to which any Sutherland Party or any other Sutherland Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect.

(b)          The execution and delivery of this Agreement by each of the Sutherland Parties do not, and the performance of this Agreement by each of the Sutherland Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Company Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, (iv) the filing of the Sutherland Certificate of Merger with, and the acceptance for record of the Sutherland Certificate of Merger by, the DE SOS pursuant to the DLLCA, (v) the filing of the Partnership Certificate of Merger with, and the acceptance for record of the Partnership Certificate of Merger by, the DE SOS pursuant to the DRULPA, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vii) the consents, authorizations, orders or approvals of each Governmental Authority or Agency listed in Section 8.1(a) of the Sutherland Disclosure Letter and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect.

Section 5.5           Capital Structure.

(a)          The authorized capital stock of Sutherland consists of 450,000,000 shares of Sutherland Common Stock, and 50,000,000 shares of preferred stock, $0.01 par value per share. At the close of business on February 29, 2016, (i) 30,804,029 shares of Sutherland Common Stock were issued and outstanding and (ii) 125 shares of the 12.5% Series A Cumulative Non-Voting Preferred Stock of Sutherland (“Sutherland Preferred Stock”) were issued and outstanding, and (iii) 2,714,361 shares of Sutherland Common Stock were reserved for issuance upon redemption of Sutherland OP Units. All of the outstanding shares of capital stock of Sutherland are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 5.5, there is no other outstanding capital stock of Sutherland.

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(b)          At the close of business on February 29, 2016, (i) 33,518,390 Sutherland OP Units were issued and outstanding, of which 2,714,361 Sutherland OP Units were held by limited partners other than Sutherland and (ii) one (1) Class A Special Unit (the “Sutherland OP Special Unit”) was issued and outstanding and was held by Waterfall. Section 5.5(b) of the Sutherland Disclosure Letter sets forth a list of all of the partners of Sutherland Operating Partnership as of the date hereof, together with the number of Sutherland OP Units held by each such partner. All the Sutherland OP Units held by Sutherland are directly owned by Sutherland, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the Sutherland OP Units and the Sutherland OP Special Unit are duly authorized and validly issued and were issued in compliance with applicable securities Laws.

(c)          All of the outstanding shares of capital stock of each of the Sutherland Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Sutherland Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Sutherland Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Sutherland or the Sutherland Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Sutherland Subsidiaries, free and clear of all Liens other than Permitted Liens and free of preemptive rights.

(d)          There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Sutherland Voting Debt”) of Sutherland or any Sutherland Subsidiary issued and outstanding. Except for the Sutherland OP Units, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Sutherland or any of the Sutherland Subsidiaries is a party or by which any of them is bound obligating Sutherland or any of the Sutherland Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Sutherland or any Sutherland Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, Sutherland Voting Debt or other equity interests.

(e)          Neither Sutherland nor any Sutherland Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of Sutherland or any of the Sutherland Subsidiaries. Neither Sutherland nor any Sutherland Subsidiary has granted any registration rights on any of its capital stock other than as set forth in Section 5.5(e) of the Sutherland Disclosure Letter. No Sutherland Common Stock is owned by any Sutherland Subsidiary.

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(f)          Sutherland does not have a “poison pill” or similar stockholder rights plan.

(g)          All dividends or other distributions on the shares of Sutherland Common Stock or Sutherland OP Units and any material dividends or other distributions on any securities of any Sutherland Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.6           SEC Documents; Financial Statements; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a)          As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the Sutherland SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)          Sutherland has made available to Company the consolidated balance sheet and statements of income, changes in equity and cash flows, together with the notes thereto, of Sutherland and the Sutherland Subsidiaries as of the and for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015, each reported on by Deloitte & Touche LLP, as independent public accountants of Sutherland (collectively, the “Sutherland Financial Statements”). The Sutherland Financial Statements (i) have been prepared from, are in accordance with, and accurately reflect the books and records of Sutherland and Sutherland Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments) and (iii) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of Sutherland and the Sutherland Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Sutherland and the Sutherland Subsidiaries for the periods presented therein. None of Sutherland or any Sutherland Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

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(c)          Sutherland and Sutherland Subsidiaries have designed and maintained a system of internal control over financial reporting sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Sutherland has disclosed to Sutherland’s auditors and audit committee (and made summaries of such disclosures available to Company) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Sutherland’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of Sutherland, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(d)          The Sutherland Parties are not, and none of the other Sutherland Subsidiaries are, a party to, and none of the Sutherland Parties or any of the other Sutherland Subsidiaries have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among any Sutherland Parties and any other Sutherland Subsidiary, on the one hand, and any unconsolidated Affiliate of a Sutherland Party or any other Sutherland Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Sutherland Party, any other Sutherland Subsidiary or such Sutherland Party’s or Sutherland Subsidiary’s audited financial statements.

(e)          None of the Sutherland Parties or any other Sutherland Subsidiary is required to be registered as an investment company under the Investment Company Act.

(f)          Neither Sutherland nor any Sutherland Subsidiary nor, to the Knowledge of Sutherland, any director, officer or Representative of Sutherland or any Sutherland Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither Sutherland nor any Sutherland Subsidiary has received any written communication that alleges that Sutherland or any Sutherland Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 5.7           Absence of Certain Changes or Events. Since December 31, 2015 through the date of this Agreement, (a) each Sutherland Party and each other Sutherland Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) no Sutherland Party or Sutherland Subsidiary has taken any action that would have been prohibited by Section 6.2(b) (Conduct of the Business of Sutherland) if taken from and after the date of this Agreement and (c) there has not been any Sutherland Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Sutherland Material Adverse Effect.

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Section 5.8           No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of Sutherland dated as of December 31, 2015 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015, neither Sutherland nor any Sutherland Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a Sutherland Material Adverse Effect.

Section 5.9           Permits; Compliance with Law.

(a)          Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.11, Section 5.15 and Section 5.16, which are addressed solely in those Sections, each of the Sutherland Parties and each other Sutherland Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for Sutherland and each Sutherland Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “Sutherland Permits”), and all such Sutherland Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Sutherland Permits, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect. No event has occurred with respect to any of the Sutherland Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Sutherland Permits. To the Knowledge of Sutherland, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of Sutherland or the Sutherland Subsidiaries that impairs the validity of any Sutherland Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any Sutherland Permit.

(b)          No Sutherland Party or any other Sutherland Subsidiary is, and for the past three (3) years no Sutherland Party or any other Sutherland Subsidiary has been, in conflict with, or in default or violation of (i) any Law applicable to the Sutherland Parties or any other Sutherland Subsidiary or by which any property or asset of the Sutherland Parties or any other Sutherland Subsidiary is bound (except for compliance with Laws addressed in Section 5.11, Section 5.12, Section 5.13, Section 5.15 or Section 5.16 which are solely addressed in those Sections), or (ii) any Sutherland Permits (except for the Sutherland Permits addressed in Section 5.11, Section 5.15 or Section 5.16 which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect.

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Section 5.10         Litigation. Other than as disclosed in Section 5.10 of the Sutherland Disclosure Letter, (a) there is no material action, suit, proceeding or investigation to which Sutherland or any Sutherland Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of Sutherland, threatened before any Governmental Authority, and, to the Knowledge of Sutherland, there is no basis for any such action, suit, proceeding or investigation; (b) none of Sutherland and the Sutherland Subsidiaries has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of Sutherland or the Sutherland Subsidiaries; (c) no Order of any Governmental Authority has been issued in any proceeding to which Sutherland or any of the Sutherland Subsidiaries is or was a party, or, to the Knowledge of Sutherland, in any other proceeding, that enjoins or requires Sutherland or any of the Sutherland Subsidiaries to take action of any kind with respect to its businesses, assets or properties; and (d) since January 1, 2016, none of Sutherland, any Sutherland Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which Sutherland or any Sutherland Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $500,000 individually.

Section 5.11         Mortgage Business.

(a)          Sutherland has not conducted directly, and no Sutherland Subsidiary other than the Mortgage Company Subsidiaries and the Mortgage Company Investor has conducted, Sutherland's business of origination, acquisition, financing, sale, servicing and management of Mortgage Loans in any material respect. Each Mortgage Company Subsidiary has complied in all material respects with, and all documentation prepared or used by such Mortgage Company Subsidiary in connection with the origination, processing, underwriting and credit approval of any Mortgage Loan originated or purchased by such Mortgage Company Subsidiary, and has satisfied, in all material respects, (i) all applicable Laws and Applicable Requirements with respect to the origination, insuring, purchase, sale, or pooling of such Mortgage Loans and (ii) the requirements of each Loan Sale Agreement. Each Mortgage Company Subsidiary has complied in all material respects with (i) all applicable Laws and Applicable Requirements with respect to the Servicing of such Mortgage Loans and (ii) the requirements of each Servicing Agreement with respect to any Mortgage Loan.

(b)          No Agency or other Investor has (i) claimed in writing that any Mortgage Company Subsidiary has violated or has not complied in any material respect with the applicable underwriting standards with respect to Mortgage Loans sold by such Mortgage Company Subsidiary to such Agency or other Investor, (ii) imposed in writing material restrictions on the activities (including commitment authority) of or such Mortgage Company Subsidiary as a seller or servicer for such Agency or Investor, or (iii) indicated in writing to any Mortgage Company Subsidiary that it has terminated or intends to terminate its seller and/or servicer relationship (including any Loan Sale Agreement or Servicing Agreement) with such Mortgage Company Subsidiary for failure to comply with applicable Laws or the applicable Loan Sale Agreement, Servicing Agreement rules, regulations, guidelines, handbooks and other requirements of such Agency or other Investor.

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(c)          Section 5.11(c) of the Sutherland Disclosure Letter sets forth a complete, true and correct list of all Mortgage Loans held by Sutherland or any Sutherland Subsidiary as of December 31, 2015, and listing each Mortgage Loan that as of such date, was a non-performing loan or in foreclosure, including with a Mortgagor subject to bankruptcy. To the Knowledge of Sutherland, the information relating to each Mortgage Loan set forth in Section 5.11(c) of the Sutherland Disclosure Letter is true and correct in all material respects.

(d)          Section 5.11(d) of the Sutherland Disclosure Letter sets forth a complete, true and correct list of Serviced Loans as of December 31, 2015 and the related Servicing Agreement. All of the Servicing Agreements under which any Mortgage Company Subsidiary Services any Mortgage Loans are in full force and effect, and are unencumbered by Liens other than Permitted Liens, except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect. To the Knowledge of Sutherland, no event of default (or other similar termination event) or event that, with notice or lapse of time or both, is reasonably likely to become an event of default (or other similar termination event), exists under any of the Servicing Agreements under which any Mortgage Company Subsidiary Services any Mortgage Loans, except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect.

(e)          The Serviced Loans have been and are so Serviced in accordance with Accepted Servicing Practices or other standards set forth in the related Servicing Agreement, and with the other requirements of the applicable Servicing Agreement, except for immaterial failures to comply with such requirements.

(f)          Section 5.11(f) of the Sutherland Disclosure Letter sets forth each approval from any Agency for the sale, origination, lending or Servicing of Mortgage Loans, participation interests in Mortgage Loans and related assets held by each Mortgage Company Subsidiary. Each Mortgage Company Subsidiary is in good standing and is in compliance in all material respects with all applicable eligibility requirements for each approval set forth on Section 5.11(f) of the Sutherland Disclosure Letter.

(g)          No Mortgage Company Subsidiary has been threatened with any revocation, suspension or material limitation of any approval as a GNMA issuer, Fannie Mae Seller-Servicer, Freddie Mac Seller-Servicer, FHA Non-Supervised Lender, USDA approved lender, VA approved lender or SBA approved lender, as applicable.

(h)          Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, to the Knowledge of Sutherland, no audit or investigation by a Governmental Authority or Investor is pending or threatened against any Mortgage Company Subsidiary or Mortgage Company Investor that is reasonably likely to result in:

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(i)          a claim of a failure to comply with applicable Laws,

(ii)         rescission of any insurance or guaranty contract or other Contract of such Mortgage Company Subsidiary or Mortgage Company Investor,

(iii)        payment by such Mortgage Company Subsidiary or Mortgage Company Investor of a penalty to any Governmental Authority or Investor, or

(iv)        revocation, suspension or material limitation of any Sutherland Permit.

(i)          There is no pending or, to the Knowledge of Sutherland, threatened, cancellation or reduction of any Loan Sale Agreement to which any Mortgage Company Subsidiary or Mortgage Company Investor is a party and the obligations of each Mortgage Company Subsidiary or Mortgage Company Investor, as applicable, under each Loan Sale Agreement and Servicing Agreement are being performed by each Mortgage Company Subsidiary or Mortgage Company Investor, as applicable, and, to the Knowledge of Sutherland, the other parties to each Loan Sale Agreement and Servicing Agreement, in each case, in accordance with its terms in all material respects. There is no material breach by any Mortgage Company Subsidiary or Mortgage Company Investor under any Loan Sale Agreement. Except for claims that have been fully resolved and released, no third party has, to its Knowledge, (i) alleged a breach of any representation, warranty or covenant made by Sutherland or any Mortgage Company Subsidiary or Mortgage Company Investor with respect to any Mortgage Loan for which a repurchase of, or any indemnity obligation relating to, such Mortgage Loan could be required or (ii) exercised or, to the Knowledge of Sutherland, is threatening to exercise its contractual right against any Mortgage Company Subsidiary or Mortgage Company Investor arising out of a breach of any Loan Sale Agreement or Servicing Agreement, including to require any such Mortgage Company Subsidiary or Mortgage Company Investor to repurchase any Company Loan or Agency Serviced Loan from such third party, indemnify such third party or other Persons or make a make-whole or other similar payment to such third party or other Persons. All repurchase, indemnification and make-whole (or other similar payments) claims asserted under any Loan Sale Agreement or Servicing Agreement against Sutherland or any Mortgage Company Subsidiary or Mortgage Company Investor due to a breach of any representation, warranty or covenant since January 1, 2013 are set forth on Section 5.11(i) of the Sutherland Disclosure Letter.

(j)          With respect to Mortgage Loans that were originated by a Mortgage Company Subsidiary or Mortgage Company Investor, each Sutherland Loan and Agency Serviced Loan was underwritten and originated, and the Mortgage Loan Documents maintained by each Mortgage Company Subsidiary with respect thereto are being maintained in all material respects by such Mortgage Company Subsidiary in compliance with all applicable Laws and, if applicable, the requirements of the Person acquiring such Sutherland Loan or Agency Serviced Loan (including any Investor), the applicable Agency, or the insurer or guaranty (if any) insuring or guaranteeing such Sutherland Loan or Agency Serviced Loan in effect and applicable at the time such insurance or guaranty was obtained, except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect.

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(k)          Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, (i) as of the time it was made or purchased by a Mortgage Company Subsidiary, each Sutherland Loan and Agency Serviced Loan was evidenced by a Mortgage Note and was duly secured by a valid, subsisting, enforceable and perfected first Lien or subordinated Lien on the related Mortgaged Property, in each case, on such forms and with such terms as complied in all material respects with all Applicable Requirements, (ii) each Mortgage related to a Sutherland Loan or Agency Serviced Loan created an ownership interest in an estate in fee simple in the Mortgaged Property, (iii) each Mortgage Note related to a Sutherland Loan or Agency Serviced Loan and the related Mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights whether considered in a proceeding at law or at equity, and (iv) no Sutherland Loan or Agency Serviced Loan is subject to any rights of rescission, reformation, set-off, counterclaim or defense of usury, and no such right of rescission, reformation, set-off, counterclaim, or defense has been asserted with respect thereto, nor will the operation of any of the terms of the applicable Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either such Mortgage Note or such Mortgage unenforceable by the lender, in whole or in part, or subject to any right of rescission, reformation, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, reformation, set-off, counterclaim, or defense has been asserted with respect thereto.

(l)          All buildings or other customary insured improvements upon each Mortgaged Property related to a Sutherland Loan or Agency Serviced Loan are insured by a qualified insurer acceptable under any Guide or such other applicable Program Lender guidelines against loss by fire, flood hazards of extended coverage and such other hazards as are provided for in a Guide or such other applicable Program Lender guidelines, pursuant to insurance policies conforming to Applicable Requirements, and no payments of mortgage insurance premiums are past due thereunder.

(m)          With respect to Sutherland Loans originated by a Mortgage Company Subsidiary and Agency Serviced Loans, each Mortgage Company Subsidiary has complied in all material respects with the requirements of any applicable Law, including usury, truth in lending, real estate settlement procedures, consumer credit protection (including uniform consumer credit code laws), predatory and abusive lending laws, equal credit opportunity, ability-to-repay/qualified mortgage rules promulgated under Regulation Z, fair housing and disclosure laws or unfair and deceptive practices laws, unfair collection practices, CFPB servicing protocols, and fair credit reporting, applicable to the origination and servicing thereof. Each Sutherland Loan originated by a Mortgage Company Subsidiary and Agency Serviced Loan was underwritten, originated and Serviced in compliance in all material respects with applicable Law, and was not (i) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, as amended, or (ii)  a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable Law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

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(n)          Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, (i) each Mortgage related to a Sutherland Loan was properly recorded and was a valid, perfecting and enforceable either first Lien and first priority security interest or subordinated Lien and subordinated priority security interest with respect to each Sutherland Loan on the Mortgaged Property, including all improvements on the Mortgaged Property, (ii) any Mortgage Loan Document related to and delivered in connection with the Sutherland Loans established and created a valid, existing and enforceable (A) first Lien and first priority security interest with respect to each first Lien Sutherland Loan, or (B) subordinated Lien and subordinated priority security interest with respect to each subordinated Lien Sutherland Loan, in either case, on the property described therein, and (iii) each Mortgage Note related to a Sutherland Loan is not and has not been secured by any collateral pledged account or other security other than the Lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in this paragraph.

(o)          (i) Each Mortgage Note and each Mortgage related to a Sutherland Loan originated by a Mortgage Company Subsidiary have been duly and properly executed by the parties thereto, and (ii) the borrower under each Mortgage related to a Sutherland Loan originated by a Mortgage Company Subsidiary has received all material disclosure materials required by applicable Law as of the origination date of such Mortgage with respect to the making of fixed or adjustable rate mortgage loans, as applicable, in each case, except for immaterial failures to comply with such requirements.

(p)          With respect to Sutherland Loans originated by a Mortgage Company Subsidiary and Agency Serviced Loans, the relevant files are complete and accurate, in all material respects, and are being maintained in all material respects in accordance with all Applicable Requirements.

(q)          No fraud, with respect to a Sutherland Loan or an Agency Serviced Loan, has taken place (i) on the part of any Mortgage Company Subsidiary or any of its respective employees or, to the Knowledge of Sutherland, on the part of Mortgagor, or any other Person, including any servicer, any appraiser, escrow agent, broker or correspondent, closing or settlement agent, closing attorney, title company or any other party involved in the origination or servicing of the Sutherland Loan or in the determination of the value of the Mortgaged Property or the sale of the Mortgaged Property, or (ii) that would impair in any way the rights of Sutherland, Company or any Mortgage Company Subsidiary in the Sutherland Loan or Mortgaged Property or that violated applicable Law.

(r)          Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, each Mortgage Company Subsidiary or Mortgage Company Investor, with respect to each Mortgage Loan owned by such Mortgage Company Subsidiary or Mortgage Company Investor as of the origination date, or MERS as nominee for such Mortgage Company Subsidiary or Mortgage Company Investor, with respect to each Mortgage Loan owned by any Mortgage Company Subsidiary or Mortgage Company Investor as of the purchase date, is the sole owner of record and holder of each Mortgage Loan and the related Mortgage Note and the Mortgage are not assigned or pledged to any other Person, and each such Mortgage Company Subsidiary or Mortgage Company Investor, as applicable, has good, indefeasible and marketable title thereto and has full right and authority perform the transactions contemplated by this Agreement.

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(s)          Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, each Mortgage and related Mortgage Note owned by any Mortgage Company Subsidiary or Mortgage Company Investor contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby (such as for the enforcement of the Lien against the Mortgaged Property), including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure thereon, or trustee’s sale of, the Mortgaged Property pursuant to proper procedures, the holder of the Mortgage Loan will be able to deliver good and marketable title to the Mortgaged Property.

(t)          Except for claims that have been fully resolved and released, no Mortgage Company Subsidiary or Mortgage Company Investor has asserted any material contractual right against, nor, to the Knowledge of Sutherland, do facts or circumstances exist that would constitute a material breach by any Person (other than such Mortgage Company Subsidiary or Mortgage Company Investor) under any Loan Purchase Agreement. All repurchase, indemnification and make-whole (or other similar payments) claims asserted under any Loan Purchase Agreement by Sutherland or any Mortgage Company Subsidiary or Mortgage Company Investor since January 1, 2013 are set forth on Section 5.11(t) of the Sutherland Disclosure Letter.

Section 5.12         Taxes.

(a)          Each Sutherland Party and each other Sutherland Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each Sutherland Party and each other Sutherland Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by Sutherland and each Sutherland Subsidiary with respect to the taxable years ending on or after Sutherland’s formation have been made available to Company.

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(b)          Sutherland (i) for all taxable years commencing with Sutherland’s year ending December 31, 2013 and through December 31, 2015, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2016 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Sutherland Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of Sutherland. No Sutherland Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Sutherland’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) Sutherland’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) Sutherland’s net capital gain for such year.

(c)          (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Sutherland, threatened with regard to any material Taxes or Tax Returns of any Sutherland Party or any other Sutherland Subsidiary; (ii) no material deficiency for Taxes of any Sutherland Party or any other Sutherland Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Sutherland, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect; (iii) no Sutherland Party has, nor has any other Sutherland Subsidiary, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) no Sutherland Party is, nor is any other Sutherland Subsidiary, currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) no Sutherland Party has, nor has any of the other Sutherland Subsidiaries, entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)          Each Sutherland Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for federal income tax purposes.

(e)          None of the Sutherland Parties or any of the other Sutherland Subsidiaries hold any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f)          Since its inception, the Sutherland Parties and the other Sutherland Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) the Sutherland Parties have not, and none of the other Sutherland Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of Sutherland no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon any Sutherland Party or any other Sutherland Subsidiary.

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(g)          The Sutherland Parties and the other Sutherland Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)          There are no Sutherland Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Sutherland threatened to raise, a material claim against any Sutherland Party or any other Sutherland Subsidiary for any breach of any Sutherland Tax Protection Agreements. As used herein, “Sutherland Tax Protection Agreements” means any written agreement to which any Sutherland Party or any other Sutherland Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Sutherland Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a Sutherland Subsidiary Partnership, any Sutherland Party or any other Sutherland Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “Sutherland Subsidiary Partnership” means a Sutherland Subsidiary that is a partnership for United States federal income tax purposes.

(i)          There are no Tax Liens upon any property or assets of any Sutherland Party or any other Sutherland Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)          There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving any Sutherland Party or any other Sutherland Subsidiary, and after the Closing Date no Sutherland Party shall, nor shall any other Sutherland Subsidiary, be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)          No Sutherland Party has, nor has any other Sutherland Subsidiary, requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and no Sutherland Party or any other Sutherland Subsidiary is subject to written ruling of a Governmental Authority.

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(l)          No Sutherland Party or any other Sutherland Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any Sutherland Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m)          No Sutherland Party or any other Sutherland Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)          No Sutherland Party or any other Sutherland Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)          No written power of attorney that has been granted by any Sutherland Party or any other Sutherland Subsidiary (other than to Sutherland or a Sutherland Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p)          Neither Sutherland nor any Sutherland Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Sutherland is there any other fact or circumstance that could reasonably be expected to prevent, the Sutherland Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.13         Benefit Plans.

(a)          Section 5.13(a) of the Sutherland Disclosure Letter contains a list of each material (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, (ii) severance, change in control and employment plan, or other Contracts, and (iii) vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy sponsored by Sutherland or any Sutherland Subsidiary in which employees of Sutherland or any Sutherland Subsidiary participate (collectively, the “Sutherland Benefit Plans”), provided that for the avoidance of doubt, the Sutherland Benefit Plans shall not include any plan, program or policy sponsored by Waterfall. Sutherland has made available to Company a true and complete copy of (i) each Sutherland Benefit Plan (or, in the case of any unwritten Sutherland Benefit Plans, a description thereof), (ii) the three most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the IRS with respect to each Sutherland Benefit Plan (if any such report was required by Law), (iii) the most recent summary plan description (or similar document) for each Sutherland Benefit Plan for which such a summary plan description is required by Law or was otherwise provided to plan participants or beneficiaries and (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Sutherland Benefit Plan. To the Knowledge of Sutherland, each such Form 5500 and each such summary plan description (or similar document) was as of its date and is true, complete and correct in all material respects.

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(b)          The Sutherland Benefit Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable Laws, and have been administered, in all material respects, in accordance with their terms and such laws, except as, individually or the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect. Each Sutherland Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable IRS determination letter or is maintained under a prototype or volume submitter document and entitled to rely on a favorable opinion or advisory letter that it is qualified under Section 401(a) of the Code that has not been revoked.

(c)          Except for ordinary and usual claims for benefits by participants and beneficiaries, there are no pending or, to the Knowledge of Sutherland, threatened proceedings with respect to any Sutherland Benefit Plan that could reasonably be expected to result in material liability to Sutherland or any Sutherland Subsidiary.

(d)          All Sutherland Benefit Plans subject to Section 409A of the Code have been amended to conform with Section 409A of the Code. No Sutherland Benefit Plan provides for the reimbursement of Taxes under Section 409A of the Code.

(e)          Sutherland does not provide any medical benefits under any Sutherland Benefit Plan after termination of employment other than as required under Section 4980B of the Code or similar law.

(f)          Neither Sutherland nor any Sutherland Subsidiary of a Sutherland Benefit Plan has engaged in a nonexempt “prohibited transaction” (described in Code Section 4975 or Section 406 of ERISA) that would subject Sutherland or any Sutherland Subsidiary to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

(g)          Sutherland has never, and no ERISA Affiliate has ever, maintained or been obligated to contribute to (i) a Sutherland Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a Sutherland Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(h)          Except as set forth on Section 5.13(h) of the Sutherland Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result, separately or in the aggregate, in the payment, acceleration or enhancement of any compensation or benefits, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

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(i)          Neither Sutherland nor any Sutherland Subsidiary is a party to any labor or collective bargaining contract that pertains to employees of Sutherland or any Sutherland Subsidiary and, to the Knowledge of Sutherland, there have been no union organizing activities with respect to employees of Sutherland or any Sutherland Subsidiary since January 1, 2014. There are no pending or, to the Knowledge of Sutherland, threatened actions, suits, proceedings or investigations concerning labor matters with respect to Sutherland or any Sutherland Subsidiary, except for such actions, suits, proceedings or investigations that, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect. Sutherland and each Sutherland Subsidiary is in compliance with all applicable Laws relating to labor, employment, employment practices, wages, hours, the Worker Adjustment Retraining and Notification Act and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for such events or circumstances that, individually or in the aggregate, would not reasonably be expected to result in a Sutherland Material Adverse Effect.

Section 5.14         Intellectual Property. None of the Sutherland Parties or any other Sutherland Subsidiary: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by the Sutherland Parties or any other Sutherland Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, (i) no Intellectual Property used by the Sutherland Parties or any other Sutherland Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of the Sutherland Parties or any other Sutherland Subsidiary, and (iii) the Sutherland Parties and the other Sutherland Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Sutherland Parties and the other Sutherland Subsidiaries as it is currently conducted. Since January 1, 2014, none of the Sutherland or its Sutherland Subsidiaries has received any written or, to the Knowledge of Sutherland, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 5.15         Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect: (i) no notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of Sutherland, is threatened relating to any of the Sutherland Parties, any of the Sutherland Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) the Sutherland Parties and the other Sutherland Subsidiaries are and, for the past three (3) years, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) each of the Sutherland Parties and each other Sutherland Subsidiary is in possession of all Environmental Permits necessary for Sutherland and each Sutherland Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect; and (iv) there are no liabilities or obligations of the Sutherland Parties or any of the other Sutherland Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

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Section 5.16         Properties.

(a)          None of the Sutherland Parties or any other Sutherland Subsidiaries own any real property, other than real property acquired as the result of foreclosures on Sutherland Loans in the ordinary course of business.

(b)          Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, the Sutherland Parties and the other Sutherland Subsidiaries have (i) valid and enforceable leasehold interests in all real property in which the Sutherland Parties or such other Sutherland Subsidiaries hold an interest pursuant to a lease, sublease, license or other similar written agreement (the “Sutherland Leased Real Property”, and such leases, subleases, licenses or other similar written agreements, the “Sutherland Real Property Leases”), and (ii) good title, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as now being conducted, in each of clauses (i) – (ii), free and clear of Liens other than Permitted Liens. Section 5.16 of the Sutherland Disclosure Letter sets forth a true, complete and correct list of all Sutherland Leased Real Property.

(c)          Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, (i) each Sutherland Real Property Lease is valid and in full force and effect and (ii) none of the Sutherland Parties or any of the other Sutherland Subsidiaries, nor to the Knowledge of Sutherland any other party to a Sutherland Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Sutherland Real Property Lease, and none of the Sutherland Parties or any of the other Sutherland Subsidiaries has received notice that it has breached, violated or defaulted under any Company Real Property Lease.

Section 5.17         Material Contracts.

(a)          Section 5.17(a) of the Sutherland Disclosure Letter sets forth a list of each Contract (other than a Sutherland Benefit Plan) in effect as of the date hereof to which Sutherland or any Sutherland Subsidiary is a party or by which any of its properties or assets are bound that:

(i)          obligates the Sutherland Parties or any other Sutherland Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to the Sutherland Parties or any other Sutherland Subsidiary;

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(ii)         contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Sutherland Parties or any other Sutherland Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by the Sutherland Parties or any other Sutherland Subsidiary or the geographic area in which the Sutherland Parties or any other Sutherland Subsidiary may conduct business;

(iii)        is a Contract that obligates the Sutherland Parties or any other Sutherland Subsidiary to indemnify any past or present directors, officers, or employees of the Sutherland Parties or any other Sutherland Subsidiary pursuant to which the Sutherland Parties or any other Sutherland Subsidiary is the indemnitor;

(iv)        constitutes (A) an Indebtedness obligation of the Sutherland Parties or any other Sutherland Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including Sutherland or a Sutherland Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of Sutherland or Sutherland Subsidiary or (2) Sutherland or a Sutherland Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including Sutherland or another Sutherland Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(v)         requires the Sutherland Parties or any other Sutherland Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vi)        constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vii)       constitutes a loan to any Person (other than a Wholly Owned Sutherland Subsidiary or the Sutherland Operating Partnership) by Sutherland or any Sutherland Subsidiary in an amount in excess of $500,000, other than the acquisition or origination of Mortgage Loans in the ordinary course of business by a Mortgage Company Subsidiary;

(viii)      sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the Sutherland Parties or any other Sutherland Subsidiary with a third party;

(ix)         prohibits the pledging of the capital stock of Sutherland or any Sutherland Subsidiary or prohibits the issuance of guarantees by any Sutherland Subsidiary;

(x)          is with a Governmental Authority;

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(xi)         has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;

(xii)        is an employment Contract or consulting Contract;

(xiii)       is a collective bargaining agreement or other Contract with any labor organization, union or association; or

(xiv)      is both (A) not made in the ordinary course of business consistent with past practice and (B) material to Sutherland and the Sutherland Subsidiaries, taken as a whole.

(b)          Each Contract in any of the categories set forth in Section 5.17(a) to which the Sutherland Parties or any other Sutherland Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Sutherland Material Contract.”

(c)          Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, each Sutherland Material Contract is legal, valid, binding and enforceable on the Sutherland Parties and each other Sutherland Subsidiary that is a party thereto and, to the Knowledge of Sutherland, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, the Sutherland Parties and each other Sutherland Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Sutherland Material Contract and, to the Knowledge of Sutherland, each other party thereto has performed all obligations required to be performed by it under such Sutherland Material Contract prior to the date hereof. None of the Sutherland Parties or any other Sutherland Subsidiary, nor, to the Knowledge of Sutherland, any other party thereto, is in breach or violation of, or default under, any Sutherland Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Sutherland Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect. None of the Sutherland Parties or any other Sutherland Subsidiary has received notice of any violation or default under any Sutherland Material Contract, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect. Since December 31, 2014 and as of the date hereof, neither Sutherland nor any Sutherland Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Sutherland Material Contract.

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Section 5.18         Insurance. Sutherland has made available to Company copies of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for Sutherland and the Sutherland Subsidiaries (the “Sutherland Insurance Policies”). Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, all premiums due and payable under all Sutherland Insurance Policies have been paid, and the Sutherland Parties and the other Sutherland Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Sutherland Insurance Policies. No written notice of cancellation or termination has been received by the Sutherland Parties or any other Sutherland Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.19         Related Party Transactions. Except (i) as set forth in Section 5.19 of the Sutherland Disclosure Letter, (ii) the Sutherland Partnership Agreement or (iii) as described in the publicly available Sutherland SEC Documents filed with or furnished to the SEC on or after January 1, 2015 and prior to the date hereof (the “Sutherland Related Party Agreements”), no agreements, arrangements or understandings between any of the Sutherland Parties or any other Sutherland Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among Sutherland and Sutherland Subsidiaries), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC if Sutherland were subject to reporting thereunder. The termination of the Sutherland Management Agreement and the conversion of the Sutherland OP Special Unit in connection with the consummation of the Mergers will not give rise to the obligation to pay any termination fee or any other liability pursuant to the terms thereof; provided, that (i) any indemnification obligation thereunder shall survive termination in accordance with its terms and (ii) any compensation earned by Waterfall under the Sutherland Management Agreement up to the Merger Effective Time shall be due and payable in accordance with the terms thereof.

Section 5.20         Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.20 of the Sutherland Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 5.20 of the Sutherland Disclosure Letter, pursuant to the terms of the engagement letter between Sutherland and such Person, true, correct and complete copies of which have been provided to Company prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sutherland Parties or any other Sutherland Subsidiary.

Section 5.21         Opinion of Financial Advisor. The Sutherland Board has received the oral opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (to be confirmed in writing, as of the date of this Agreement), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Merger Consideration to be paid to holders of the Sutherland Common Stock is fair, from a financial point of view, to the holders of shares of the Sutherland Common Stock (other than Company and its Affiliates). Sutherland will deliver to Company a complete and correct copy of such opinion promptly after receipt thereof by the Sutherland Board solely for informational purposes.

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Section 5.22         Takeover Statutes. None of Sutherland or any Sutherland Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of Company as defined in Section 3-601 of the MGCL. The Sutherland Board has taken all action necessary to render inapplicable to the Sutherland Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Sutherland Merger. No other Takeover Statutes are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of Sutherland Common Stock with respect to the Sutherland Merger and the other transactions contemplated by this Agreement.

Section 5.23         Mortgage Backed Securities. To the Knowledge of Sutherland, the information relating to each mortgage backed security set forth in Section 5.23 of the Sutherland Disclosure Letter is true and correct in all material respects.

Section 5.24         Information Supplied. None of the information relating to the Sutherland Parties or any other Sutherland Subsidiary contained or incorporated by reference in the Proxy Statements or the Form S-4 or that is provided by any of the Sutherland Parties or any other Sutherland Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statements, at the time of the mailing thereof, at the time of the Company Stockholders Meeting, at the time the Form S-4 is declared effective or at the Sutherland Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by Company with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.25         No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 5, none of the Sutherland Parties or any other Person has made any representation or warranty, expressed or implied, with respect to the Sutherland Parties or any other Sutherland Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Sutherland Parties or any other Sutherland Subsidiary. In particular, without limiting the foregoing disclaimer, none of the Sutherland Parties or any other Person makes or has made any representation or warranty to any Company Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the Sutherland Parties in this Article 5, any oral or written information presented to the Company Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the Sutherland Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Sutherland Parties acknowledge and agree that none of the Company Parties or any other Person has made or is making any representations or warranties relating to the Company Parties whatsoever, express or implied, beyond those expressly given by the Company Parties in Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company Parties furnished or made available to the Sutherland Parties or any of their respective Representatives.

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Article 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1           Conduct of Business by Company.

(a)          Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Sutherland Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Sutherland (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, (4) for the Tender Offer, the Permitted Loan Sale and, subject to Section 6.1(b)(vii), the GMFS Sale and the Permitted Securities Sale or (5) as set forth in Section 6.1(a) or Section 6.1(b) of the Company Disclosure Letter, each of the Company Parties shall, and shall cause each of the other Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of Company as a REIT.

(b)          Without limiting the foregoing, Company covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Sutherland (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, (4) for the Tender Offer and the Permitted Loan Sale or (5) as set forth in Section 6.1(a) or Section 6.1(b) of the Company Disclosure Letter, the Company Parties shall not, and shall not cause or permit any other Company Subsidiary to, do any of the following:

(i)          amend or propose to amend (A) the Company Governing Documents or (B) such equivalent organizational or governing documents of any Company Subsidiary material to Company and the Company Subsidiaries, or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the Company Charter) under the Company Charter;

(ii)         adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Company or any Company Subsidiary (other than any Wholly Owned Company Subsidiary);

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(iii)        declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Company or any Company Subsidiary or other equity securities or ownership interests in Company or any Company Subsidiary or otherwise make any payment to its or their stockholders or other equityholders in their capacity as such, except for (A) the declaration and payment by Company of regular dividends in accordance with past practice at an annualized rate not to exceed $1.60 per share, (B) the declaration and payment by the Company Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the Company OP Units, (C) the declaration and payment of dividends or other distributions to Company by any directly or indirectly Wholly Owned Company Subsidiary, and (D) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by Company, in accordance with the requirements of the organizational documents of such Company; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv)        redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Company or a Company Subsidiary (other than redemptions of the Company OP Units pursuant to the Company Partnership Agreement);

(v)         except for transactions among Company and one or more Wholly Owned Company Subsidiaries or among one or more Wholly Owned Company Subsidiaries, or as otherwise contemplated in Section 6.1(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of Company or any of the Company Subsidiaries’ capital stock (including the Company OP Units), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company or any of the Company Subsidiaries’ capital stock or other equity interests;

(vi)        acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions of mortgage loans and mortgage-backed securities in the ordinary course of business, (B) acquisitions by Company or any Wholly Owned Company Subsidiary of or from an existing Wholly Owned Company Subsidiary, (C) acquisitions of real property as the result of foreclosures on Company Loans in the ordinary course of business, and (D) other acquisitions of personal property for a purchase price of less than $500,000 in the aggregate;

(vii)       sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets (including, for the avoidance of doubt, the GMFS Sale or the Permitted Securities Sale), except in the ordinary course of business consistent with past practice, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed (A) in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any Contract to which the Company or any Company Subsidiary is a party shall be considered to be done in the ordinary course of business consistent with past practice and (B) with respect to any investments made with the proceeds from the Permitted Sales, in connection with the sale of such investments to obtain cash for the Tender Offer Funds;

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(viii)      incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Company or any of the Company Subsidiaries, except (A) Indebtedness incurred under Company’s existing Warehouse Facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) funding any transactions permitted by this Section 6.1(b), (C) Indebtedness that does not, in the aggregate, exceed $500,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on Company compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix)         make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Company or a Wholly Owned Company Subsidiary to Company or a Wholly Owned Company Subsidiary and (B) investments permitted pursuant to Section 6.1(b)(vi);

(x)          enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action (other than notice of renewal) by Company or any Company Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xi)         make any payment, direct or indirect, of any liability of Company or any Company Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii)        waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Company included in the Company SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $200,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Company or any Company Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Company or any of the Company Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii)), (D) with respect to any Action involving any present, former or purported holder or group of holders of Company Common Stock in accordance with Section 7.6(c), and (E) waivers of late fees and other loan modifications of Company Loans entered into in the ordinary course of business;

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(xiii)       (A) hire or terminate any officer or director of Company or any Company Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of Company’s directors, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Company Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiv)      fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at January 1, 2015, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv)       enter into any new line of business;

(xvi)      form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xvii)     fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii)    enter into or modify in a manner adverse to Company any Company Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix)       take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Company to fail to qualify as a REIT or any Company Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx)        other than as permitted by Section 6.1(b)(vi) above, make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;

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(xxi)       adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or Section 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to Company or to prevent or impair the ability of the Company Parties to consummate the Merger;

(xxii)      amend or modify the engagement letters entered into with the Persons listed on Section 4.20 of the Company Disclosure Letter, in a manner adverse to Company, any Company Subsidiary or Sutherland, or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxiii)     make any payment, distribution or transfer of assets to Advisor or its Affiliates (other than Company and any Company Subsidiary) except in such amount and as expressly contemplated by this Agreement or the Company Termination Agreement;

(xxiv)    withdraw the Tender Offer; or

(xxv)     authorize, or enter into any Contract to do any of the foregoing.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to Company, is reasonably necessary (i) for Company to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Sutherland Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that Company or any Company Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of Company in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii).

Section 6.2           Conduct of Business by Sutherland.

(a)          Sutherland covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Sutherland (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the Sutherland Disclosure Letter, each of the Sutherland Parties shall, and shall cause each of the other Sutherland Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of Sutherland as a REIT.

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(b)          Without limiting the foregoing, Sutherland covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Company (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the Sutherland Disclosure Letter, the Sutherland Parties shall not, and shall not cause or permit any other Sutherland Subsidiary to, do any of the following:

(i)          amend or propose to amend (A) the Sutherland Governing Documents or (B) such equivalent organizational or governing documents of any Sutherland Subsidiary material to Sutherland and the Sutherland Subsidiaries, or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the Sutherland Charter) under the Sutherland Charter;

(ii)         adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Sutherland or any Sutherland Subsidiary (other than any Wholly Owned Sutherland Subsidiary);

(iii)        declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Sutherland or any Sutherland Subsidiary or other equity securities or ownership interests in Sutherland or any Sutherland Subsidiary or otherwise make any payment to its or their stockholders or other equityholders in their capacity as such, except for (A) the declaration and payment by Sutherland of regular dividends in accordance with past practice at an annualized rate not to exceed $1.25 per share, (B) the declaration and payment by the Sutherland Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the Sutherland OP Units, (C) the declaration and payment of dividends or other distributions to Sutherland by any directly or indirectly Wholly Owned Sutherland Subsidiary, and (D) distributions by any Sutherland Subsidiary that is not wholly owned, directly or indirectly, by Sutherland, in accordance with the requirements of the organizational documents of such Sutherland; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii), Sutherland and any Sutherland Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Sutherland to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv)        redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Sutherland or a Sutherland Subsidiary (other than redemptions of the Sutherland OP Units pursuant to the Sutherland Partnership Agreement);

(v)         except for transactions among Sutherland and one or more Wholly Owned Sutherland Subsidiaries or among one or more Wholly Owned Sutherland Subsidiaries, or as otherwise contemplated in Section 6.2(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of Sutherland or any of the Sutherland Subsidiaries’ capital stock (including the Sutherland OP Units), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Sutherland or any of the Sutherland Subsidiaries’ capital stock or other equity interests;

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(vi)        acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions of mortgage loans and mortgage-backed securities in the ordinary course of business, (B) acquisitions by Sutherland or any Wholly Owned Sutherland Subsidiary of or from an existing Wholly Owned Sutherland Subsidiary, (C) acquisitions of real property as the result of foreclosures on Sutherland Loans in the ordinary course of business, and (D) other acquisitions of personal property for a purchase price of less than $500,000 in the aggregate;

(vii)       sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any Contract to which Sutherland or any Sutherland Subsidiary is a party shall be considered to be done in the ordinary course of business consistent with past practice;

(viii)      incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Sutherland or any of the Sutherland Subsidiaries, except (A) Indebtedness incurred under Sutherland’s existing Warehouse Facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.2(b)(iii)), (B) funding any transactions permitted by this Section 6.2(b), (C) Indebtedness that does not, in the aggregate, exceed $500,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on Sutherland compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix)         make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Sutherland or a Wholly Owned Sutherland Subsidiary to Sutherland or a Wholly Owned Sutherland Subsidiary and (B) investments permitted pursuant to Section 6.1(b)(vi);

(x)          enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Sutherland Material Contract (or any Contract that, if existing as of the date hereof, would be a Sutherland Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Sutherland Material Contract that occurs automatically without any action (other than notice of renewal) by Sutherland or any Sutherland Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

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(xi)         make any payment, direct or indirect, of any liability of Sutherland or any Sutherland Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii)        waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Sutherland made available to Company prior to the date of this Agreement or (y) that do not exceed $200,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Sutherland or any Sutherland Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Sutherland or any of the Sutherland Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.2(b)(xviii)), and (D) waivers of late fees and other loan modifications of Sutherland Loans entered into in the ordinary course of business;

(xiii)      (A) hire or terminate any officer or director of Sutherland or any Sutherland Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of Sutherland’s directors, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Sutherland Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiv)      fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at January 1, 2015, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(xv)       enter into any new line of business;

(xvi)      form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xvii)     fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

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(xviii)    enter into or modify in a manner adverse to Sutherland any Sutherland Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve Sutherland’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Sutherland Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix)       take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Sutherland to fail to qualify as a REIT or any Sutherland Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx)        other than as permitted by Section 6.1(b)(vi) above, make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;

(xxi)       adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) or Section 6.2(b)(vii) in a manner that would not reasonably be expected to be materially adverse to Sutherland or to prevent or impair the ability of the Sutherland Parties to consummate the Merger;

(xxii)      amend or modify the engagement letters entered into with the Persons listed on Section 5.20 of the Sutherland Disclosure Letter, in a manner adverse to Sutherland, any Sutherland Subsidiary or Company, or engage other financial advisers in connection with the transactions contemplated by this Agreement; or

(xxiii)     authorize, or enter into any Contract to do any of the foregoing.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Sutherland from taking any action, at any time or from time to time, that in the reasonable judgment of the Sutherland Board, upon advice of counsel to Sutherland, is reasonably necessary (i) for Sutherland to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Sutherland Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that Sutherland or any Sutherland Subsidiary be registered as an investment company under the Investment Company Act, including in each case, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of Sutherland in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii).

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Section 6.3          No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) Sutherland, directly or indirectly, the right to control or direct Company or any Company Subsidiary’s operations prior to the Sutherland Merger Effective Time, or (ii) Company, directly or indirectly, the right to control or direct Sutherland or any Sutherland Subsidiary’s operations prior to the Sutherland Merger Effective Time. Prior to the Sutherland Merger Effective Time, (i) Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations and (ii) Sutherland shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Sutherland Subsidiaries’ respective operations.

Article 7

ADDITIONAL COVENANTS

Section 7.1           Preparation of the Form S-4 and the Proxy Statements; Stockholder Approvals.

(a)          As promptly as reasonably practicable following the date of this Agreement, (i) Company shall prepare and cause to be filed with the SEC a Company Proxy Statement in preliminary form with respect to the Company Stockholders Meeting and (ii) Company and Company Operating Partnership shall prepare (with Sutherland’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on the Form S-4 under the Securities Act (the “Form S-4”), which will include the Company Proxy Statement, to register under the Securities Act the shares of Company Common Stock to be issued in the Sutherland Merger and Company OP Units to be issued in connection with the Partnership Merger, and to register under the Securities Act the resale of such securities by affiliates (together, the “Registered Securities”). Each of Company, Company Operating Partnership and Sutherland shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to permit the Company Common Stock and Company OP Units to be issued in the Mergers and to permit all affiliates named in the Form S-4 to resell the Registered Securities, unless this Agreement is terminated pursuant to Article 9. Each of Company, Company Operating Partnership and Sutherland shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to Company and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Company Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Company Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Company shall promptly notify Sutherland upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Company Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Sutherland with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Company Proxy Statement received from the SEC and advise Sutherland of any oral comments with respect to the Form S-4 or the Company Proxy Statement received from the SEC. Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Company Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC or mailing the Company Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company and Company Operating Partnership shall cooperate and provide Sutherland a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable changes provided by the other Party. Company shall notify Sutherland, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and Company, Company Operating Partnership and Sutherland shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Company shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and Sutherland shall furnish all information concerning Sutherland and its stockholders as may be reasonably requested in connection with any such actions.

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(b)          If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to Company or Sutherland, or any of their respective Affiliates, should be discovered by Company or Sutherland which, in the reasonable judgment of Company or Sutherland, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Company Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and Company and Sutherland shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Company Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Company. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.27, Section 5.25 and this Section 7.1, any information concerning or related to Company, its Affiliates or the Company Stockholders Meeting will be deemed to have been provided by Company, and any information concerning or related to Sutherland, its Affiliates or the Sutherland Stockholders Meeting will be deemed to have been provided by Sutherland.

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(c)          As promptly as practicable following the date of this Agreement, Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting; provided, that such record date shall not be more than ninety (90) days prior to the date of the Company Stockholders Meeting; provided, further, that the Company Stockholders Meeting shall be not less than five (5) Business Days following the Exchange Ratio Announcement. Company shall use its reasonable best efforts to cause the definitive Company Proxy Statement to be mailed to Company’s stockholders entitled to vote at the Company Stockholders Meeting and to hold the Company Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include the Company Board Recommendation in the Company Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(b); provided, however, that Company’s obligation to duly call, give notice of, convene and hold the Company Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Stockholders Meeting is scheduled, Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholders Meeting (provided, however, that the Company Stockholders Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, further, the Company Stockholders Meeting may not be postponed or adjourned on the date the Company Stockholders Meeting is scheduled if Company shall have received proxies in respect of an aggregate number of shares of Company Common Stock, which have not been withdrawn, such that Company Stockholder Approval will be obtained at such meeting.

(d)          As promptly as practicable following the date of this Agreement, Sutherland shall, in accordance with applicable Law and the Sutherland Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Sutherland Stockholders Meeting solely for the purpose of obtaining the Sutherland Stockholder Approval (and no other matters shall be submitted at such meeting unless consented to by Sutherland in its sole discretion); provided, that such record date shall not be more than ninety (90) days prior to the date of the Sutherland Stockholders Meeting; provided, further, that the Sutherland Stockholders Meeting shall be not less than five (5) Business Days following the Exchange Ratio Announcement. Sutherland shall use its reasonable best efforts to cause the definitive Sutherland Proxy Statement to be mailed to Sutherland’s stockholders entitled to vote at the Sutherland Stockholders Meeting and to hold the Sutherland Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Sutherland shall, through the Sutherland Board, recommend to its stockholders that they give the Sutherland Stockholder Approval, include the Sutherland Board Recommendation in the Sutherland Proxy Statement and solicit and use its reasonable best efforts to obtain the Sutherland Stockholder Approval, except to the extent that the Sutherland Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(b); provided, however, that Sutherland’s obligation to duly call, give notice of, convene and hold the Sutherland Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the Sutherland Stockholders Meeting is scheduled, Sutherland has not received proxies representing a sufficient number of shares of Sutherland Common Stock to obtain the Sutherland Stockholder Approval, whether or not a quorum is present, Sutherland shall have the right to make one or more successive postponements or adjournments of the Sutherland Stockholders Meeting (provided, however, that the Sutherland Stockholders Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the Sutherland Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, further, the Sutherland Stockholders Meeting may not be postponed or adjourned on the date the Sutherland Stockholders Meeting is scheduled if Sutherland shall have received proxies in respect of an aggregate number of shares of Sutherland Common Stock, which have not been withdrawn, such that Sutherland Stockholder Approval will be obtained at such meeting.

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(e)          Company and Sutherland will use their respective reasonable best efforts to hold the Company Stockholders Meeting and the Sutherland Stockholders Meeting on the same date.

Section 7.2           Access to Information; Confidentiality.

(a)          During the period from the date of this Agreement to and including the Sutherland Merger Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access (including for purposes of finalizing the Exchange Ratio pursuant to Section 3.2) during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties (i) any information concerning such Party or its respective subsidiaries (including with respect to any pending or threatened Action) as the other Party may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of any Proxy Statement, prior to each of the Company Stockholders Meeting and Sutherland Stockholders Meeting, and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (D) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Sutherland Merger Effective Time, the Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).

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(b)          Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3           No Solicitation; Acquisition Proposals.

(a)          Except as expressly permitted by this Section 7.3, neither Sutherland nor Company shall, and Sutherland shall cause each of the Sutherland Subsidiaries and Company shall cause each of the Company Subsidiaries not to, and shall instruct its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any negotiations regarding, or furnish to any Person (other than Sutherland, Company or their respective Representatives) any non-public information or data in furtherance of, any Acquisition Proposal, (iii) enter into any definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) (each, an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 7.3(a)), (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute (provided, however, that notwithstanding anything contained herein to the contrary, if the Company Board or the Sutherland Board determine after consultation with legal counsel, that not doing so would be inconsistent with its duties under applicable Law, Company or the Sutherland, respectively, may waive any provision of any standstill or confidentiality agreement that prohibits a confidential proposal being made to such Board (directly or indirectly through its Representatives) so long as (1) such waiver, amendment or release is limited only to permitting such a confidential proposal and (2) such Party promptly notifies the other Party of the granting such waiver, amendment or release prior thereto), or (v) agree, approve, recommend or propose to do any of the foregoing. Each of Company and Sutherland shall, and shall cause each of the Company Subsidiaries and the Sutherland Subsidiaries, respectively, and shall use its commercially reasonable efforts to cause its and their Representatives to, (A) immediately cease and cause to be terminated all existing negotiations with any Person and its Representatives (other than Sutherland or any of its Representatives) conducted heretofore with respect to any Acquisition Proposal, (B) enforce any confidentiality or standstill or provisions of similar effect to which Company or Sutherland, as applicable, or any of their subsidiaries is a party or of which Company or Sutherland, as applicable, or any of their subsidiaries is a beneficiary and (C) request the prompt return or destruction, to the extent required by any confidentiality agreement, of all confidential information previously furnished to any such Person and its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person, its subsidiaries or any of their respective Representatives. Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval or the Sutherland Stockholder Approval, as applicable, (1) Company or Sutherland, as applicable, receives a written Acquisition Proposal that was not the result of a violation of this Section 7.3(a) and (2) the Company Board or the Sutherland Board, as applicable, determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and its failure to take such action would be inconsistent with its duties as under applicable Law, then the Party receiving such Acquisition Proposal may (and may authorize its subsidiaries and its and their Representatives to), after notifying the other Party in writing of such determination, (x) furnish non-public information with respect to it and its subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to the other Party or shall be provided (to the extent permitted by applicable Law) to the other Party prior to or concurrently with the time it is provided to such Person and (y) participate in negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, each Party and its Representatives may contact any Person submitting an Acquisition Proposal (that was not the result of a violation of this Section 7.3(a)) to clarify and understand the terms of an Acquisition Proposal so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal.

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(b)          Neither the Company Board nor the Sutherland Board shall (A) fail to make or shall withdraw (or modify or qualify in any manner adverse to the other Party or publicly propose to withdraw, modify or qualify in any manner adverse to the other Party) the Company Board Recommendation or the Sutherland Board Recommendation, respectively, or the determination of the advisability to its stockholders of the Merger and other transactions contemplated hereby or make any other public statement in connection with the Company Stockholders Meeting or Sutherland Stockholders Meeting that would reasonably be expected to have the same effect of the foregoing, (B) adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, (C) fail to include the Company Board Recommendation or the Sutherland Board Recommendation, respectively, in whole or in part in the Company Proxy Statement or the Sutherland Proxy Statement, respectively, or any filing or amendment or supplement relating thereto, (D) fail to recommend against any pending tender or exchange offer that constitutes an Acquisition Proposal within ten (10) Business Days after it is launched or (E) fail within three (3) Business Days of a request by the other Party following the public announcement of an Acquisition Proposal, to reaffirm the Company Board Recommendation or the Sutherland Board Recommendation, as applicable (each such action set forth in this Section 7.3(b) being referred to herein as an “Adverse Recommendation Change”), provided, that notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval or the Sutherland Stockholder Approval, as applicable, and following compliance with Section 7.3(c), the Company Board or the Sutherland Board may, if such Board determines in good faith (after consultation with outside counsel and its financial advisor) that the failure to do so would be inconsistent with its duties under applicable Law, make an Adverse Recommendation Change. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Exchange Ratio Announcement shall not be deemed an Adverse Recommendation Change.

(c)          Prior to effecting an Adverse Recommendation Change, (i) Company or Sutherland, as applicable, shall notify the other Party in writing, at least four (4) Business Days prior to effecting such Adverse Recommendation (the “Notice Period”), of its intention to effect such Adverse Recommendation Change (which notice shall specify in reasonable detail the basis for the Adverse Recommendation Change and, if such Adverse Recommendation Change is based upon receipt of a Superior Proposal, shall include the material terms and conditions of such Superior Proposal and the identity of the Person making such proposal and include copies of the current drafts of all material agreements between such Party and the party making such Superior Proposal and any other material documents or agreements that relate to such Superior Proposal (it being understood and agreed that such notice or the public disclosure by such Party of such notice shall not in and of itself constitute an Adverse Recommendation Change)), (ii) during the Notice Period, Company or Sutherland, as applicable, shall negotiate with the other Party in good faith (to the extent such other Party wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that failure to make an Adverse Recommendation Change would no longer be inconsistent with such Board’s duties under applicable Law, and (iii) at the end of the Notice Period, the Company Board or the Sutherland Board, as applicable, shall determine in good faith (after consultation with outside counsel and financial advisors) that failure to take such action would be inconsistent with such Board’s duties under applicable Law; provided, however, that in the event of any material change to the material terms of such Superior Proposal, Company or Sutherland, as applicable, shall, in each case, have delivered to the other Party an additional notice consistent with that described in clause (i) above and the Notice Period shall have recommenced (in which case such Notice Period shall be for two (2) Business Days instead of four (4) Business Days).

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(d)          Company or Sutherland, as applicable, shall promptly (and in any event, within one (1) Business Day) notify the other Party after it or any of its subsidiaries or any of their respective Representatives has received any Acquisition Proposal or inquiry, proposal or offer to enter into or seeking to have discussions or negotiations relating to a possible Acquisition Proposal or the initial request for non-public information concerning Company or Sutherland, as applicable, or any of its subsidiaries. Such notice to the other Party shall indicate the identity of the Person making such request and include the material terms and conditions of such Acquisition Proposal, inquiry, proposal or offer (including a complete copy thereof if in writing and any related documents or correspondence). Following the date hereof, each Party shall keep the other Party reasonably informed orally and in writing on a current basis (and in any event, within one (1) Business Day) of any material developments, discussions or negotiations regarding any Acquisition Proposal (whether made before or after the date hereof) including providing a copy of all material documentation (including drafts) or material correspondence with respect thereto and upon the request of other Party shall apprise the other Party of the status and details of such Acquisition Proposal. Each Party agrees that it and its subsidiaries will not enter into any agreement with any Person subsequent to the date hereof which prohibits such Party from providing any information to other Party in accordance with, or from otherwise complying with the terms of, this Section 7.3.

(e)          Nothing contained in this Section 7.3 shall prohibit Company or the Company Board, or Sutherland or the Sutherland Board, respectively, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a), 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the stockholders of Company or Sutherland, as applicable, if, in the good faith judgment of such Board (after consultation with outside counsel), failure to so disclose would be inconsistent with its duties under applicable Law, and disclosure referred to in clauses (i) and (ii) shall not be deemed to be an Adverse Recommendation Change so long as (A) any such disclosure includes the Company Board Recommendation or the Sutherland Board Recommendation, as applicable, without any modification or qualification thereof or continues the prior recommendation of the Company Board or the Sutherland Board, respectively, and (B) does not contain an express Adverse Recommendation Change; provided, that in no event shall this Section 7.3(e) affect the obligations of Company specified in Section 7.3(b).

(f)           For purposes of this Agreement:

(i)          “Acquisition Proposal” means any proposal, offer, or inquiry from any Person or group of Persons relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of Company and the Company Subsidiaries or Sutherland and the Sutherland Subsidiaries, as applicable, that generate 25% or more of the net revenues or net income or that represent 25% or more of the consolidated total assets (based on fair market value) of Company and the Company Subsidiaries or Sutherland and the Sutherland Subsidiaries, respectively, taken as a whole, immediately prior to such transaction or (B) of 25% or more of any class of capital stock, other equity security or voting power of Company or Sutherland (or any resulting parent company of Company or Sutherland), in each case other than the transactions contemplated by this Agreement, provided, that notwithstanding anything contained herein to the contrary, an Acquisition Proposal shall not include the Tender Offer or any proposal, offer or inquiry relating to the Permitted Sales or the GMFS Sale.

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(ii)         “Superior Proposal” means any Acquisition Proposal made after the date hereof (with all percentages included in the definition of “Acquisition Proposal” increased to 50%), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that (A) if consummated, would be more favorable to the stockholders of Company or Sutherland, respectively, from a financial point of view than the Mergers and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by the other Party in response to any such Acquisition Proposal) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Section 7.4           Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.5           Appropriate Action; Consents; Filings.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the Company Parties and each of the Sutherland Parties shall and shall cause the other Company Subsidiaries and the other Sutherland Subsidiaries, respectively, and their respective Affiliates to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority or Agency in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities, Agencies or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities and Agencies, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that neither Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its subsidiaries (including Company after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including Company after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

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 (b)          In connection with and without limiting the foregoing Section 7.5(a), each of the Company Parties and each of the Sutherland Parties shall give (or shall cause the Company Subsidiaries or the Sutherland Subsidiaries, respectively, to give) any notices to third parties, and each of the Company Parties and each of the Sutherland Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties will and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Company nor Sutherland shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

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(c)          Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers and the other transactions contemplated by this Agreement, none of Company Parties, Sutherland Parties or any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6           Notification of Certain Matters; Transaction Litigation.

(a)          The Company Parties and their Representatives shall give prompt notice to the Sutherland Parties, and the Sutherland Parties and their Representatives shall give prompt notice to the Company Parties, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b)          The Company Parties and their Representatives shall give prompt notice to the Sutherland Parties, and the Sutherland Parties and their Representatives shall give prompt notice to the Company Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the Company Parties, the Sutherland Parties or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i), Section 9.1(d)(i), Section 9.3(b)(i) or Section 9.3(c)(i).

(c)          The Company Parties and their Representatives shall give prompt notice to the Sutherland Parties, and the Sutherland Parties and their Representatives shall give prompt notice to the Company Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any Company Subsidiary or Sutherland Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Company Parties and their respective Representatives shall give Sutherland the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company Parties and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Sutherland’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Sutherland Parties and their respective Representatives shall give the Company Parties the opportunity to reasonably participate in the defense and settlement of any litigation against Sutherland and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

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Section 7.7           Indemnification; Directors’ and Officers’ Insurance.

(a)          Without limiting or being limited by the provisions of Section 7.7(b), during the period commencing as of the Sutherland Merger Effective Time and ending on the sixth (6th) anniversary of the Sutherland Merger Effective Time, Company shall (and shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnified Party against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of Sutherland or any of the Sutherland Subsidiaries, or (y) this Agreement or any of the transactions contemplated by this Agreement, including the Merger; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to Company’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, Company or the Surviving Entity, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation, (ii) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnified Party shall promptly refund to Company or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

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(b)          Without limiting the foregoing, each of Company and the Surviving Entity agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Sutherland Merger Effective Time now existing in favor of the current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of Sutherland or any of the Sutherland Subsidiaries (the “Indemnified Parties”) as provided in (i) the Sutherland Charter, the Sutherland Bylaws or, if applicable, similar organizational documents or agreements of any Sutherland Subsidiary (the “Sutherland Organizational Documents”) and (ii) indemnification agreements of Sutherland shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years following the Sutherland Merger Effective Time, the organizational documents of the Company and Surviving Entity and the organizational documents of any applicable Company Subsidiary or Sutherland Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Company Governing Documents or, if applicable, similar organizational documents or agreements of any Company Subsidiary, Sutherland Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Sutherland Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Sutherland Merger Effective Time, were Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c)          For a period of six (6) years after the Sutherland Merger Effective Time, Company shall cause the Surviving Entity to maintain in effect Sutherland’s current directors’ and officers’ liability insurance covering each Person currently covered by Sutherland’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Sutherland Merger Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as Sutherland’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Sutherland’s existing policies as of the date hereof or (ii) in consultation with Company, Sutherland may obtain extended reporting period coverage under Sutherland’s existing insurance programs (to be effective as of the Sutherland Merger Effective Time) for a period of six (6) years after the Sutherland Merger Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.7(c) in excess of 300% of the most recent annual premiums paid by Sutherland for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(d)          If Company or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Company or the Surviving Entity, as applicable, assume the obligations set forth in this Section 7.7.

(e)          Company shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

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(f)           The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Sutherland, Company and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.

Section 7.8           Stock Exchange Listing. Company shall use its reasonable best efforts to cause (i) the Company Common Stock to be issued in connection with the Sutherland Merger and (ii) the Company Common Stock that may be issued to holders of Company OP Units to be issued in connection with the Partnership Merger upon exchange thereof, in each case, to be approved for listing on the NYSE, subject to official notice of issuance, at the Sutherland Merger Effective Time.

Section 7.9           Dividends.

(a)          In the event that a distribution with respect to the shares of Company Common Stock permitted under the terms of this Agreement has a record date prior to the Sutherland Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of Company Common Stock on the Closing Date immediately prior to the Sutherland Merger Effective Time. In the event that a distribution with respect to the shares of Sutherland Common Stock permitted under the terms of this Agreement has a record date prior to the Sutherland Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of Sutherland Common Stock on the Closing Date immediately prior to the Sutherland Merger Effective Time. Sutherland shall coordinate with Company the declaration, setting of record dates and payment dates of dividends on Sutherland Common Stock so that holders of Sutherland Common Stock and Sutherland OP Units (i) do not receive dividends on both Sutherland Common Stock and Company Common Stock received in the Sutherland Merger, or Sutherland OP Units and Company OP Units received in the Partnership Merger, as applicable, in respect of a single calendar quarter or fail to receive a dividend on either Sutherland Common Stock or Company Common Stock received in the Merger, or Sutherland OP Units and Company OP Units received in the Partnership Merger, as applicable, in respect of a single calendar quarter or (ii) do not receive both a dividend permitted by the proviso to Section 6.2(b)(iii) on Sutherland Common Stock or Sutherland OP Units and a dividend permitted by the proviso to Section 6.1(b)(iii) on Company Common Stock or Company OP Units received in the Mergers or fail to receive either a dividend permitted by the proviso to Section 6.2(b)(iii) on Sutherland Common Stock or Sutherland OP Units or a dividend permitted by the proviso to Section 6.1(b)(iii) on Company Common Stock, or Sutherland OP Units and Company OP Units received in the Partnership Merger, as applicable, received in the Mergers.

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(b)          In the event that either Company or Sutherland shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iii), respectively, it shall notify the other Party at least twenty (20) days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of Sutherland, to holders of Sutherland Common Stock or Sutherland OP Units, in an amount per share of Sutherland Common Stock or per Sutherland OP Unit equal to the product of (A) the dividend declared by Company with respect to each share of Company Common Stock by (B) the Exchange Ratio and (ii) in the case of Company, to holders of Company Common Stock and Company OP Units, in an amount per share of Company Common Stock or per Company OP Unit equal to the quotient obtained by dividing (x) the dividend declared by Sutherland with respect to each share of Sutherland Common Stock by (y) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.9(b) shall be prior to the Closing Date.

Section 7.10        Voting of Shares. The Sutherland Parties shall vote all shares of Company Common Stock beneficially owned by it or any of the other Sutherland Subsidiaries as of the record date for the Company Stockholders Meeting, if any, in favor of approval of the issuance of Company Common Stock pursuant to this Agreement.

Section 7.11         Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the Company Charter or the Sutherland Charter (“Charter Restrictions”) on the Mergers and the other transactions contemplated by this Agreement. No Party shall take any action to exempt any Person (other than the other Parties or their respective affiliates) from any Takeover Statute of any jurisdiction or the Charter Restrictions that may purport to be applicable to the Mergers or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or the Charter Restrictions not to apply to any such Person.

Section 7.12         Obligations of the Parties. Sutherland shall take all actions necessary to cause the other Sutherland Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement. Company shall take all actions necessary to (a) cause the Company Parties to perform its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Sutherland Merger Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement.

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Section 7.13         Related Party Agreements.

(a)          Except as set forth in this Section 7.13 of the Company Disclosure Letter, Company shall cause all contracts (including, for the avoidance of doubt, the Company Related Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of Company or any Company Subsidiary, on the one hand, and Company or any Company Subsidiary, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments (other than customary indemnification obligations) by or on behalf of Company as of the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between Company and/or any entities that will remain Company Subsidiaries after the Closing.

(b)          Except as set forth in this Section 7.13 of the Sutherland Disclosure Letter, Sutherland shall cause all contracts (including, for the avoidance of doubt, the Sutherland Related Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of Sutherland or any Sutherland Subsidiary, on the one hand, and Sutherland or any Sutherland Subsidiary, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments (other than customary indemnification obligations) by or on behalf of Sutherland as of the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between Sutherland and/or any entities that will remain Sutherland Subsidiaries after the Closing.

Section 7.14         Corporate and Entity Names. Prior to the Closing, the Company Board shall approve the change of the name of Company effective as of the Merger Effective Time to “Sutherland Asset Management Corporation” in accordance with MGCL Sections 2-605 and 3-109, without any further action by any of the holders of Company Common Stock. Immediately before the Closing, Company shall change the corporate and entity names of each Company Subsidiary to names to names selected by Sutherland and shall change any domain names of Company and Company Subsidiaries to names selected by Sutherland, but in each case not including the word “ZAIS” or any derivative thereof, or any terms confusingly similar thereto. Prior to the Closing Date, Company shall, at its own cost and expense, remove any signage from the Company Leased Real Property that includes any marks, names, logos, domain names or trade dress that include in whole or in part the term “ZAIS”, or any derivative name or variation thereof that is confusingly similar to such name. As of the date that is ten (10) Business Days following the Merger Effective Time, Company will cease all use, and will cause each Company Subsidiary to cease all use, of the “ZAIS” name, any derivative thereof or any terms confusingly similar thereto, and none of Surviving Entity or any of its subsidiaries will ever use the “ZAIS” name, any derivative thereof or any terms confusingly similar thereto; provided, that nothing in this Section 7.14 shall (i) require any amendment to any financing statement, deed or other similar public filing or recorded instrument made in the name of Company or any Company Subsidiary as a secured party, or (ii) prevent the Surviving Entity or any Sutherland Subsidiary from (A) informing third parties of the change in name, (B) using written materials marked with such names prior to the Closing Date, or (C) using the “ZAIS” name as reasonably necessary or advisable for historical purposes to describe the former legal name of Company or any Company Subsidiary or the former advisor to Company or any Company Subsidiary for the period prior to the Closing Date.

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Section 7.15         Director Resignations. Company shall use its reasonable best efforts to cause to be delivered to Sutherland a letter of resignation in the form of Exhibit C executed by each director of Company, Company Operating Partnership and each Wholly Owned Company Subsidiary in office immediately prior to the Merger Effective Time (other than the Company Designee, if applicable), such resignations to be effective as of the applicable Merger Effective Time, to the extent that such director has not previously delivered such resignation.

Section 7.16         Tax Matters.

(a)          Company shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 8.2(e), (ii) deliver to Clifford Chance LLP a tax representation letter, dated as of the Closing Date and signed by an officer of Company, containing representations of Company reasonably necessary or appropriate to enable Clifford Chance LLP to render the tax opinion described in Section 8.2(e) and (iii) deliver to each of Sidley Austin LLP and Alston & Bird LLP a tax representation letter, dated as of the Closing Date and signed by an officer of Company and Company Operating Partnership, containing representations of Company and Company Operating Partnership reasonably necessary or appropriate to enable each of Sidley Austin LLP and Alston & Bird LLP to render the tax opinions described in Section 8.2(f) and Section 8.3(f).

(b)          Sutherland shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 8.3(e), (ii) deliver to Clifford Chance LLP a tax representation letter, dated as of the Closing Date and signed by an officer of Sutherland and Sutherland Operating Partnership, containing representations of Sutherland and Sutherland Operating Partnership reasonably necessary or appropriate to enable Clifford Chance LLP to render the tax opinion described in Section 8.3(e), and (iii) deliver to each of Sidley Austin LLP and Alston & Bird LLP a tax representation letter, dated as of the Closing Date and signed by an officer of Sutherland and Sutherland Operating Partnership, containing representations of Sutherland and Sutherland Operating Partnership reasonably necessary or appropriate to enable each of Sidley Austin LLP and Alston & Bird LLP to render the tax opinions described in Section 8.2(f) and Section 8.3(f).

(c)          Sutherland and Company shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

(d)          Each of Sutherland and Company shall use its reasonable best efforts to cause the Sutherland Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of Sutherland or Company shall take any action, or fail to take any action, that would reasonably be expected to cause the Sutherland Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

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Section 7.17         Company Board and Officers. The Company Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the Sutherland Merger Effective Time, to (i) increase the number of directors to six (6) and to cause (x) the individuals set forth on Section 7.17 of the Sutherland Disclosure Letter and the other individuals designated by Sutherland (together, the “Sutherland Designees”) and (y) David L. Holman (the “Company Designee”) to compose the entire Company Board (such persons, and any replacement designees selected, the “Board Designees”), (ii) appoint Thomas E. Capasse as Chairman of the Board and (iii) appoint the Board Designees so identified by Sutherland to the various committees of the Board. Sutherland shall cause a majority of the Board Designees to be independent as determined under the applicable NYSE independence rules. If any of the Sutherland Designees or the Company Designee is not able or willing to serve on the Company Board, as of the Sutherland Merger Effective Time, Sutherland shall select (in the case of the Sutherland Designees), and Company shall select with Sutherland’s consent (in the case of the Company Designee), within a reasonable period of time prior to the Sutherland Merger Effective Time, a replacement, and the Company Board shall appoint such replacement as a member of the Company Board, as of the Sutherland Merger Effective Time. Effective as of the Sutherland Merger Effective Time, the Company Board shall elect as officers the individuals set forth on Section 7.17 of the Sutherland Disclosure Letter with the respective offices set forth thereon. If any of such persons is not able or willing to serve as an officer of Company as of the Merger Effective Time, Sutherland shall select a replacement, and the Company Board shall elect such replacement to such office, as of the Sutherland Merger Effective Time.

Section 7.18         Permitted Sales and GMFS Sale. Prior to the Closing, Company shall use its reasonable best efforts to effect the Permitted Loan Sale and the GMFS Sale. Neither Company nor any Company Subsidiary shall enter into any Alternative Acquisition Agreement (which for the avoidance of doubt shall not include an Acceptable Confidentiality Agreement) with respect to the (i) Permitted Loan Sale if not on terms and conditions substantially consistent with the terms and conditions set forth on Section 1.1(c) of the Company Disclosure Letter or (ii) the Permitted Securities Sale or the GMFS Sale, in each case without the prior written consent of Sutherland (which consent shall not be unreasonably, withheld, delayed or conditioned).

Section 7.19         Tender Offer.

(a)          Provided that none of the events or conditions set forth in Exhibit K shall have occurred and be existing and shall not have been waived in writing by Company (the conditions set forth in Exhibit K, the “Tender Offer Conditions”), no later than two (2) Business Days following the condition in Section 8.1(b) having been satisfied, Company shall be permitted to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Tender Offer. Company shall not increase the Tender Offer Funds or change the form of consideration payable in the Tender Offer, or amend any term of the Tender Offer in a manner which is materially adverse to Sutherland; provided that to the extent permitted by Law and as consented to in writing by Sutherland, Company may waive any of the Tender Offer Conditions.

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(b)          Company shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Tender Offer on the date that the Tender Offer is commenced, which Tender Offer Statement shall include an offer to purchase, form of transmittal letter and form of notice of guaranteed delivery (together with any supplements or amendments thereto, collectively, the “Tender Offer Documents”) and cause the Tender Offer Documents to be disseminated to the holders of Company Common Stock in accordance with the applicable requirements of the U.S. federal securities Laws. Company shall cause the Tender Offer Documents to comply in all material respects with the applicable U.S. federal securities Laws and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Company Common Stock and on the Acceptance Date, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Company shall promptly correct any information set forth in the Tender Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and to cause the Tender Offer Documents as so corrected to be filed with the SEC and disseminated to the holders of Company Common Stock to the extent required by applicable Law. Sutherland and its counsel shall be given the opportunity to review and comment on the Tender Offer Documents prior to their being filed with the SEC and to review any comments received from the SEC with respect to such Tender Offer Documents, and Company agrees to give reasonable consideration to the comments of Sutherland and its counsel. Company and its counsel will give Sutherland and its counsel a reasonable opportunity to participate in all communications with the SEC and its staff, including meetings and telephone conferences related to the Schedule TO and the Tender Offer Documents.

(c)          Subject to the terms and conditions thereof, the Tender Offer shall remain open until midnight, New York City time, at the end of the twentieth (20th) Business Day beginning with (and including) the date that the Tender Offer is commenced (determined in accordance with Rule 14d-1(g) (3) under the Exchange Act) (the “Expiration Date”), unless Company shall have extended the period of time for which the Tender Offer is open pursuant to, and in accordance with, the following provisions of this sentence or as may be required by applicable Law, in which event the term “Expiration Date” shall mean the latest time and date as the Tender Offer, as so extended may expire; provided, however, that Company shall extend the Tender Offer for one or more periods (but not in excess of three) of not more than five Business Days each if, at the scheduled Expiration Date, any of the Tender Offer Conditions shall not have been satisfied or waived.

(d)          Subject to the terms and conditions set forth in this Agreement and to satisfaction or waiver of all the Tender Offer Conditions as of the Expiration Date, Company shall promptly after the Expiration Date, accept for payment and pay for (after giving effect to any required withholding Tax) all shares of Company Common Stock that have been validly tendered and not withdrawn pursuant to the Tender Offer (the date on which such acceptance for payment occurs, the “Acceptance Date”).

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Section 7.20         Conduit Agreements. On or prior to the Closing, Company shall cause all contracts entered into by the Conduit to be settled or terminated (subject to any obligations that survive after termination pursuant to the terms of such contracts) and all licenses obtained from Governmental Authorities by the Conduit to be surrendered, subject to all post-surrender requirements as mandated by applicable Law. The Parties recognize that the implementation of such surrender requirements shall extend beyond the Closing.

Article 8

CONDITIONS

Section 8.1           Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Sutherland Merger Effective Time of the following conditions:

(a)          Regulatory Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority or Agency necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the Company Disclosure Letter and Section 8.1(a) of the Sutherland Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b)          Stockholder Approvals. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter and Company Bylaws. The Sutherland Stockholder Approval shall have been obtained in accordance with applicable Law and the Sutherland Charter.

(c)          No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement.

(d)          Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

(e)          Stock Exchange Listing. (i) The Company Common Stock to be issued in connection with the Sutherland Merger and (ii) the Company Common Stock that may be issued to holders of Company OP Units to be issued in connection with the Partnership Merger upon exchange thereof, in each case, shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)           Tender Offer. Company shall have commenced the Tender Offer and either (A) the Acceptance Date shall have occurred or (B) Company shall have withdrawn the Tender Offer.

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Section 8.2           Conditions to Obligations of the Sutherland Parties. The obligations of the Sutherland Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by Sutherland, at or prior to the Sutherland Merger Effective Time, of the following additional conditions:

(a)          Representations and Warranties. (i) The representations and warranties of the Company Parties set forth in the Fundamental Representations (except Section 4.5(a) (Capital Structure), Section 4.20 (Brokers), Section 4.21 (Opinion of Financial Advisor) and Section 4.22 (Takeover Statutes)), shall be true and correct in all material respects as of the date of this Agreement and as of the Sutherland Merger Effective Time, as though made as of the Sutherland Merger Effective Time, (ii) the representations and warranties set forth in Section 4.5(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Sutherland Merger Effective Time, as though made as of the Sutherland Merger Effective Time, and (iii) each of the other representations and warranties of the Company Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Sutherland Merger Effective Time, as though made as of the Sutherland Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a Company Material Adverse Effect.

(b)          Performance of Covenants and Obligations of the Company Parties. The Company Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Sutherland Merger Effective Time.

(c)          Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a Company Material Adverse Effect.

(d)          Delivery of Certificate. Company shall have delivered to Sutherland a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of Company, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)          REIT Opinion. Sutherland shall have received a written opinion of Clifford Chance LLP, or other counsel to Company satisfactory to Sutherland, dated as of the Closing Date and in form and substance reasonably satisfactory to Sutherland, to the effect that, commencing with Company’s taxable year that ended on December 31, 2011, Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Company to meet, through the Sutherland Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by Company and Company Operating Partnership.

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(f)           Section 368 Opinion. Sutherland shall have received a written opinion of Sidley Austin LLP, tax counsel to Sutherland, dated as of the Closing Date and in form and substance reasonably satisfactory to Sutherland, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Sutherland Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Sidley Austin LLP may rely upon the tax representation letters described in Section 7.16.

(g)          Board Designees. Each of the Board Designees shall have been elected to the Company Board effective as of the Sutherland Merger Effective Time.

(h)          Permitted Loan Sale. The Permitted Loan Sale shall have been consummated.

(i)           Delivery of Advisor Certificate. Advisor shall have delivered to Company and Sutherland a certificate, dated the date of Closing and signed by an authorized officer of Advisor, certifying that the representations and warranties set forth in Article II of the Company Termination Agreement shall be true and correct as of the date of this Agreement and as of the Sutherland Merger Effective Time, as though made as of the Sutherland Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B)  where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a Company Material Adverse Effect.

Section 8.3           Conditions to Obligations of the Company Parties. The obligations of the Company Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by Company at or prior to the Sutherland Merger Effective Time, of the following additional conditions:

(a)          Representations and Warranties. (i) The representations and warranties of the Sutherland Parties set forth in the Fundamental Representations (except Section 5.5(a) (Capital Structure), Section 5.20 (Brokers), Section 5.21 (Opinion of Financial Advisor) and Section 5.22 (Takeover Statutes)) shall be true and correct in all material respects as of the date of this Agreement and as of the Sutherland Merger Effective Time, as though made as of the Sutherland Merger Effective Time, (ii) the representations and warranties set forth in Section 5.5(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Sutherland Merger Effective Time, as though made as of the Sutherland Merger Effective Time, and (iii) each of the other representations and warranties of the Sutherland Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Sutherland Merger Effective Time, as though made as of the Sutherland Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Sutherland Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a Sutherland Material Adverse Effect.

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(b)          Performance of Covenants or Obligations of the Sutherland Parties. The Sutherland Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Sutherland Merger Effective Time.

(c)          Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a Sutherland Material Adverse Effect.

(d)          Delivery of Certificate. Sutherland shall have delivered to Company a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of Sutherland certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e)          REIT Opinion. Company shall have received a written opinion of Clifford Chance LLP, or other counsel to Sutherland satisfactory to Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Company, to the effect that, commencing with Sutherland’s taxable year that ended on December 31, 2013, Sutherland has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Sutherland to meet, through the Sutherland Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by Sutherland and Sutherland Operating Partnership.

(f)           Section 368 Opinion. Company shall have received a written opinion of Alston & Bird LLP, tax counsel to Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Sutherland Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Alston & Bird LLP may rely upon the tax representation letters described in Section 7.16.

(g)          FIRPTA Certificate. On the Closing Date, prior to the Mergers, Sutherland shall deliver to Company a duly executed certificate, dated as of the Closing Date, confirming that Sutherland is not a United States real property holding corporation within the meaning of Section 897(c) of the Code.

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Article 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1           Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Sutherland Merger Effective Time, notwithstanding receipt of Company Stockholder Approval or Sutherland Stockholder Approval (except as otherwise specified in this Section 9.1):

(a)          by mutual written consent of each of Sutherland and Company;

(b)          by either Sutherland or Company:

(i)          if the Sutherland Merger shall not have occurred on or before 11:59 p.m. New York time on December 31, 2016 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and (A) in the case of Sutherland, including the failure of the other Sutherland Parties, and (B) in the case of Company, including the failure of the other Company Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Sutherland Merger to be consummated by the Outside Date;

(ii)         if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and (A) in the case of Sutherland, including the failure of the other Sutherland Parties, and (B) in the case of Company, including the failure of the other Company Parties) to perform any of its obligations, covenants or agreements under this Agreement; or

(iii)        if either (A) the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken or (B) the Sutherland Stockholder Approval shall not have been obtained at the Sutherland Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if failure to receive the Company Stockholder Approval or the Sutherland Stockholder Approval was primarily due to the failure of such Party to perform any of its obligations, covenants or agreements under this Agreement;

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(c)          by Sutherland:

(i)          if any of the Company Parties shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Sutherland Merger Effective Time (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 (a “Company Terminating Breach”) and (B) cannot be cured or waived by the Outside Date; provided, that Sutherland shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Sutherland Terminating Breach shall have occurred and be continuing at the time Sutherland delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii)         prior to obtaining the Company Stockholder Approval, if Company or the Company Board (A) shall have effected an Adverse Recommendation Change (provided, that Sutherland’s right to terminate this Agreement pursuant to this Section 9.1(c)(ii)(A) in respect of an Adverse Recommendation Change will expire thirty (30) days after the last date upon which the Company Board makes such Adverse Recommendation Change), (B) fails to include the Company Board Recommendation in the Company Proxy Statement or (C) approves, adopts, publicly endorses or recommends, or enters into or allows Company or any of the Company Subsidiaries to enter into a definitive agreement for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement); or

(d)          by Company:

(i)          if any of the Sutherland Parties shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Sutherland Merger Effective Time (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 (a “Sutherland Terminating Breach”) and (B) cannot be cured or waived by the Outside Date; provided, that Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the time Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii)         prior to obtaining the Sutherland Stockholder Approval, if Sutherland or the Sutherland Board (A) shall have effected an Adverse Recommendation Change (provided, that Company’s right to terminate this Agreement pursuant to this Section 9.1(d)(ii)(A) in respect of an Adverse Recommendation Change will expire thirty (30) days after the last date upon which the Sutherland Board makes such Adverse Recommendation Change), (B) fails to include the Sutherland Board Recommendation in the Sutherland Proxy Statement or (C) approves, adopts, publicly endorses or recommends, or enters into or allows Sutherland or any of the Sutherland Subsidiaries to enter into a definitive agreement for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

Section 9.2           Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Sutherland Parties or the Company Parties, except that the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or willful and material breach of any of its covenants, obligations or agreements set forth in this Agreement.

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Section 9.3           Fees and Expenses.

(a)          Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated, provided that the Parties will share equally any HSR Act and Form S-4 filing fees as may be required to consummate the transactions contemplated by this Agreement.

(b)          In the event that:

(i)          (A)         this Agreement is terminated by Sutherland pursuant to Section 9.1(c)(i), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the Company Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (B) (x) this Agreement is terminated by Company or Sutherland pursuant to Section 9.1(b)(iii), and prior to the Company Stockholders Meeting, an Acquisition Proposal with respect to Company has been publicly announced, disclosed or otherwise communicated to Company’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal and (y) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal with respect to Company is consummated or Company enters into a definitive agreement in respect of an Acquisition Proposal with respect to Company that is later consummated; or

(ii)         this Agreement is terminated by Sutherland pursuant to Section 9.1(c)(ii);

then, in any such event, Company shall pay to Sutherland the Termination Fee, it being understood that in no event shall Company be required to pay the Termination Fee on more than one occasion. Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Sutherland (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee payable pursuant to Section 9.3(b)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of the Termination Fee payable pursuant to Section 9.3(b)(ii). Notwithstanding anything in this Agreement to the contrary (but subject to the proviso to Section 9.2), in the event that the Termination Fee becomes payable, then payment to Sutherland of the Termination Fee, together with any amounts due under Section 9.3(d), shall be the Sutherland Parties’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Company Parties, any of the other Company Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Released Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise; provided, however, that the foregoing shall not impair the rights of Sutherland, if any, to obtain injunctive relief and/or specific performance pursuant to Section 10.9 prior to any termination of this Agreement. Subject to the proviso to Section 9.2, upon payment of the Termination Fee, no Company Released Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except that the obligations under the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements) and Article 10 (General Provisions) of this Agreement shall survive.

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(c)          In the event that:

(i)          (A) this Agreement is terminated by Company pursuant to Section 9.1(d)(i), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (with, for all purposes of this Section 9.3(c)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the Sutherland Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (B) (x) this Agreement is terminated by Company or Sutherland pursuant to Section 9.1(b)(iii), and prior to the Sutherland Stockholders Meeting, an Acquisition Proposal with respect to Sutherland has been publicly announced, disclosed or otherwise communicated to Company’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal and (y) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal with respect to Sutherland is consummated or Sutherland enters into a definitive agreement in respect of an Acquisition Proposal with respect to Sutherland that is later consummated; or

(ii)         this Agreement is terminated by Company pursuant to Section 9.1(d)(ii);

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then, in any such event, Sutherland shall pay to Company the Termination Fee, it being understood that in no event shall Sutherland be required to pay the Termination Fee on more than one occasion. Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Company (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee payable pursuant to Section 9.3(c)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of the Termination Fee payable pursuant to Section 9.3(c)(ii). Notwithstanding anything in this Agreement to the contrary (but subject to the proviso to Section 9.2), in the event that the Termination Fee becomes payable, then payment to Company of the Termination Fee, together with any amounts due under Section 9.3(d), shall be the Company Parties’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Sutherland Parties, any of the other Sutherland Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Sutherland Released Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise; provided, however, that the foregoing shall not impair the rights of Company, if any, to obtain injunctive relief and/or specific performance pursuant to Section 10.9 prior to any termination of this Agreement. Subject to the proviso to Section 9.2, upon payment of the Termination Fee, no Sutherland Released Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except that the obligations under the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements) and Article 10 (General Provisions) of this Agreement shall survive.

(d)          In the event that Company or Sutherland, as the case may be, is obligated to pay the Termination Fee pursuant to Section 9.3(c), the paying Party shall deposit into escrow an amount in cash equal to the Termination Fee with an escrow agent reasonably selected by the other Party, after reasonable consultation with the paying Party, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3(d) and otherwise reasonably acceptable to each of the Parties and the escrow agent. The payment or deposit into escrow of the Termination Fee pursuant to this Section 9.3(d) shall be made by the paying Party promptly after receipt of notice from the other Party that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Fee in escrow or the applicable portion thereof shall be released to the receiving Party on an annual basis based upon the delivery by the receiving Party to the escrow agent of any one (or a combination) of the following:

(i)          a letter from the receiving Party’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the receiving Party without causing the receiving Party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the receiving Party determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to the receiving Party such maximum amount stated in the accountant’s letter;

(ii)         a letter from the receiving Party’s counsel indicating that the receiving Party received a private letter ruling from the IRS holding that the receipt by the receiving Party of the Termination Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the receiving Party the remainder of the Termination Fee; or

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(iii)        a letter from the receiving Party’s counsel indicating that the receiving Party has received a tax opinion from receiving Party’s outside counsel or accountant, respectively, to the effect that the receipt by the receiving Party of the Termination Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the receiving Party the remainder of the Termination Fee.

The Parties agree to cooperate in good faith to amend this Section 9.3(d) at the reasonable request of the other Party in order to (A) maximize the portion of the Termination Fee that may be distributed to the receiving Party hereunder without causing the receiving Party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the receiving Party’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(d) or (C) assist the receiving Party in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(d). The Escrow Agreement shall provide that the receiving Party shall bear all costs and expenses under the Escrow Agreement and that any portion of the Termination Fee held in escrow for ten (10) years shall be released by the escrow agent to the paying Party. The paying Party shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes of the paying Party associated with the release of the funds to the paying Party from the escrow). The receiving Party shall fully indemnify the paying Party and hold the paying Party harmless from and against any such liability, cost or expense.

(e)          Each of Company and Sutherland acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement. If Company fails promptly to pay any amounts due pursuant to Section 9.3(b), or Sutherland fails promptly to pay any amounts due pursuant to Section 9.3(c), and, in order to obtain such payment, the other Party commences a suit that results in a judgment for the amounts set forth in Section 9.3(b) or in Section 9.3(c), as applicable, the Party that has failed to pay any such amounts shall pay to the other Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 9.3(b) or Section 9.3(c), as applicable, from the date of termination of this Agreement at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made (the “Prime Rate”).

Section 9.4           Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the Company Board and the Sutherland Board, respectively, at any time before or after receipt of the Company Stockholder Approval and prior to the Sutherland Merger Effective Time; provided, that (a) after the Company Stockholder Approval has been obtained, there shall not be (x) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Sutherland Common Stock, or which by applicable Law requires the further approval of the stockholders of Company without such further approval of such stockholders, or (y) any amendment or change not permitted under applicable Law and (b) after the Sutherland Stockholder Approval has been obtained, there shall not be (x) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Sutherland Common Stock, or which by applicable Law requires the further approval of the stockholders of Sutherland without such further approval of such stockholders, or (y) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

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Article 10

GENERAL PROVISIONS

Section 10.1         Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Sutherland Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Sutherland Merger Effective Time.

Section 10.2         Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)	if to a Company Party to:

ZAIS Financial Corp.

Two Bridge Avenue, Suite 322

Red Bank, New Jersey 07701

Attn: Michael F. Szymanski

email: mszymanski@zaisgroup.com

Fax: (732) 978-7507

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

950 F Street, NW

Washington, DC 20007

Attn: David E. Brown, Jr.

email: david.brown@alston.com

Fax: (202) 654-4945

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(b)	if to a Sutherland Party to:

Sutherland Asset Management Corporation

1140 Avenue of the Americas, 7th Floor

New York, NY 10036

Attn: Kenneth Nick

email: knick@waterfallam.com

Fax: (212) 843-8909

Telephone: (212) 257-4606

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Scott Freeman

Facsimile: (212) 839-5599

Section 10.3         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

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Section 10.5         Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Schedules, the Company Disclosure Letter and the Sutherland Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article 3 (which, from and after the Sutherland Merger Effective Time, shall be for the benefit of holders of shares of Sutherland Common Stock immediately prior to the Merger Effective Time) and Section 7.7 (which, from and after the Sutherland Merger Effective Time shall be for the benefit of the Indemnified Parties) are not intended to confer upon any Person other than the Parties hereto any rights or remedies. Prior to the Merger Effective Time, each holder of Sutherland Common Stock and Sutherland OP Units shall be a third party beneficiary of this Agreement for the purpose of pursuing claims for damages (including damages based on the loss of the economic benefits of the Mergers, including the loss of the premium offered to such holder) under this Agreement in the event of a failure by Company, Merger Sub or Company Operating Partnership to effect the Mergers as required by this Agreement or a material breach by Company, Merger Sub or Company Operating Partnership that contributed to a failure of any of the conditions to Closing from being satisfied. The rights granted pursuant to the immediately preceding sentence shall be enforceable only by Sutherland in its sole and absolute discretion, on behalf of the holders of Sutherland Common Stock and the Sutherland OP Units, and any amounts received by Sutherland in connection therewith may be retained by Sutherland.

Section 10.6         Extension; Waiver. At any time prior to the Merger Effective Time, the Parties may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7         Governing Law; Venue.

(a)          Except to the extent that the Laws of the State of Delaware are mandatorily applicable to the Partnership Merger, this Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)          All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

119

Section 10.8         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.9         Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 10.10       Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.10.

Section 10.11       Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

120

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

zais financial corp.

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: President and Chief Executive Officer

ZAIS Financial Partners, L.P.

By:	ZAIS Financial Corp., its General Partner

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: President and Chief Executive Officer

ZAIS MERGER SUB, LLC

By:	ZAIS Financial Corp., its Manager

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

SUTHERLAND ASSET MANAGEMENT CORPORATION

By:	/s/ Frederick C. Herbst
Name: Frederick C. Herbst
Title: Chief Financial Officer

SUTHERLAND PARTNERS, L.P.

By: SUTHERLAND ASSET MANAGEMENT CORPORATION, not in its individual capacity but solely as general partner

By:	/s/ Frederick C. Herbst
Name: Frederick C. Herbst
Title: Authorized Person

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT A-1

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT, dated as of April 6, 2016 (this “Agreement”), among ZAIS FINANCIAL CORP., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Company”), ZAIS FINANCIAL PARTNERS, L.P., a Delaware limited partnership and the operating partnership of Company (“Company Operating Partnership”), each of the subsidiaries of Company as set forth on the signature page hereto (“Company Subsidiaries”), ZAIS REIT MANAGEMENT, LLC, a Delaware limited liability company and the investment advisor to Company (“Advisor”), and SUTHERLAND ASSET MANAGEMENT CORPORATION, a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Sutherland”). Each of Company, Company Operating Partnership, Company Subsidiaries, Advisor and Sutherland is sometimes referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Company, Company Operating Partnership, ZAIS Merger Sub, LLC, Sutherland and Sutherland Partners, L.P. have entered into that certain Agreement and Plan of Merger dated as of the date hereof (as may be amended, the “Merger Agreement”), which sets forth certain rights and obligations of the parties thereto; and

WHEREAS, upon the consummation of the Mergers (as defined in the Merger Agreement), the Parties desire to terminate the Third Amended and Restated Investment Advisory Agreement, dated as of August 11, 2014, among Company, Company Operating Partnership, Company Subsidiaries and Advisor (the “Company Advisory Agreement”), upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I
TERMINATION

Section 1.1           Definitions. Capitalized terms used and not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement.

Section 1.2           Termination of Company Advisory Agreement.

(a)          Advisor, Company, Company Operating Partnership and Company Subsidiaries hereby agree that the Company Advisory Agreement shall be terminated, without any further liability or obligation on the part of any party thereto, effective as of the Closing and upon receipt of the Advisor Termination Payment; provided, that each of Section 6 (Records; Confidentiality), Section 9 (Expenses of the Company), Section 10 (Calculations of Expenses), Section 11 (Limits of Advisor Responsibility; Indemnification), Section 16 (Actions Upon Termination) and Section 20 (Governing Law) of the Company Advisory Agreement shall survive such termination until they are satisfied in full or by their nature expire in accordance with its terms, subject to Section 1.3. If the Merger Agreement is terminated, this Agreement shall automatically be deemed revoked and void ab initio.

(b)          The Advisor Termination Payment shall be paid by Company on the Closing Date to the account of Advisor as set forth in Schedule I. For the avoidance of doubt, no Termination Fee (as defined in the Company Advisory Agreement) shall be payable in connection with the termination of the Company Advisory Agreement.

Section 1.3           Waiver of Notice; Calculation of Fees. Each Party waives any notice of termination requirement, whether set forth in the Company Advisory Agreement, any other contract between Company and Advisor or its Affiliate or otherwise. All fees due and payable for the period up to the Closing under the Company Advisory Agreement shall be calculated in accordance with the term of the Company Advisory Agreement; provided, that Advisor shall deliver the statement contemplated by Section 10 of the Company Advisory Agreement documenting the Expenses (as defined in the Company Advisory Agreement) of Company, Company Operating Partnership and Company Subsidiaries and Expenses incurred by Advisor, within 30 days after the Closing Date.

Article II
REPRESENTATIONS AND WARRANTIES OF ADVISOR

Advisor hereby represents and warrants to Company, Company Operating Partnership, Company Subsidiaries and Sutherland as follows:

Section 2.1           Organization. Advisor is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all limited liability company power required to carry on its business as now conducted.

Section 2.2           Authority. Advisor has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Advisor and is legal, valid, binding and enforceable upon and against Advisor.

Section 2.3           No Conflict; Required Filings and Consents. The execution, delivery and performance by Advisor of this Agreement and the consummation by Advisor of the transactions contemplated hereby do not and will not (a) violate any provision of the organizational documents of Advisor; (b) violate any federal, state or local statute, law, regulation, order, injunction or decree (“Law”); or (c) require any consent or approval of any person, including any registration or filing with, or notice to any federal, state or local governmental authority or any agency or instrumentality thereof.

Section 2.4           Claims by Advisor. Advisor has not made any claims against Company, Company Operating Partnership and Company Subsidiaries (“Company Parties”) and, to Advisor’s knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by Advisor against any Company Party.

Section 2.5           Claims by Company Parties. None of the Company Parties has made any claims against Advisor and, to Advisor’s knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by any Company Party against Advisor.

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Section 2.6           Brokers. Except as previously disclosed to Sutherland pursuant to the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Advisor or its Affiliates.

Article III
COVENANTS

Section 3.1           Public Announcements. So long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law, order or the applicable rules of any stock exchange if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement.

Section 3.2           Post-Closing Cooperation. (a) Advisor and Company shall cooperate with each other, and shall cause their Representatives to cooperate with each other, for a period of 180 days after the Closing Date to facilitate the orderly transition of management of Company and Company Subsidiaries from Advisor to Waterfall and to minimize any disruption to Company and the Company Subsidiaries that might result from the transactions contemplated by the Merger Agreement. After the Closing, upon reasonable written notice, each of Advisor and Company shall furnish or cause to be furnished to each other and their respective Representatives access, during normal business hours, to such information and assistance relating to Company and Company Subsidiaries (to the extent within the control of such Party) as is reasonably necessary for the conduct of business in the ordinary course, including but not limited to financial reporting, accounting and regulatory purposes.

(b)          For the avoidance of doubt, the delivery to the Board of Directors of all property and documents of the Company or any Company Subsidiary then in the custody of the Advisor required under Section 16(iii) of the Company Advisory Agreement shall include all imaged, electronic or physical Collateral Files to the extent in the possession or the control of Advisor or its Affiliates (other than Company or any Company Subsidiary). Any such documents shall be delivered by Advisor to a location in the United States, as designated by Company. To the extent any such documents have not been delivered as of the Closing Date, Advisor shall cause such documents to be delivered to Company or Company’s designee as promptly as reasonably practicable following the Closing Date and shall be held by Advisor in trust for the benefit of Company until delivery to Company or Company’s designee. Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, Advisor (i) shall be permitted to retain such copies of the Collateral Files and other property and documents as are necessary solely for the purpose of demonstrating compliance with applicable Laws and for defending or maintaining any Action, and (ii) shall not be required to deliver such copies of the Collateral Files and other property and documents as are maintained on any back-up or archival electronic storage system maintained by Advisor in the ordinary course of business.

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(c)          Each Party shall reimburse the other for reasonable, documented out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 3.2. Neither Party shall be required by this Section 3.2 to take any action that would unreasonably interfere with the conduct of the business of such Party or its Affiliates or unreasonably disrupt the normal operations of such Party or its Affiliates. For the avoidance of doubt, any information relating to Company and the Company Subsidiaries received or retained by Advisor pursuant to this Section 3.2 shall be subject to Section 6 (Records; Confidentiality) of the Company Advisory Agreement.

(d)          As of the date that is ten (10) Business Days following the Merger Effective Time, Company will cease all use, and will cause each Company Subsidiary to cease all use, of the “ZAIS” name, any derivative thereof or any terms confusingly similar thereto, and none of Surviving Entity or any of its subsidiaries will ever use the “ZAIS” name, any derivative thereof or any terms confusingly similar thereto; provided, that nothing in this Section 3.2(d) shall (i) require any amendment to any financing statement, deed or other similar public filing or recorded instrument made in the name of Company or any Company Subsidiary as a secured party, or (ii) prevent the Surviving Entity or its subsidiaries from (A) informing third parties of the change in name, (B) using written materials marked with such names prior to the Closing Date, or (C) using the “ZAIS” name as reasonably necessary or advisable for historical purposes to describe the former legal name of Company or any Company Subsidiary or the former advisor to Company or any Company Subsidiary for the period prior to the Closing Date

Article IV
GENERAL PROVISIONS

Section 4.1           Fees and Expenses. Each Party shall bear the costs of its own legal, financial, strategic, accounting and tax advisors.

Section 4.2           Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 4.3           Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a Party shall be valid only if set forth in writing by such Party.

Section 4.4           Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

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(a)          if to Advisor or, prior to Closing, a Company Party, to:

ZAIS REIT Management, LLC
c/o ZAIS Group, LLC
Two Bridge Avenue, Suite 322
Red Bank, NJ 07701
Attn: General Counsel
Fax: (732) 978-7507

(b)          if to Sutherland or, following Closing, a Company Party, to:

Sutherland Asset Management Corporation
1140 Avenue of the Americas, 7th Floor
New York, NY 10036
Attn: Kenneth Nick
email: knick@waterfallam.com
Fax: (212) 843-8909
Telephone: (212) 257-4606

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Scott Freeman

Facsimile: (212) 839-5599

Section 4.5           Entire Agreement. This Agreement and any other agreement among the Parties entered into simultaneous to this Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 4.6           Governing Law; Venue.

(a)          This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

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(b)          All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 4.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 4.7           Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 4.8           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 4.9           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 4.10         Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.10.

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Section 4.11         Further Assurances. The Parties undertake generally to execute all such agreements, documents and other instruments and to do all such acts as are necessary to give full effect to, evidence and confirm the terms of this Agreement.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZAIS REIT MANAGEMENT, LLC

By:
Name:
Title:

ZAIS FINANCIAL CORP.

By:
Name:
Title:

ZAIS FINANCIAL PARTNERS, L.P.

By: ZAIS Financial Corp., its General Partner

By:
Name:
Title:

ZAIS ASSET I, LLC

By: ZAIS Financial Partners, L.P., its Managing Member

By: ZAIS Financial Corp., its General Partner

By:
Name:
Title:

[Signature Page to Termination Agreement]

ZAIS ASSET II, LLC

By: ZAIS Financial Partners, L.P., its Managing Member

By: ZAIS Financial Corp., its General Partner

By:
Name:
Title:

ZAIS ASSET III, LLC

By: ZAIS Financial Partners, L.P., its Managing Member

By: ZAIS Financial Corp., its General Partner

By:
Name:
Title:

ZAIS ASSET IV, LLC

By: ZAIS Financial Partners, L.P., its Managing Member

By: ZAIS Financial Corp., its General Partner

By:
Name:
Title:

[Signature Page to Termination Agreement]

ZFC FUNDING, INC.

By:
Name:
Title:

ZFC TRUST

By:
Name:
Title:

ZFC TRUST TRS I, LLC

By: ZFC Trust, its Managing Member

By:
Name:
Title:

[Signature Page to Termination Agreement]

SUTHERLAND ASSET MANAGEMENT CORPORATION

By:
Name:
Title:

[Signature Page to Termination Agreement]

Schedule I

Advisor Wire Transfer Instructions

[to be delivered prior to Closing]

EXHIBIT A-2

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT, dated as of April 6, 2016 (this “Agreement”), among SUTHERLAND ASSET MANAGEMENT CORPORATION, a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Sutherland”), SUTHERLAND PARTNERS, L.P., a Delaware limited partnership and the operating partnership of Sutherland (“Sutherland Operating Partnership”), each of the subsidiaries of Sutherland as set forth on the signature page hereto (“Sutherland Subsidiaries”), WATERFALL ASSET MANAGEMENT, LLC, a Delaware limited liability company (together with its permitted assignees, “Manager”), and ZAIS FINANCIAL CORP., a Maryland corporation (“ZFC”). Each of Sutherland, Sutherland Operating Partnership, Sutherland Subsidiaries and Manager is sometimes referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Sutherland, Sutherland Operating Partnership, ZFC, ZAIS Financial Partners, L.P., a Delaware limited partnership, and ZAIS Merger Sub, LLC, a Delaware limited liability company, have entered into that certain Agreement and Plan of Merger dated as of the date hereof (as may be amended, the “Merger Agreement”), which sets forth certain rights and obligations of the parties thereto; and

WHEREAS, upon the consummation of the Mergers (as defined in the Merger Agreement), the Management Agreement dated as of the date hereof between ZFC, certain of its subsidiaries and the Manager shall become effective, and the Parties desire to terminate the Management Agreement, dated as of November 26, 2013, among Sutherland, Sutherland Operating Partnership, Sutherland Subsidiaries and Manager (the “Sutherland Management Agreement”), upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I
TERMINATION

Section 1.1          Definitions. Capitalized terms used and not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement.

Section 1.2           Termination of Sutherland Management Agreement.

(a)          Manager, Sutherland, Sutherland Operating Partnership and Sutherland Subsidiaries hereby agree that the Sutherland Management Agreement shall be terminated, without any further liability or obligation on the part of any party thereto, effective as of the Closing; provided, that each of Section 6 (Records; Confidentiality), Section 9 (Expenses of the Company), Section 10 (Calculations of Expenses), Section 11 (Limits of Manager Responsibility; Indemnification), Section 16 (Action Upon Termination) and Section 21 (Governing Law) of the Sutherland Management Agreement shall survive such termination until they are satisfied in full or by their nature expire in accordance with its terms, subject to Section 1.3. If the Merger Agreement is terminated, this Agreement shall automatically be deemed revoked and void ab initio.

(b)          For the avoidance of doubt, no Termination Fee (as defined in the Sutherland Management Agreement) shall be payable in connection with the termination of the Sutherland Management Agreement.

Section 1.3           Waiver of Notice; Calculation of Fees. Each Party waives any notice of termination requirement, whether set forth in the Sutherland Management Agreement, any other contract between Sutherland and Manager or its Affiliate or otherwise. All fees due and payable for the period up to the Closing under the Sutherland Management Agreement shall be calculated in accordance with the term of the Sutherland Management Agreement; provided, that Manager shall deliver the statement contemplated by Section 10 of the Sutherland Management Agreement documenting the Expenses (as defined in the Sutherland Management Agreement) of Sutherland, Sutherland Operating Partnership and Sutherland Subsidiaries and Expenses incurred by Manager, within 30 days after the Closing Date.

Article II
REPRESENTATIONS AND WARRANTIES OF MANAGER

Manager hereby represents and warrants to Sutherland, Sutherland Operating Partnership, Sutherland Subsidiaries and Sutherland as follows:

Section 2.1           Organization. Manager is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all limited liability company power required to carry on its business as now conducted.

Section 2.2          Authority. Manager has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Manager and is legal, valid, binding and enforceable upon and against Manager.

Section 2.3           No Conflict; Required Filings and Consents. The execution, delivery and performance by Manager of this Agreement and the consummation by Manager of the transactions contemplated hereby do not and will not (a) violate any provision of the organizational documents of Manager; (b) violate any federal, state or local statute, law, regulation, order, injunction or decree (“Law”); or (c) require any consent or approval of any person, including any registration or filing with, or notice to any federal, state or local governmental authority or any agency or instrumentality thereof.

Section 2.4          Claims by Manager. Manager has not made any claims against Sutherland, Sutherland Operating Partnership and Sutherland Subsidiaries (“Sutherland Parties”) and, to Manager’s knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by Manager against any Sutherland Party.

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Section 2.5           Claims by Sutherland Parties. None of the Sutherland Parties has made any claims against Manager and, to Manager’s knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by any Sutherland Party against Manager.

Section 2.6           Brokers. Except as previously disclosed to ZFC pursuant to the Sutherland Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Manager or its Affiliates.

Article III
COVENANTS

Section 3.1           Public Announcements. So long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law, order or the applicable rules of any stock exchange if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement.

Article IV
GENERAL PROVISIONS

Section 4.1           Fees and Expenses. Each Party shall bear the costs of its own legal, financial, strategic, accounting and tax advisors.

Section 4.2          Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 4.3           Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a Party shall be valid only if set forth in writing by such Party.

Section 4.4           Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

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(a) if to Manager or a Sutherland Party, to:

Sutherland Asset Management Corporation
1140 Avenue of the Americas, 7th Floor
New York, NY 10036
Attn: Kenneth Nick
email: knick@waterfallam.com
Fax: (212) 843-8909
Telephone: (212) 257-4606

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Scott Freeman

Facsimile: (212) 839-5599

(b) if to ZFC to:

ZAIS Financial Corp.

Two Bridge Avenue, Suite 322

Red Bank, New Jersey 07701

Attn: Michael F. Szymanski

email: mszymanski@zaisgroup.com

Fax: (732) 978-7507

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

950 F Street, NW

Washington, DC 20007

Attn: David E. Brown, Jr.

email: david.brown@alston.com

Fax: (202) 654-4945

Section 4.5           Entire Agreement. This Agreement and any other agreement among the Parties entered into simultaneous to this Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

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Section 4.6           Governing Law; Venue.

(a)          This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to its conflicts of laws principles (whether the State of New York or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of New York).

(b)          All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such New York state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such New York state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 4.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 4.7           Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 4.8           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 4.9           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

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Section 4.10         Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.10.

Section 4.11         Further Assurances. The Parties undertake generally to execute all such agreements, documents and other instruments and to do all such acts as are necessary to give full effect to, evidence and confirm the terms of this Agreement.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUTHERLAND ASSET MANAGEMENT CORPORATION

By:
Name:
Title:

SUTHERLAND PARTNERS, L.P.

By:
Name:
Title:

SUTHERLAND ASSET I, LLC

By:
Name:
Title:

SUTHERLAND ASSET II, LLC

By:
Name:
Title:

SAMC REO 2013-01, LLC

By:
Name:
Title:

[Signature Page to Waterfall Termination Agreement]

WATERFALL ASSET MANAGEMENT, LLC

By:
Name:
Title:

ZAIS FINANCIAL CORP.

By:
Name:
Title:

[Signature Page to Waterfall Termination Agreement]

EXHIBIT B-1

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT, dated as of April 6, 2016, among ZAIS FINANCIAL CORP., a Maryland corporation (the "Company"), ZAIS FINANCIAL PARTNERS, L.P., a Delaware limited partnership (the "Operating Partnership"), ZAIS MERGER SUB, LLC, a Delaware limited liability company ("Merger Sub"), SUTHERLAND ASSET I, LLC, a Delaware limited liability company ("Sutherland Asset I"), SUTHERLAND ASSET II, LLC, a Delaware limited liability company ("Sutherland Asset II"), SAMC REO 2013-01, LLC, a Delaware limited liability company ("SAMC 2013"), ZAIS ASSET I, LLC, a Delaware limited liability company ("ZAIS Asset I"), ZAIS ASSET II, LLC, a Delaware limited liability company ("ZAIS Asset II"), ZAIS ASSET III, LLC, a Delaware limited liability company ("ZAIS Asset III"), ZAIS ASSET IV, LLC, a Delaware limited liability company ("ZAIS Asset IV"), ZFC Funding, Inc., a Delaware corporation ("ZFC Funding"), ZFC TRUST, a Maryland trust ("ZFC Trust"), ZFC TRUST TRS I, LLC, a Delaware limited liability company ("ZFC Trust TRS"), and WATERFALL ASSET MANAGEMENT, LLC, a Delaware limited liability company (together with its permitted assignees, the "Manager").

WHEREAS, the Company is a party to the Agreement and Plan of Merger, dated as of April 6, 2016 (the "Merger Agreement"), by and among the Company, ZAIS Financial Partners, L.P., a Delaware limited partnership ("Company Operating Partnership"), Merger Sub, Sutherland Asset Management Corporation ("Sutherland"), and Sutherland Partners, L.P. ("Sutherland Operating Partnership"), whereby Sutherland will merge with and into Merger Sub, with Merger Sub being the surviving company under the name of "Sutherland Asset Management LLC" and a wholly owned subsidiary of the Company, and whereby Company Operating Partnership will merge with Sutherland Operating Partnership, with Company Operating Partnership being the surviving entity under the name "Sutherland Partners, L.P.", and whereby the Company will amend its charter to change its name to "Sutherland Asset Management Corporation", in each case effective as of the Effective Date (as defined below);

WHEREAS, as a part of and effective as of the closing under the Merger Agreement, the investment management agreement that currently covers Company Operating Partnership's investment activities will be replaced with this Agreement, and the Company and each of the Subsidiaries desire to retain the Manager to provide investment advisory services to them on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services;

WHEREAS, this Agreement will become effective if and when the closing under the Merger Agreement occurs, and will terminate automatically upon any termination of the Merger Agreement in accordance with its terms; and

WHEREAS, the Company is a corporation that intends to elect and to qualify to be taxed as a REIT for federal income tax purposes.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.             Definitions. The following terms have the following meanings assigned to them:

(a)          "Agreement" means this Management Agreement, as amended, restated or supplemented from time to time.

(b)          "Assets" means the assets of the Company and the Subsidiaries.

(c)          "Bankruptcy" means, with respect to any Person, (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person's filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Person of any assignment for the benefit of its creditors, (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (iv) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(d)          "Base Management Fee" means a base management fee calculated and paid (in cash) quarterly in arrears, equal to (i) 1.50% per annum of the Stockholders' Equity up to $500 million; and (ii) 1.00% per annum of the Stockholders' Equity in excess of $500 million.

(e)          "Board of Directors" means the Board of Directors of the Company.

(f)          "Class A Special Unit" is defined in the Partnership Agreement as the Class A Special Unit of limited partner interest in the Operating Partnership.

(g)          "Code" means the Internal Revenue Code of 1986, as amended.

(h)          "Common Stock" means the Company’s common stock, par value $0.0001 per share.

(i)          "Company Account" shall have the meaning set forth in Section 5 of this Agreement.

(j)          "Company Indemnified Party" shall have the meaning set forth in Section 11(b) of this Agreement.

(k)          "Core Earnings" is defined in the Partnership Agreement as GAAP net income (loss) of the Operating Partnership excluding non-cash equity compensation expense, the expenses incurred in connection with the Operating Partnership's formation or continuation, the expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, the Incentive Distribution, real estate depreciation and amortization (to the extent that the Company forecloses on any properties underlying its assets) and any unrealized gains, losses or other non-cash items recorded in the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the Manager and the Company's independent directors and after approval by a majority of the Company's independent directors.

(l)          "Effective Date" means the Closing Date (as defined in the Merger Agreement).

(m)         "Effective Termination Date" shall have the meaning set forth in Section 13(a) of this Agreement.

(n)          "Excess Funds" shall have the meaning set forth in Section 2(m) of this Agreement.

(o)          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(p)          "Expenses" shall have the meaning set forth in Section 9 of this Agreement.

(q)          "GAAP" means generally accepted accounting principles, as applied in the United States.

(r)          "Governing Instruments" means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(s)          "Guidelines" shall have the meaning set forth in Section 2(b)(i) of this Agreement.

(t)          "Incentive Distribution" shall mean the incentive allocation and distribution received by the Manager pursuant to the Partnership Agreement.

(u)          "Indemnitee" shall have the meaning set forth in Section 11(b) of this Agreement.

(v)          "Indemnitor" shall have the meaning set forth in Section 11(c) of this Agreement.

(w)         "Independent Directors" means the members of the Board of Directors who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise "independent" in accordance with the Company's Governing Instruments and, if applicable, the rules of any national securities exchange on which the Common Stock is listed.

(x)          "Initial Term" shall have the meaning set forth in Section 13 of this Agreement.

(y)          "Internalization Event" means (i) the actual or effective termination of this Agreement in connection with a transaction that results in the Company acquiring or otherwise assuming control of the Manager or all or substantially all of its assets, or (ii) the actual or effective termination of this Agreement in connection with a transaction that results in the Company hiring substantially all of the management team of the Manager.

(z)          "Investment Committee" means the Manager's investment committee that will oversee the Company's acquisition and financing strategies as well as compliance with the Company's investment guidelines.

(aa)        "Investment Company Act" means the Investment Company Act of 1940, as amended.

(bb)        "Liabilities" means the liabilities of the Company and the Subsidiaries.

(cc)        "LIBOR" means London Interbank Offered Rate.

(dd)        "Manager Indemnified Party" shall have the meaning set forth in Section 11(a) of this Agreement.

(ee)        "Monitoring Services" shall have the meaning set forth in Section 2(b) of this Agreement.

(ff)         "Net Asset Value" means the value of all of the Assets determined by the Manager as of the close of business on the day on which the Assets are being valued less all of the Company’s Liabilities. In each case, the Company’s net Assets will be determined on the accrual basis of accounting utilizing GAAP as a guideline.

(gg)       "Notice of Proposal to Negotiate" shall have the meaning set forth in Section 13(a) of this Agreement.

(hh)       "OP units" mean the operating partnership units of the Operating Partnership.

(ii)         "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of the Effective Date, as amended, supplemented or restated from time to time.

(jj)         "Person" means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(kk)       "Portfolio Management Services" shall have the meaning set forth in Section 2(b) of this Agreement.

(ll)          "REIT" means a "real estate investment trust," as defined under the Code.

(mm)      "Renewal Term" shall have the meaning set forth in Section 13(a) of this Agreement.

(nn)       "SBC" means small-balance commercial.

(oo)       "Securities Act" means the Securities Act of 1933, as amended.

(pp)       "Stockholders' Equity" means: Net Asset Value of the Operating Partnership as of and after giving effect to the closing of the Merger Agreement, plus

(i)          the sum of the net proceeds from any issuances of the Company's capital stock and the Operating Partnership's equity securities (exclusive of Operating Partnership equity securities held by the Company or its controlled subsidiaries) following the closing of the Merger Agreement (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus

(ii)         the Company's retained earnings at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less

(iii)        any amount that the Company pays for repurchases of its Common Stock since following the closing of the Merger Agreement, any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income), as adjusted to exclude

(iv)         one-time events pursuant to changes in GAAP and certain non- cash items after discussions between the Manager and the Company's Independent Directors and approved by a majority of the Company's Independent Directors.

For purposes of calculating Stockholders' Equity, outstanding OP units (other than OP units held by the Company) shall be treated as outstanding shares of capital stock of the Company.

(qq)       "Subsidiary" means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; any limited liability company, the managing member of which is the Company or any subsidiary of the Company; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Company or any subsidiary of the Company. Initially, the Subsidiaries shall be Merger Sub, Sutherland Asset I, Sutherland Asset II, SAMC 2013, ZAIS Asset I, ZAIS Asset II, ZAIS Asset III, ZAIS Asset IV, ZFC Funding, ZFC Trust and ZFC Trust TRS.

(rr)         "Termination Fee" shall have the meaning set forth in Section 13(b) of this Agreement.

(ss)       "Termination Notice" shall have the meaning set forth in Section 13(a) of this Agreement.

(tt)         "Treasury Regulations" means the regulations promulgated under the Code as amended from time to time.

Section 2.             Appointment and Duties of the Manager.

(a)          The Company and each of the Subsidiaries hereby appoints the Manager to manage the assets of the Company and the Subsidiaries subject to the further terms and conditions set forth in this Agreement and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b)          The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company and the Subsidiaries, at all times will be subject to the supervision of the Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company and the Subsidiaries as may be appropriate, including, without limitation:

(i)          serving as the Company's and the Subsidiaries' consultant with respect to the periodic review of the investment guidelines and other parameters for acquisitions of Assets, financing activities and operations, any modification to which shall be approved by a majority of the Independent Directors (such guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified with such approval, the "Guidelines"), and other policies for approval by the Board of Directors;

(ii)         investigating, analyzing and selecting possible opportunities and acquiring, financing, retaining, selling, restructuring or disposing of Assets consistent with the Guidelines;

(iii)        with respect to prospective purchases, sales or exchanges of Assets, conducting negotiations on behalf of the Company and the Subsidiaries with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(iv)       advising the Company on and negotiating and entering into, on behalf of the Company and the Subsidiaries, repurchase agreements, resecuritizations, securitizations, warehouse facilities, bank credit facilities (including term loans and revolving facilities), credit finance agreements, commercial papers, interest rate swap agreements and other hedging instruments and all other agreements and engagements required for the Company and the Subsidiaries to conduct their business;

(v)        engaging and supervising, on behalf of the Company and the Subsidiaries and at the Company's expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to Assets;

(vi)       coordinating and managing operations of co-investment interests or joint venture held by the Company and the Subsidiaries and conducting all matters with the co-investment partners or joint venture;

(vii)      providing executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries;

(viii)     administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the debts and obligations of the Company and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;

(ix)        communicating on behalf of the Company and the Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(x)         counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xi)        evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and the Subsidiaries, consistent with such strategies as so modified from time to time, with the Company's qualification as a REIT and with the Guidelines;

(xii)       counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(xiii)      counseling the Company and the Subsidiaries regarding the maintenance of their exclusion from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

(xiv)      assisting the Company and the Subsidiaries in developing criteria for asset purchase commitments that are specifically tailored to the Company's objectives and strategies and making available to the Company and the Subsidiaries its knowledge and experience with respect to mortgage-backed securities, mortgage loans, real estate, real estate- related securities, other real estate-related assets and non-real estate-related assets;

(xv)       furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding their activities and services performed for the Company and the Subsidiaries by the Manager;

(xvi)      monitoring the operating performance of Assets and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii)    deploying and redeploying any moneys and securities of the Company and the Subsidiaries (including acquiring short-term Assets pending the acquisition of other Assets, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;

(xviii)    assisting the Company and the Subsidiaries in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xix)      assisting the Company and the Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx)       assisting the Company and the Subsidiaries in complying with all regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by stock exchange requirements;

(xxi)      assisting the Company and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports, complying with any tax audits and assisting with any tax controversy, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;

(xxii)     placing, or facilitating the placement of, all orders pursuant to the Manager's investment determinations for the Company and the Subsidiaries, either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiii)    handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on the Company's and/or the Subsidiaries' behalf in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxiv)    using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxv)     arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the business of the Company and the Subsidiaries;

(xxvi)    advising the Company and the Subsidiaries with respect to and structuring long term financing vehicles for their portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxvii)   representing and making recommendations to the Company and the Subsidiaries in connection with the purchase and finance of, and commitment to purchase and finance, mortgage-backed securities, mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale and commitment to sell such assets;

(xxviii)  performing such other services as may be required from time to time for management and other activities relating to the assets and business of the Company and the Subsidiaries as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxix)     using commercially reasonable efforts to cause the Company and the Subsidiaries to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the "Portfolio Management Services") on behalf of the Company and the Subsidiaries with respect to the Assets. Such services will include, but not be limited to, consulting with the Company and the Subsidiaries on the purchase and sale of, and other opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the "Monitoring Services") on behalf of the Company and the Subsidiaries with respect to any loan servicing activities provided by third parties. Such Monitoring Services will include, but not be limited to, negotiating servicing agreements; acting as a liaison between the servicers of the assets and the Company and the Subsidiaries; review of servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.

(c)          For the period and on the terms and conditions set forth in this Agreement, the Company and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such credit finance, warehouse finance, securities repurchase and reverse repurchase agreements and arrangements, brokerage agreements, interest rate swap agreements, custodial agreements and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(d)          The Manager may enter into agreements with other parties, including its affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Company and the Subsidiaries to provide property management, asset management, leasing, development and/or other services to the Company and the Subsidiaries (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and the Subsidiaries; provided that (i) any such agreements entered into with affiliates of the Manager shall be (A) on terms no more favorable to such affiliate than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same do not fall within the provisions of the Guidelines, approved by a majority of the members of the Independent Directors, (ii) with respect to Portfolio Management Services, (A) any such agreements shall be subject to the Company’s prior written approval and (B) the Manager shall remain liable for the performance of such Portfolio Management Services, and (iii) with respect to Monitoring Services, any such agreements shall be subject to the Company’s prior written approval.

(e)          To the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company and the Subsidiaries specified by this Agreement; provided, that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and the Subsidiaries, and (ii) shall be approved by the Independent Directors.

(f)          The Manager may retain, for and on behalf and at the sole cost and expense of the Company and the Subsidiaries, such services of asset monitors, servicers, accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or affiliates. Except as otherwise provided herein, the Company and the Subsidiaries shall pay or reimburse the Manager or its affiliates performing such services for the cost thereof; provided, that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis.

(g)          The Manager may effect transactions by or through the agency of another person with it or its affiliates which have an arrangement under which that party or its affiliates will from time to time provide to or procure for the Manager and/or its affiliates goods, services or other benefits (including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Company and the Subsidiaries as a whole and may contribute to an improvement in the performance of the Company and the Subsidiaries or the Manager or its affiliates in providing services to the Company and the Subsidiaries on terms that no direct payment is made but instead the Manager and/or its affiliates undertake to place business with that party.

(h)          In executing portfolio transactions and selecting brokers or dealers, the Manager will use its best efforts to seek on behalf of the Company and the Subsidiaries the best overall terms available. In assessing the best overall terms available for any transaction, the Manager shall consider all factors that it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager may also consider whether such broker or dealer furnishes research and other information or services to the Manager.

(i)          The Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or "posted" commission rate, but will endeavor to be aware of the current level of charges of eligible broker- dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Company and the Subsidiaries. Although the Manager will generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent; provided, that such decision is made in good faith to promote the best interests of the Company and the Subsidiaries.

(j)          As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company and the Subsidiaries, prepare, or cause to be prepared, with respect to any Asset, reports and other information with respect to such Asset as may be reasonably requested by the Company.

(k)          The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company and the Subsidiaries, all reports, financial or otherwise, with respect to the Company and the Subsidiaries reasonably required by the Board of Directors in order for the Company and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company's and the Subsidiaries' books of account by a nationally recognized registered independent public accounting firm.

(l)          The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company's and the Subsidiaries' acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

(m)          Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager's acts or omissions which result in the right of the Company and the Subsidiaries to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not be required to expend money ("Excess Funds") in connection with any expenses that are required to be paid for or reimbursed by the Company and the Subsidiaries pursuant to Section 9 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company and the Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of- pocket shall not give rise or be a contributing factor to the right of the Company and the Subsidiaries under Section 13(a) of this Agreement to terminate this Agreement due to the Manager's unsatisfactory performance.

(n)          In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at the Company's and the Subsidiaries' sole cost and expense.

Section 3.             Devotion of Time; Additional Activities.

(a)          The Manager and its affiliates will provide the Company and the Subsidiaries with a management team, including a Chief Executive Officer, a Chief Financial Officer, and other appropriate support personnel. Other than the Company's Chief Financial Officer and an accounting professional, the Manager is not obligated to dedicate any of its employees exclusively to the Company, nor is the Manager or its employees obligated to dedicate any specific portion of its or their time to the Company.

(b)          Nothing in this Agreement shall (i) prevent the Manager or any of its affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, acquisitions of assets that meet the principal objectives of the Company), whether or not the objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Manager or any of its affiliates, officers, directors, employees or personnel may be acting. When making decisions where a conflict of interest may arise, the Manager will endeavor to allocate acquisition and financing opportunities in a fair and equitable manner over time as between the Company and the Subsidiaries and the Manager's other funds and clients.

(c)          Managers, partners, officers, employees, personnel and agents of the Manager or affiliates of the Manager may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company's Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiaries, such persons shall use their respective titles in the Company or the Subsidiaries.

Section 4.             Agency. The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of Assets, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company's securities or representatives or properties of the Company and the Subsidiaries.

Section 5.             Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a "Company Account"), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 6.             Records; Confidentiality. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company's business; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to Company investors; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager's violation of this Section 6. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7.             Obligations of Manager; Restrictions.

(a)          The Manager shall require each seller or transferor of investment assets to the Company and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Assets.

(b)          The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely and materially affect the status of the Company as a REIT under the Code, (iii) would adversely and materially affect the Company's or any Subsidiary's status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company's Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager's judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, members, officers, stockholders, managers, personnel, employees and any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company's or any Subsidiary's stockholders, members or partners, for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 11 of this Agreement.

(c)          The Board of Directors shall periodically review the Guidelines and the Company's portfolio of Assets but will not review each proposed Asset, except as otherwise provided herein. If a majority of the Independent Directors determines in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed acquisition.

(d)          Neither the Company nor the Subsidiaries shall acquire any security structured or issued by an entity managed by the Manager or any affiliate thereof, or purchase or sell any Asset from or to any entity managed by the Manager or its affiliates unless (i) the transaction is made in accordance with the Guidelines; (ii) the transaction is approved in advance by a majority of the Independent Directors; and (iii) the transaction is made in accordance with applicable laws.

(e)          The Manager shall at all times during the term of this Agreement maintain "errors and omissions" insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

Section 8.             Compensation.

(a)          During the Initial Term and any Renewal Term (each as defined below), the Company shall pay the Manager the Base Management Fee quarterly in arrears commencing with the quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect).

(b)          The Manager shall compute each installment of the Base Management Fee within 30 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall be due and payable in cash no later than the date which is five business days after the date of delivery to the Board of Directors of such computations.

(c)          The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 13(a) of this Agreement.

(d)          Under the Partnership Agreement, the Manager, the holder of the Class A Special Unit in the Operating Partnership, will be entitled to receive the Incentive Distribution, distributed quarterly in arrears in an amount not less than zero equal to the difference between (i) the product of (A) 15% and (B) the difference between (x) Core Earnings of the Operating Partnership, on a rolling four-quarter basis and before the Incentive Distribution for the current quarter, and (y) the product of (1) the weighted average of the issue price per share of Common Stock or OP units (without double counting) in all of their offerings multiplied by the weighted average number of shares of Common Stock outstanding (including any restricted shares of Common Stock and any other shares of Common Stock underlying awards granted under the Equity Incentive Plan (as defined in the Partnership Agreement)) and OP units (without double counting) in such quarter and (2) 8%, and (ii) the sum of any Incentive Distribution paid to the Manager with respect to the first three calendar quarters of such previous four quarters; provided, however, that no Incentive Distribution is payable with respect to any calendar quarter unless Core Earnings is greater than zero for the most recently completed 12 calendar quarters, or the number of completed calendar quarters since the Effective Date, whichever is less. For purposes of calculating the Incentive Distribution prior to the completion of a 12-month period following the Effective Date, Core Earnings will be calculated on an annualized basis. Core Earnings for the initial quarter will be calculated from the Effective Date on an annualized basis. In addition, for purposes of the calculating the Incentive Distribution, all of the shares of Common Stock and OP units issued and outstanding as of Effective Date shall be deemed to be issued at the per share closing price on the NYSE of the common stock of the General Partner (as reported on the NYSE Composite Transactions Tape as such tape is reported in Bloomberg Professional Service or another recognized business publication) on the date immediately preceding the Effective Date (or, if such common stock did not trade on the NYSE on such prior date, the last day of trading in such common stock on the NYSE prior to such date). The Incentive Distribution is payable 50% in cash and 50% in Common Stock or OP units, as determined by the Company in its discretion, within five business days after delivery to the Company of the written statement from the holder of the Class A Special Unit setting forth the computation of the Incentive Distribution for such quarter. The price of the shares of Common Stock for purposes of determining the number of shares payable as part of the Incentive Distribution will be (i) if the shares are Publicly Traded (as defined in the Partnership Agreement), the closing price of such shares on the last trading day prior to the approval by Board of Directors of the Incentive Distribution or (ii) if the shares are not Publicly Traded, then the price per share as so determined in good faith by a majority of Board of Directors, including a majority of the Independent Directors.

Section 9.             Expenses of the Company. The Company shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (collectively, the "Expenses") excepting those expenses that are specifically the responsibility of the Manager as set forth herein. Such costs and reimbursements shall not be in amounts which are greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis. Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company's, together with the following:

(i)          expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Assets;

(ii)         costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for the Company and the Subsidiaries by providers retained by the Manager or, if provided by the Manager's personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis;

(iii)        the compensation and expenses of the Company's directors and the cost of liability insurance to indemnify the Company's directors and officers;

(iv)         costs associated with the establishment and maintenance of any of the Company's repurchase agreements, resecuritizations, securitizations, warehouse facilities, bank credit facilities (including term loans and revolving facilities) or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company's or any Subsidiary's organizational expenses and securities offerings;

(v)         expenses connected with communications to holders of the Company's or any Subsidiary's securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company's stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, and the costs of preparing, printing and mailing the Company's annual report to its stockholders and proxy materials with respect to any meeting of the Company's stockholders;

(vi)        costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used for the Company and the Subsidiaries;

(vii)       expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company's behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Asset or establishment and maintenance of any repurchase agreements, resecuritizations, securitizations, warehouse facilities, bank credit facilities (including term loans and revolving facilities) or any of the Company's or any of the Subsidiary's organizational expenses and securities offerings;

(viii)     costs and expenses incurred with respect to market information systems and publications, research publications, and materials and settlement, clearing and custodial fees and expenses;

(ix)        compensation and expenses of the Company's custodian and transfer agent, if any;

(x)         the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xi)        all taxes and license fees;

(xii)       all insurance costs incurred in connection with the operation of the Company's business;

(xiii)      costs and expenses incurred in contracting with third parties, including affiliates of the Manager, for the servicing and special servicing of the assets of the Company and the Subsidiaries;

(xiv)      all other costs and expenses relating to the business operations of the Company and the Subsidiaries, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Assets, including appraisal, reporting, audit and legal fees;

(xv)       expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company and the Subsidiaries or Assets separate from the office or offices of the Manager;

(xvi)     expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company's or any Subsidiary's securities, including, without limitation, in connection with any dividend reinvestment plan;

(xvii)     any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

(xviii)   expenses incurred in connection with obtaining and maintaining the insurance coverage referred to in Section 7(e) above; and

(xix)      all other expenses actually incurred by the Manager (except as described below) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

Except as provided in Section 2(f) of this Agreement, the Company shall have no obligation to reimburse the Manager or its affiliates for the salaries and other compensation of the Manager's personnel who provide services to the Company under this Agreement except that, the Company shall reimburse the Manager for (1) the Company's allocable share of the compensation paid to the Manager's personnel serving as the Company's Chief Financial Officer based on the percentage of his or her time spent managing the Company's affairs and (2) the allocable share of the compensation of personnel hired by the Manager who are dedicated primarily to the Company. The Company's share of such costs shall be based upon the percentage of time devoted by such personnel of the Manager to the Company's and its Subsidiaries' affairs. The Manager shall provide the Company with such written detail as the Company may reasonably request to support the determination of the Company's share of such costs.

In addition, the Company will be required to pay the Company's pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its affiliates required for the operations of the Company and the Subsidiaries. These expenses will be allocated between the Manager and the Company based on the ratio of the Company's proportion of gross assets compared to all remaining gross assets managed or held by the Manager as calculated at each fiscal quarter end. The Manager and the Company will modify this allocation methodology, subject to the Independent Directors' approval, if the allocation becomes inequitable, based on significant leverage differences between the Company and the Manager's other funds and clients.

The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 10.           Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses of the Company and the Subsidiaries and the Expenses incurred by the Manager on behalf of the Company and the Subsidiaries during each month, and shall deliver such statement to the Company within 30 days after the end of each month. Expenses incurred by the Manager on behalf of the Company and the Subsidiaries shall be reimbursed by the Company to the Manager on the fifth business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company and the Subsidiaries. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

Section 11.           Limits of Manager Responsibility; Indemnification.

(a)          The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its officers, stockholders, members, managers, directors, personnel, any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company's or any Subsidiary's stockholders, members or partners for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager's duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Company shall, to the full extent lawful, reimburse, indemnify and hold the Manager, its officers, stockholders, members, managers, directors, personnel, any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager, together with such Person's managers, officers, directors and personnel (each a "Manager Indemnified Party"), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys' fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager's duties under this Agreement and not constituting such Manager Indemnified Party's bad faith, willful misconduct, gross negligence or reckless disregard of the Manager's duties under this Agreement.

(b)          The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company (or any Subsidiary), its stockholders, directors and officers and each other Person, if any, controlling the Company (each, a "Company Indemnified Party" and together with a Manager Indemnified Party, the "Indemnitee"), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys' fees) in respect of or arising from the Manager's bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or any claims by the Manager's personnel relating to the terms and conditions of their employment by the Manager.

(c)          The Indemnitee will promptly notify the party against whom indemnity is claimed (the "Indemnitor") of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor's counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

Section 12.           No Joint Venture. Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

Section 13.           Term; Termination.

(a)          Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect from the Effective Date until the third anniversary of the Effective Date (the "Initial Term") and shall be automatically renewed for a one-year term each anniversary date thereafter (a "Renewal Term") unless at least two-thirds of the Independent Directors or the holders of a majority of the outstanding shares of Common Stock (other than those shares held by members of the Company's senior management team and affiliates of the Manager) agree that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and the Subsidiaries or (ii) the compensation payable to the Manager hereunder is unfair; provided, that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Independent Directors determines to be fair pursuant to the procedure set forth below. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Company shall deliver to the Manager prior written notice (the "Termination Notice") of the Company's intention not to renew this Agreement based upon the terms set forth in this Section 13(a) not less than 180 days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, the Company shall designate the date (the "Effective Termination Date"), not less than 180 days from the date of the notice, on which the Manager shall cease to provide services under this Agreement, and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 45 days prior to the prospective Effective Termination Date, written notice (any such notice, a "Notice of Proposal to Negotiate") of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement; provided that the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 45-day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) 10 days following the end of such 45-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(b)          In recognition of the level of the upfront effort required by the Manager to structure and acquire the assets of the Company and the Subsidiaries and the commitment of resources by the Manager, subject to Section 15(a) of this Agreement, in the event that this Agreement is terminated in accordance with the provisions of Section 13(a) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the "Termination Fee") equal to three times the average annual Base Management Fee earned by the Manager during the 24-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement. Additionally, if this Agreement is terminated under circumstances in the Company is obligated to pay the Termination Fee to the Manager, under the Partnership Agreement, the Operating Partnership shall repurchase, concurrently with such termination, the Class A Special Unit for an amount equal to three times the average annual amount of the Incentive Distribution paid or payable in respect of the Class A Special Unit during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

(c)          No later than 180 days prior to the anniversary of the Effective Date of any year during the Initial Term or Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager's intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary of the Effective Date next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 13(c).

(d)          If this Agreement is terminated pursuant to Section 13, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 9, 10, 13(b), 15(b), and 16 of this Agreement. In addition, Sections 11 and 21 of this Agreement shall survive termination of this Agreement.

(e)          This Agreement shall terminate automatically upon any termination of the Merger Agreement in accordance with its terms, and such termination shall be without any further liability or obligation of either party to the other, except as provided in the Merger Agreement.

Section 14.           Assignment.

(a)          Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the approval of a majority of the Independent Directors; provided, however, that no such approval shall be required in the case of an assignment by the Manager to an affiliate of the Manager if such assignment does not require the Company's approval under the Investment Advisers Act of 1940. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b)          Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(b), 2(c) and 2(d) of this Agreement to any of its affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement or the Partnership Agreement. In addition, the Manager may assign this Agreement to any of its affiliates without the approval of the Company's independent directors.

Section 15.           Termination for Cause.

(a)          The Company may terminate this Agreement effective upon 30 days' prior written notice of termination from the Board of Directors to the Manager, without payment of any Termination Fee, if (i) the Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary, (iii) there is an event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement resulting in material harm to the Company, (iv) there is a commencement of any proceeding relating to the Manager's Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (v) the Manager is convicted (including a plea of nolo contendere) of a felony, (vi) there is a dissolution of the Manager, or (vii) there is an Internalization Event; provided, that the Company may pay consideration to compensate the Manager for the Internalization Event in an amount that the Company will negotiate with the Manager in good faith and which will require the approval of at least a majority of the Company's Independent Directors.

(b)          The Manager may terminate this Agreement effective upon 60 days' prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 15(b).

(c)          The Manager may terminate this Agreement, without payment of any Termination Fee, in the event the Company becomes regulated as an "investment company" under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

Section 16.          Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 13 or 15 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 13(a) or Section 15(b), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:

(i)          after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(ii)         deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(iii)        deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

Section 17.          Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager's records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company's or a Subsidiary's stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 17. The Company and any Subsidiary shall indemnify the Manager and its officers, directors, personnel, managers, and officers and against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager's release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

Section 18.           Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:

Prior to the Effective Date: The notice address of the Company as set forth in the Merger Agreement.

Following the Effective Date:

Sutherland Asset Management Corporation
1140 Avenue of the Americas, 7th Floor
New York, New York 10036
Attention: Kenneth Nick
Facsimile: 212-843-8909
Telephone: (212) 257-4606

(b)	If to the Manager:

Waterfall Asset Management, LLC
1140 Avenue of the Americas, 7th Floor
New York, New York 10036
Attention: Kenneth Nick
Facsimile: 212-843-8909
Telephone: (212) 257-4606

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.

Section 19.           Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 20.           Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

Section 21.           GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.

Section 22.           No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 23.           Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 24.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 25.           Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 26.           Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ZAIS FINANCIAL CORP.

By:
Name:
Title:

ZAIS FINANCIAL PARTNERS, L.P.
By: ZAIS Financial Corp., its General Partner

By:
Name:
Title:

ZAIS MERGER SUB, LLC

By:
Name:
Title:

ZAIS ASSET I, LLC
By: ZAIS Financial Partners, L.P., its Managing Member
By: ZAIS Financial Corp., its General Partner

By:
Name:
Title:

ZAIS ASSET II, LLC
By: ZAIS Financial Partners, L.P., its Managing Member
By: ZAIS Financial Corp., its General Partner

By:
Name:
Title:

Signature Page to

Waterfall Management Agreement

ZAIS ASSET III, LLC
By: ZAIS Financial Partners, L.P., its Managing Member
By: ZAIS Financial Corp., its General Partner

By:
Name:
Title:

ZAIS ASSET IV, LLC
By: ZAIS Financial Partners, L.P., its Managing Member
By: ZAIS Financial Corp., its General Partner

By:
Name:
Title:

ZFC FUNDING, INC.

By:
Name:
Title:

ZFC TRUST

By:
Name:
Title:

ZAIS TRUST TRS I, LLC
By: ZFC Trust, its Managing Member

By:
Name:
Title:

Signature Page to

Waterfall Management Agreement

SUTHERLAND ASSET I, LLC

By:
Name:
Title:

SUTHERLAND ASSET II, LLC

By:
Name:
Title:

SAMC REO 2013-01, LLC

By:
Name:
Title:

WATERFALL ASSET MANAGEMENT, LLC

By:
Name:
Title:

Signature Page to

Waterfall Management Agreement

EXHIBIT A

•	No investment shall be made that would cause the Company to fail to qualify as a REIT for U.S. federal income tax purposes.

•	No investment shall be made that would cause the Company or any of its subsidiaries to be required to be registered as an investment company under the Investment Company Act.

•	Until appropriate investments can be identified, the Company may invest the proceeds of debt and equity securities offerings in interest-bearing, short-term investments, including money market accounts and/or funds, that are consistent with its intention to qualify as a REIT.

•	The Company’s Assets will be predominantly in SBC Loans; and to a lesser extent, asset-backed securities, where the underlying pool of assets consists primarily of SBC Loans; residential mortgage loans; Non-Agency RMBS; Agency RMBS; and other real estate-related and financial assets, including, but not limited to, CMBS and ABS.

For purposes of this Exhibit A:

"ABS" means asset-backed securities.

"Agency RMBS" means residential mortgage-backed securities for which a U.S. government entity guarantees payment of principal and interest to holders of the securities.

"CMBS" means commercial mortgage-backed securities.

"Non-Agency RMBS" means residential mortgage-backed securities that are not issued or guaranteed by a U.S. government agency or federally chartered corporation.

"SBC Loans" means small-balance commercial loans.

EXHIBIT B-2

SIDE LETTER

This SIDE LETTER (this “Agreement”), dated as of April 6, 2016, is made and entered into by and between ZAIS FINANCIAL CORP., a Maryland corporation (the “Company”) and WATERFALL ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Management Agreement (defined below).

WHEREAS, the Company is a party to the Agreement and Plan of Merger, dated as of April 6, 2016 (the “Merger Agreement”), by and among the Company, ZAIS Financial Partners, L.P., a Delaware limited partnership (“Company Operating Partnership”), ZAIS Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Sutherland Asset Management Corporation (“Sutherland”), and Sutherland Partners, L.P. (“Sutherland Operating Partnership”), whereby Sutherland will merge with and into Merger Sub, with Merger Sub being the surviving company under the name of “Sutherland Asset Management LLC” and a wholly owned subsidiary of the Company, and whereby Company Operating Partnership will merge with Sutherland Operating Partnership, with Company Operating Partnership being the surviving entity under the name “Sutherland Partners, L.P.” and whereby the Company will amend its charter to change its name to “Sutherland Asset Management Corporation”, in each case effective as of the Effective Date (as defined below);

WHEREAS, concurrently with the execution of this Agreement, the Company will execute the Management Agreement (the “Management Agreement”) with the Manager, pursuant to which, as of the Effective Date (as defined below), the Manager will provide for the day-to-day management of the operations of the Company and its subsidiaries and will be responsible for the selection, purchase and sale of the Company’s portfolio investments, the Company’s financing activities, and providing the Company with investment advisory, asset management and other services, all as more specifically described in the Management Agreement;

WHEREAS, in order to address certain potential conflicts arising from and after the Effective Date from the Company’s relationship with the Manager and the Manager’s relationship with its affiliates, the parties hereto desire to set forth certain policies relating to future investment vehicles sponsored by the Manager or its affiliates; and

WHEREAS, this Agreement will become effective if and when the closing under the Merger Agreement occurs, and will terminate automatically upon any termination of the Merger Agreement in accordance with its terms.

NOW, THEREFORE, for the mutual promises made herein and in the other agreements executed by the parties concurrently herewith or contemplated hereby, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Article I

ADDITIONAL INVESTMENT VEHICLES

Section 1.01         Additional Investment Vehicles. During the term of this Agreement, neither the Manager nor any of its affiliates shall (i) sponsor or manage any additional investment vehicle where the Company does not participate as an investor whose primary investment strategy will involve small-balance commercial (“SBC”) mortgage loans, unless the Manager obtains the prior approval of a majority of the Board of Directors of the Company (the “Board of Directors”) (including a majority of the Company’s independent directors) or (ii) acquire a portfolio of assets, a majority of which (by value or unpaid principal balance) are SBC mortgage loans on behalf of another investment vehicle (other than acquisitions of SBC asset backed securities), unless the Company is first offered the investment opportunity and a majority of the Board of Directors (including a majority of the Company’s independent directors) decide not to acquire such assets; provided, for the avoidance of doubt, the Board of Directors has previously waived the forgoing restrictions with respect to past transactions as they relate to Waterfall Olympic Master Fund, LP or Waterfall Olympic Fund, Ltd.

Article II

TERM

Section 2.01         Term. This Agreement shall be effective as of the Closing Date (as defined in the Merger Agreement) (the “Effective Date”) and shall terminate on the first to occur of any of the following events:

(a)          Immediately upon the execution by all parties hereto of a written agreement to terminate this Agreement (or upon the effective date of such termination as specified in such written agreement); provided, however, that such termination shall not be effective unless and until it has been consented to by a majority of the Board of Directors, including a majority of the Company’s independent directors; or

(b)          At such time as either (i) the Management Agreement is terminated by any party thereto, for any reason, or (ii) the Manager ceases to be the manager of the Company and its subsidiaries for any reason.

Section 2.02         Rights of Termination. If this Agreement is terminated, such termination shall be without any further liability or obligation of either party to the other, except as provided in Section 3.07.

Section 2.03         Termination Prior to Effective Date. This Agreement shall terminate automatically upon any termination of the Merger Agreement in accordance with its terms, and such termination shall be without any further liability or obligation of either party to the other, except as provided in the Merger Agreement.

2

Article III

MISCELLANEOUS PROVISIONS

Section 3.01         Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party.

Section 3.02         Notice.

(a)          Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to the Manager:

Waterfall Asset Management, LLC
1140 Avenue of the Americas, 7th Floor
New York, New York 10036
Attention: Kenneth Nick
Facsimile: 212-843-8909
Telephone: 212- 257-4606

If to the Company:

Prior to the Effective Date: The notice address of the Company as set forth in the Merger Agreement.

Following the Effective Date:

Sutherland Asset Management Corporation
1140 Avenue of the Americas, 7th Floor
New York, New York 10036
Attention: Kenneth Nick
Facsimile: 212-843-8909
Telephone: 212- 257-4606

(b)          Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 3.02 for the giving of notice.

Section 3.03         Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

3

Section 3.04         Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement and the Management Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement and the Management Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of the Management Agreement, and in the event of any inconsistency or conflict between this Agreement and the Management Agreement, the terms, conditions and provisions of this Agreement shall govern and control.

Section 3.05         Amendments. This Agreement may be amended or modified only by an agreement in writing signed by all parties hereto; provided, that any such amendment shall not be effective unless and until it has been approved by a majority of the Board of Directors, including a majority of the Company’s independent directors.

Section 3.06         No Waivers; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 3.07         Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.

Section 3.08         Headings. The headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

Section 3.09         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 3.10         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Remainder of Page Intentionally Left Blank]

4

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives on the date first written above.

MANAGER

WATERFALL ASSET MANAGEMENT, LLC
a Delaware limited liability company

By:
Name:
Title:

COMPANY

ZAIS FINANCIAL CORP.
a Maryland corporation

By:
Name:
Title:

[Waterfall Side Letter – Signature Page]

Exhibit C

April 6, 2016

ZAIS Financial Corp.

Two Bridge Avenue, Suite 322

Red Bank, New Jersey 07701

Attention: Michael F. Szymanski

Dear Board of Directors and Secretary:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 6, 2016 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), entered into by and among ZAIS FINANCIAL CORP., a Maryland corporation (the “Company”), ZAIS FINANCIAL PARTNERS, L.P., a Delaware limited partnership and the operating partnership of Company (“Company Operating Partnership”), ZAIS MERGER SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of Company (“Merger Sub”), SUTHERLAND ASSET MANAGEMENT CORPORATION, a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Sutherland”), and SUTHERLAND PARTNERS, L.P., a Delaware limited partnership (“Sutherland Operating Partnership”). Capitalized terms used without definition herein shall have the meanings assigned to such terms in the Merger Agreement.

Pursuant to the terms of the Merger Agreement and in accordance with Section 3.2 of the Amended and Restated Bylaws of the Company, effective simultaneously with the Merger Effective Time, the undersigned hereby resigns from any position the undersigned holds as a member of the Board of Directors of the Company, Company Operating Partnership and/or each Wholly Owned Company Subsidiary (collectively, the “Boards”), and from any other positions such Person holds as a director or committee member of the Boards, in each case, effective without any requirement of further action or acceptance by the Boards or by any other Person.

If the Merger Agreement is terminated, this resignation shall automatically be deemed revoked and void ab initio.

[Signature appears on following page]

Sincerely,

Christian Zugel

[Signature Page to Board Resignation Letter of Christian Zugel]

Sincerely,

Michael F. Szymanski

[Signature Page to Board Resignation Letter of Michael F. Szymanski]

Sincerely,

Daniel Mudge

[Signature Page to Board Resignation Letter of Daniel Mudge]

Sincerely,

Marran Ogilvie

[Signature Page to Board Resignation Letter of Marran Ogilvie]

EXHIBIT D

CERTIFICATE OF FORMATION

OF

ZAIS MERGER SUB, LLC

1.	The name of the limited liability company is ZAIS Merger Sub, LLC.

2.	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ZAIS Merger Sub, LLC this 28th day of March, 2016.

/s/ Brittany C. Raway
Brittany C. Raway
Authorized Person

EXHIBIT E

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

ZAIS MERGER SUB, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of ZAIS Merger Sub, LLC (the “Company”), is entered into as of the [___] day of April 2016, by the Company and ZAIS Financial Corp. a Maryland corporation, as the sole member of the Company (the “Member”).

BACKGROUND

The Member formed the Company as a limited liability company under the Delaware Limited Liability Company Act, as amended from time to time (the “Delaware Act”), by causing a Certificate of Formation to be filed with the Secretary of State of Delaware on March 28, 2016 (the “Certificate”), and desires to enter into this Agreement to govern the operations of the Company. Pursuant to Section 18-201(d) of the Delaware Act, this Agreement shall be effective as of the date of the formation of the Company.

THE AGREEMENT

NOW, THEREFORE, the Member and the Company agree as follows:

1.          FORMATION.

1.1           Organization. Effective with the filing of the Certificate, the Company constituted a limited liability company formed pursuant to the Delaware Act and other applicable laws of the State of Delaware. The Managers (as defined in Section 6.1) shall, when required, file such amendments to or restatements of the Certificate, in such public offices in the State of Delaware or elsewhere as the Managers deem advisable to give effect to the provisions of this Agreement and the Certificate, and to preserve the character of the Company as a limited liability company.

1.2           Organizer Release. The Company hereby ratifies and adopts the acts and conduct of the Company’s organizer in connection with the Company’s organization as acts and conduct by and on behalf of the Company. The organizational and other activities for which the organizer was responsible have been completed. The organizer is hereby relieved of any further duties and responsibilities in that regard, and the Company and the Member hereby indemnify and hold harmless the organizer for any loss, liability or expense arising from his actions or conduct in such capacity.

2.          NAME; REGISTERED OFFICE AND AGENT.

The business of the Company shall be conducted under the name “ZAIS Merger Sub, LLC” or such other name as the Managers hereafter designate. The initial registered agent for service of process at the registered office of the Company is Corporation Service Company. The initial registered office of the Company is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

3.          PURPOSE.

The purpose of the Company is to engage in any lawful activity for which limited liability companies formed in Delaware may engage; exercise all powers necessary to or reasonably connected with the Company’s purpose which may be legally exercised by limited liability companies under the Delaware Act; and to engage in all activities necessary, customary, convenient, or incident to such purposes.

4.          STATUTORY COMPLIANCE.

The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware. The Managers shall execute and file such documents and instruments as may be necessary or appropriate with respect to the conduct of business by the Company, including any applications necessary for the Company to register to do business in a jurisdiction in which the Company may wish to conduct business.

5.          TITLE TO COMPANY PROPERTY.

All property shall be owned by the Company and, insofar as permitted by applicable law, the Member shall have no ownership interest in the property. Except as provided by law, an ownership interest in the Company shall be personal property for all purposes.

6.          MANAGEMENT OF THE COMPANY.

6.1           Management and Authority. The business and affairs of the Company shall be managed by one or more managers (“Managers”) as appointed by the Member. Except with respect to matters where the approval of the Member is expressly required pursuant to this Agreement, or by nonwaivable provisions of applicable law, the Managers have, to the full extent permitted by the Delaware Act, sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, including, without limitation, the right and power to appoint individuals to serve as officers of the Company and to delegate authority to such officers. Any delegation of duties to an officer may be revoked at any time by the Managers.

6.2           Number, Tenure and Qualifications. The Company initially shall have one Manager, who shall be ZAIS Financial Corp. The number of Managers may be increased or decreased by the Member. A Manager holds office until such Manager resigns, dies, becomes permanently disabled, or is removed. Managers are elected and may be removed, with or without cause, by the Member in the Member’s sole discretion.

6.3           Quorum and Voting of Managers. Meetings of the Managers will be held from time to time at such times and at such places as the Managers determine. Meetings may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Notice of the time and place of the meeting must be given at least two days prior to the meeting. Each Manager has one vote. If there is only one Manager, no meeting (or written consent pursuant to Section 6.5) is necessary for the transaction of business, and the sole Manager shall take such action as the Manager deems appropriate, subject to the terms of this Agreement and applicable law. If there is more than one Manager, a majority of the Managers constitute a quorum for the transaction of business of the Managers, and an affirmative vote of a majority of the Managers is necessary to decide any matter arising in connection with the business and affairs of the Company.

6.4           Waiver of Notice. A Manager may waive any notice required by the Delaware Act, the Certificate or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice. The waiver must be in writing, be signed by the Manager entitled to the notice and be delivered to the Company for inclusion in its records. A Manager’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Manager at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

6.5           Action by Managers Without a Meeting. Action required or permitted to be taken at a meeting of Managers may be taken without a meeting if the action is taken by persons who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action. The action must be evidenced by one or more written consents describing the action taken, signed by the Managers entitled to take such action and delivered to the Company for inclusion in its records. Action taken under this Section 6.5 is effective when the Managers required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Managers entitled to take action without a meeting is the date the first Manager signs a written consent.

6.6           Duties and Obligations of Managers.

The Managers must take all actions necessary or appropriate (a) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Member or to enable the Company to conduct the business in which it is engaged and (b) for the accomplishment of the Company’s purposes.

6.7           Restrictions on Authority of Managers.

(a)          Without the prior written consent of the Member, the Managers have no authority to:

(i)          do any act in contravention of this Agreement;

(ii)         do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(iii)        possess Company property, or assign rights in specific Company property, for other than a Company purpose;

(iv)        knowingly perform any act that would subject the Member to liability for the obligations of the Company in any jurisdiction;

(v)         amend this Agreement or the Certificate;

(vi)        dissolve the Company;

(vii)       initiate proceedings to have the Company adjudicated insolvent or file a voluntary petition for relief under Title 11, United States Code (11 U.S.C. §§ 101 et seq.); file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the Company’s property, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due, or declare or effect a moratorium on the Company’s debt or take any action in furtherance of any proscribed action;

(viii)      require additional capital contributions;

(ix)         admit new Members or cause the withdrawal of the Member;

(x)          remove or replace a Manager;

(xi)         transfer all or substantially all of the Company’s property; provided, however, that the foregoing shall in no way limit the Managers’ ability to pledge or grant a security interest in the Company’s property; or

(xiii)       take any other actions expressly set forth in this Agreement as requiring the consent, vote or approval of the Member.

6.8           Compensation. Compensation, if any, of the Managers will be fixed from time to time by the Member.

6.9           Resignation. A Manager may resign at any time by giving written notice to the Member. The resignation of a Manager takes effect upon receipt of such notice or at such later time as is specified in such notice, and, unless otherwise specified in such notice, the acceptance of such resignation is not necessary to make it effective.

6.10         Vacancies. Any vacancy of the Managers occurring for any reason will be filled by the Member. The Manager elected to fill a vacancy shall hold office until such Manager’s death, resignation or removal, or permanent disability.

7.          LIABILITY; INDEMNIFICATION OF MEMBER AND MANAGERS.

7.1           Liability of Member and Managers.

7.1.1        To the maximum extent that Delaware law in effect from time to time permits limitation of the liability of Members, Managers and officers of the Company (including the directors and officers of any predecessor corporation), no present or former Member, Manager or officer of the Company shall be liable to the Company or its Members for money damages. Neither the amendment nor repeal of this Section 7.1.1, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Article 7.1.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

7.1.2        Furthermore, the Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company except to the extent provided in the Delaware Act with regard to a wrongful distribution. Notwithstanding the provisions of this Agreement, failure by the Company, the Member or the Managers to follow the formalities relating to the conduct of the Company’s affairs set forth herein shall not be grounds for imposing personal liability on the Member.

7.1.3           To the extent that, at law or in equity, a Member or Manager has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Member or Managers, as applicable, the Member or Manager shall not be liable to the Company or to the Member or Managers, as applicable, for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Member or a Manager otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Member or Manager, as applicable.

7.1.4           In the event that any of the provisions of this Section 7.1 (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

7.2           Indemnification Generally.

7.2.1        The Company shall have the power, to the maximum extent permitted by Delaware law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Member, Manager or officer of the Company (including a director or officer of any predecessor corporation) (a “Covered Person”) or (b) any Covered Person who at the request of the Company (or its predecessors), serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.  The Company shall have the power, with the approval of the Managers, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company.

7.2.2        To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any Covered Person who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity or (b) any Covered Person who at the request of the Corporation, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by this Agreement shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise. Neither the amendment nor repeal of this Section 7.2.2, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Section 7.2.2, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

7.3           Insurance. The Company may purchase and maintain insurance on behalf of any one or more indemnitees under Section 7.2 and such other persons as the Managers’ shall determine against any liability which may be asserted against or expense which may be incurred by such person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such person against such liability or expense under the provisions of this Agreement. The Company may enter into indemnity contracts with indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 7.2 and containing such other procedures regarding indemnification as are appropriate.

7.4           Amendments. No amendment, modification or rescission of this Section 7, or any provision hereof, the effect of which would diminish the rights to indemnification or advancement of expenses as set forth herein will be effective as to the Member or a Manager with respect to any action taken or omitted by such Member or Manager prior to such amendment, modification or rescission.

7.5           Indemnification of Officers, Employees and Agents. The Company may indemnify and advance expenses under Section 7 to an officer, employee or agent of the Company who is not a Member or Manager to the same extent and subject to the same conditions that the Company could indemnify and advance expenses to a Manager under this Agreement and Delaware law.

8.          RIGHTS AND OBLIGATIONS OF THE MEMBER.

8.1           Voting Rights. Except as otherwise specifically set forth in this Agreement, the Member shall have only the voting rights set forth in the Delaware Act.

8.2           Action by Member Without a Meeting. Any action required or permitted to be taken by the Member may be taken with or without a meeting, and with or without any written consents or other writings describing the action taken unless a writing is required by the terms of this Agreement.

8.3           Assignments. The Member may assign in whole or in part its limited liability company interest to any transferee. If the Member transfers all of the Member’s interest in the Company pursuant to this Section 8.3, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Any provision to the contrary contained in this Agreement notwithstanding, the Member may pledge, and otherwise grant a lien and security interest in, the limited liability company interests issued hereunder or covered hereby to any lender or lenders as collateral for the indebtedness, liabilities and obligations of the Company and/or any of its subsidiaries to such lender or lenders, and any such limited liability company interests shall be subject to such lender’s or lenders’ rights under any collateral documentation governing or pertaining to such pledge.

8.4         Continued Membership. Upon the occurrence of any of the events specified in Section 18-304 of the Delaware Act, the Member will remain a member of the Company notwithstanding the provisions of Section 18-304.

9.           CAPITAL CONTRIBUTIONS; LOANS.

9.1           Capital Contributions. The Member’s capital contribution shall be set forth on the books and records of the Company. The Member may, but is not required to, contribute such other amounts or property as it may from time to time deem necessary or appropriate.

9.2           Loans. The Member may lend money to the Company as approved by the Member and the Managers. If the Member lends money to the Company, the amount of any such loan is not an increase in the Member’s capital contribution. The amount of any such loan shall be a debt due from the Company to the Member, at such rates and on such terms as determined reasonably by the Member and the Managers.

10.         DISTRIBUTIONS. All distributions by the Company shall be made at the discretion of the Member, provided that no distribution shall be made in violation of the Delaware Act. Unless otherwise determined by the Member, no distribution will be paid to the Member in connection with the Member’s voluntary transfer or assignment of the Member’s entire interest in the Company.

11.         BOOKS AND RECORDS.

11.1         Availability. At all times during the existence of the Company, the Managers shall keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company’s business. The Member shall have the right at any time to inspect and copy the books and records of the Company.

11.2         Tax Returns. The Managers shall cause to be prepared all tax returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

11.3         Depositories. The Managers shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Managers shall select. All receipts of the Company from whatever source received (but no funds not belonging to the Company) shall be deposited to such accounts, and all expenses of the Company shall be paid from such accounts.

12.         DISSOLUTION.

12.1         Events Causing Dissolution.

12.1.1       The Company shall be dissolved and its affairs wound up only at such time as the Member determines that the Company should be dissolved or upon entry of a decree of judicial dissolution in accordance with the Delaware Act.

12.1.2        If at any time the Member dies, is declared by a court to be incompetent to manage his person or property or is dissolved or terminated, the Company shall not dissolve but the personal representative (as defined in the Delaware Act) of the Member shall agree in writing to continue the Company and to the admission of the personal representative or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the Member.

12.2         Winding Up and Liquidation.

12.2.1     Upon the dissolution of the Company, the Managers or their designee shall wind up the Company’s affairs in accordance with the Delaware Act. In winding up the affairs of the Company, the Managers are authorized to take any and all actions contemplated by the Delaware Act as permissible, including, without limitation:

(i)          prosecuting and defending suits, whether civil, criminal, or administrative;

(ii)         settling and closing the Company’s business;

(iii)        liquidating and reducing to cash the property as promptly as is consistent with obtaining its fair value;

(iv)        discharging or making reasonable provision for the Company’s liabilities; and

(v)         distributing the proceeds of liquidation and any undisposed property.

12.2.2     Upon the winding up of the Company, the Managers shall distribute the proceeds and undisposed property as follows:

(i)          to creditors, including the Member if the Member is a creditor (to the extent and in the order of priority provided by law) in satisfaction of liabilities of the Company, whether by payment or the making of reasonable provisions for payment thereof; and

(ii)         thereafter, to the Member.

12.3         Certificate of Cancellation. Upon the completion of the winding up and liquidation of the Company as contemplated in Section 12.2, the Company shall file a certificate of cancellation with the Delaware Secretary of State canceling the Certificate, at which time the Company shall terminate.

12.4         Termination of Agreement. This Agreement shall terminate and be of no further force and effect upon the filing of a certificate of cancellation canceling the Certificate; provided, however, that the provisions of Section 1.2 and Section 7 shall survive termination.

13.         MISCELLANEOUS.

13.1         Amendment. This Agreement may only be amended by the Member in writing.

13.2         Captions. Captions and headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

13.3         Number. Unless the context otherwise requires, the singular includes the plural.

13.4         Benefits and Burdens. The terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the Member and the Company.

13.5         Severability. Subject to Section 7.1.4, in the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement.

13.6         Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties, it is expressly understood and intended that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

13.7         Entire Agreement. This Agreement constitutes the entire agreement with respect to the matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the Member and the Company have executed this Limited Liability Company Operating Agreement as of the date first above written.

MEMBER:

ZAIS FINANCIAL CORP.

By:
Mike Szymanski
Chief Executive Officer

THE COMPANY:

ZAIS Merger Sub, LLC

By: ZAIS Financial Corp., its Manager

By:
Mike Szymanski
Chief Executive Officer

[Signature Page to ZAIS Merger Sub, LLC Operating Agreement]

EXHIBIT F

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

SUTHERLAND PARTNERS, L.P.

a Delaware limited partnership

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

		Page

Section 15.14.	No Rights as Members of the General Partner	67
Section 15.15.	Creditors	67

-iv-

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SUTHERLAND PARTNERS, L.P. (formerly known as ZAIS Financial Partners, L.P.), dated as of [_____], 2016 (this “Agreement”) is entered into by and among SUTHERLAND ASSET MANAGEMENT CORPORATION (formerly known as ZAIS Financial Corp.), a Maryland corporation (the “General Partner”), and the limited partner(s) listed on Exhibit A hereto (each a “Limited Partner”).

WHEREAS, the General Partner is a party to the Agreement and Plan of Merger, dated as of April [__], 2016 (the “Merger Agreement”), by and among the General Partner, ZAIS Financial Partners, L.P., a Delaware limited partnership (“Company Operating Partnership”), ZAIS Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Sutherland Asset Management Corporation (“Sutherland”), and Sutherland Partners, L.P. (“Sutherland Operating Partnership”), whereby Sutherland merged with and into Merger Sub, with Merger Sub being the surviving company under the name of “Sutherland Asset Management LLC” and a wholly owned subsidiary of the Company, and whereby Sutherland Operating Partnership merged with Company Operating Partnership, with Company Operating Partnership being the surviving entity (“Surviving Partnership”), in each case effective as of the date of this Agreement (the “Partnership Merger”);

WHEREAS, in accordance with the Merger Agreement and the certificate of merger filed with the Delaware Secretary of State with respect to the Partnership Merger, the name of the Surviving Partnership shall be “Sutherland Partners, L.P.”; and

WHEREAS, in accordance with the Merger Agreement, at the Partnership Merger Effective Time (as defined in the Merger Agreement), (i) the certificate of limited partnership of Company Operating Partnership shall be the certificate of limited partnership of the Surviving Partnership and (ii) this Agreement shall be the limited partnership agreement of the Surviving Partnership.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Agreement of Limited Partnership, dated July 29, 2011, of Company Operating Partnership, as amended, is hereby amended and restated in its entirety as follows:

Article I

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et seq.), as it may be amended from time to time, and any successor to such statute.

“Actions” has the meaning set forth in Section 7.07 hereof.

“Additional Funds” has the meaning set forth in Section 4.03(a) hereof.

“Additional Limited Partner” means a Person who is admitted to the Partnership as a Limited Partner pursuant to Section 4.02 and Section 12.02 hereof and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Fiscal Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership Year.

“Adjustment Factor” means 1.0; provided, however, that in the event that:

(i)           the General Partner (a) declares or pays a dividend on its outstanding REIT Shares wholly or partly in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares wholly or partly in REIT Shares, (b) splits or subdivides its outstanding REIT Shares or (c) effects a reverse stock split or otherwise combines its outstanding REIT Shares into a smaller number of REIT Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (i) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (ii) the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

(ii)          the General Partner distributes any rights, options or warrants to all holders of its REIT Shares to subscribe for or to purchase or to otherwise acquire REIT Shares (or other securities or rights convertible into, exchangeable for or exercisable for REIT Shares) at a price per share less than the Value of a REIT Share on the record date for such distribution (each a “Distributed Right”), then the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction (a) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date plus the maximum number of REIT Shares purchasable under such Distributed Rights and (b) the denominator of which shall be the number of REIT Shares issued and outstanding on the record date plus a fraction (1) the numerator of which is the maximum number of REIT Shares purchasable under such Distributed Rights times the minimum purchase price per REIT Share under such Distributed Rights and (2) the denominator of which is the Value of a REIT Share as of the record date; provided, however, that if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of REIT Shares or any change in the minimum purchase price for the purposes of the above fraction;

2

(iii)         the General Partner shall, by dividend or otherwise, distribute to all holders of its REIT Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (i) above), which evidences of indebtedness or assets relate to assets not received by the General Partner or its Subsidiaries pursuant to a pro rata distribution by the Partnership, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business on the date fixed for determination of stockholders of the General Partner entitled to receive such distribution by a fraction (i) the numerator of which shall be such Value of a REIT Share on the date fixed for such determination and (ii) the denominator of which shall be the Value of a REIT Share on the dates fixed for such determination less the then fair market value (as determined by the REIT, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one REIT Share; and

(iv)        an entity other than an Affiliate of the General Partner shall become General Partner pursuant to any merger, consolidation or combination of the General Partner with or into another entity (the “Successor Entity”), the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor by the number of shares of the Successor Entity into which one REIT Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination.

Any adjustments to the Adjustment Factor shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event. Notwithstanding the foregoing, the Adjustment Factor shall not be adjusted in connection with an event described in clauses (i) or (ii) above if, in connection with such event, the Partnership makes a distribution of cash, Partnership Units, REIT Shares and/or rights, options or warrants to acquire Partnership Units and/or REIT Shares with respect to all applicable OP Units or effects a reverse split of, or otherwise combines, the OP Units, as applicable, that is comparable as a whole in all material respects with such an event, or if in connection with an event described in clause (iv) above, the consideration in Section 11.02 hereof is paid.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling or controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests or (iv) any officer, director, general partner or trustee of such Person or any Person referred to in clauses (i), (ii), and (iii) above. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Agreement of Limited Partnership of Sutherland Partners, L.P., as it may be amended, supplemented or restated from time to time.

3

“Assignee” means a Person to whom one or more Partnership Units have been Transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.05 hereof.

“Available Cash” means, with respect to any period for which such calculation is being made, the amount of cash flow from operations available for distribution by the Partnership as determined by the General Partner in its sole and absolute discretion.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Bylaws” means the Bylaws of the General Partner, as amended, supplemented or restated from time to time.

“Capital Account” means, with respect to any Partner, the Capital Account maintained by the General Partner for such Partner on the Partnership’s books and records in accordance with the following provisions:

A.           To each Partner’s Capital Account, there shall be added such Partner’s Capital Contributions, such Partner’s distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 6.03 hereof, and the principal amount of any Partnership liabilities assumed by such Partner or that are secured by any property distributed to such Partner.

B.           From each Partner’s Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.03 hereof, and the principal amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

C.           In the event any interest in the Partnership is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Transferred interest.

D.           In determining the principal amount of any liability for purposes of subsections (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

E.           The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, the General Partner may make such modification provided, that such modification will not have a material effect on the amounts distributable to any Partner without such Partner’s Consent. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.

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“Capital Account Deficit” has the meaning set forth in Section 13.02(c) hereof.

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Contributed Property that such Partner contributes to the Partnership or is deemed to contribute pursuant to Section 4.03 hereof.

“Cash Amount” means, with respect to a Tendering Party, an amount of cash equal to the product of (A) the Value of a REIT Share and (B) such Tendering Party’s REIT Shares Amount determined as of the date of receipt by the General Partner of such Tendering Party’s Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day.

“Certificate” means the Certificate of Limited Partnership of the Partnership filed in the office of the Secretary of State of the State of Delaware on May 24, 2011, as may be further amended from time to time in accordance with the terms hereof and the Act.

“Charter” means the Articles of Amendment and Restatement of General Partner dated August 3, 2011, as amended, supplemented or restated from time to time.

“Class A Special Unit” means the Class A Special Unit of limited partner interest in the Partnership.

“Class A Special Unit Holder” means any Person named as a holder of a Class A Special Unit in Exhibit A attached hereto, as such Exhibit A may be amended from time to time by the General Partner, in such Person’s capacity as a Limited Partner of the Partnership, or any Substituted Limited Partner or Additional Limited Partner named as a holder of a Class A Special Unit in Exhibit A hereto.

“Class A Special Unit Value” means the fair market value of the Class A Special Unit in a Terminating Transaction as determined in accordance with the valuation procedures specified in Exhibit C hereto.

“Closing Price” has the meaning set forth in the definition of “Value.”

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Partner given in accordance with Article XIV hereof.

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“Contributed Property” means each item of Property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership (or deemed contributed by the Partnership to a “new” partnership pursuant to Code Section 708) net of any liabilities assumed by the Partnership relating to such Contributed Property and any liability to which such Contributed Property is subject.

“Core Earnings” means GAAP net income (loss) of the Partnership excluding non-cash equity compensation expense, the expenses incurred in connection with the Partnership’s formation or continuation, the expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, the Incentive Distribution, real estate depreciation and amortization (to the extent that the General Partner forecloses on any properties underlying its assets) and any unrealized gains, losses or other non-cash items recorded in the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the Manager and the General Partner’s independent directors and after approval by a majority of the General Partner’s independent directors.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) lease obligations of such Person that, in accordance with generally accepted accounting principles, should be capitalized.

“Depreciation” means, for each Partnership Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Distributed Right” has the meaning set forth in the definition of “Adjustment Factor.”

“Effective Date” means ____, 2016, which date is the closing date under the Merger Agreement.

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“Equity Incentive Plan” means (i) the Company’s equity incentive plan in place on the Effective Date and (ii) any equity incentive plan adopted by the Partnership or the General Partner following the Effective Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Funding Debt” means the incurrence of any Debt for the purpose of providing funds to the Partnership by or on behalf of the General Partner or any wholly owned subsidiary of the General Partner.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“General Partner” means Sutherland Asset Management Corporation (formerly known as ZAIS Financial Corp.), a Maryland corporation, and its successors and assigns, as the general partner of the Partnership.

“General Partner Employees” means an employee of the Partnership, the General Partner or any of their subsidiaries.

“General Partner Interest” means the Partnership Interest held by the General Partner, which Partnership Interest is an interest as a general partner under the Act. A General Partner Interest may be expressed as a number of Partnership Units.

“General Partner Loan” has the meaning set forth in Section 4.03(d) hereof.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset as determined by the General Partner in its sole discretion.

(b)          The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described in clause (i), clause (ii), clause (iii) or clause (iv) hereof shall be adjusted to equal their respective gross fair market values, as determined by the General Partner in its sole discretion using such reasonable method of valuation as it may adopt, as of the following times:

(i)          the acquisition of an additional interest in the Partnership (other than in connection with the execution of this Agreement) by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

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(ii)         the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii)        the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv)        at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and

(c)          The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the distributee and the General Partner provided, that, if the distributee is the General Partner or if the distributee and the General Partner cannot agree on such a determination, such gross fair market value shall be determined by an independent third party experienced in the valuation of similar assets, selected by the General Partner in good faith.

(d)          The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the General Partner reasonably determines that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

(e)          If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Holder” means either (a) a Partner or (b) an Assignee, owning a Partnership Unit, that is treated as a member of the Partnership for federal income tax purposes.

“Incapacity” or “Incapacitated” means, (i) as to any Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her person or his or her estate; (ii) as to any Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, or the revocation of the corporation’s charter; (iii) as to any Partner that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any Partner that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within 120 days after the commencement thereof, (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within 90 days of such appointment, or (h) an appointment referred to in clause (g) above is not vacated within 90 days after the expiration of any such stay.

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“Incentive Distribution” has the meaning set forth in Section 5.02 hereof.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as (A) the General Partner or any successor thereto or (B) a member of the General Partner or an officer of the Partnership, the General Partner or a Subsidiary thereof and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Independent Directors” means the independent directors of the Board of Directors of the General Partner as determined by the rules and regulations of the New York Stock Exchange then in effect.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Junior Share” means a share of capital stock of the General Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are junior in rank to the REIT Shares.

“Junior Unit” means a fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.01, 4.02, or 4.03 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are junior in rank to the OP Units.

“Limited Partner” means any Person named as a Limited Partner in Exhibit A attached hereto, as such Exhibit A may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of OP Units, Class A Special Units, Preferred Units, Junior Units or other Partnership Units.

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“Liquidating Event” has the meaning set forth in Section 13.01 hereof.

“Liquidator” has the meaning set forth in Section 13.02(a) hereof.

“Majority in Interest of the Outside Limited Partners” means Limited Partners (excluding for this purpose (i) any Limited Partnership Interests held by the General Partner or its Subsidiaries, and (ii) any Person of which the General Partner or its Subsidiaries directly or indirectly owns or controls more than 50% of the voting interests and (iii) any Person directly or indirectly owning or controlling more than 50% of the outstanding REIT Shares of the General Partner) holding more than 50% of the outstanding OP Units and any other Partnership Units voting as single class that are held by all Limited Partners who are not excluded for the purposes hereof.

“Management Agreement” means the Management Agreement dated as of ___, 2016 and effective as of the Effective Date by and among the Manager, the General Partner, the Partnership and its subsidiaries set forth therein, as it may be amended, supplemented or restated from time to time.

“Manager” means Waterfall Asset Management, LLC, a Delaware limited liability company, and its successors and assigns.

“Market Price” has the meaning set forth in the definition of “Value.”

“Merger Agreement” has the meaning set forth in the Recitals.

“Net Income” or “Net Loss” means, for each Partnership Year of the Partnership, an amount equal to the Partnership’s taxable income or loss for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)          Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(b)          Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(c)          In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (b) or subsection (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

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(d)          Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)          In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Partnership Year;

(f)           To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g)          Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 6.03 hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 6.03 hereof shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase REIT Shares, Preferred Shares or Junior Shares, except that “New Securities” shall not mean any Preferred Shares, Junior Shares or grants under the Equity Incentive Plans or (ii) any Debt issued by the REIT that provides any of the rights described in clause (i).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit B attached to this Agreement.

“NYSE” means the New York Stock Exchange.

“OP Unit” means a fractional share of the Partnership Interests of all Partners, but does not include any LTIP Unit, Class A Special Unit, Preferred Unit, Junior Unit or any other Partnership Unit specified in a Partnership Unit Designation as being other than an OP Unit; provided, however, that the General Partner Interest and the Limited Partner Interests shall have the differences in rights and privileges as specified in this Agreement.

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“Outside Interest” has the meaning set forth in Section 5.03 hereof.

“Ownership Limit” means the applicable restriction or restrictions on ownership of shares of the General Partner imposed under the Charter.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partnership” means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of OP Units, Class A Special Units, Preferred Units, Junior Units or other Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means a record date established by the General Partner for the distribution of Available Cash pursuant to Section 5.01 hereof, which record date shall generally be the same as the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Unit” means an OP Unit, a Class A Special Unit, a Preferred Unit, a Junior Unit or any other fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.01, 4.02 or 4.03 hereof.

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“Partnership Unit Designation” has the meaning set forth in Section 4.02 hereof.

“Partnership Year” means the fiscal year of the Partnership and the Partnership’s taxable year for federal income tax purposes, each of which shall be the calendar year unless otherwise required under the Code.

“Percentage Interest” means, as to a Partner holding a class or series of Partnership Interests, its interest in such class or series as determined by dividing the Partnership Units of such class or series owned by such Partner by the total number of Partnership Units of such class then outstanding as specified in Exhibit A attached hereto, as such Exhibit A may be amended from time to time. If the Partnership issues additional classes or series of Partnership Interests other than as contemplated herein, the interest in the Partnership among the classes or series of Partnership Interests shall be determined as set forth in the amendment to the Partnership Agreement setting forth the rights and privileges of such additional classes or series of Partnership Interest, if any, as contemplated by Section 4.02.

“Person” means an individual or a corporation, partnership (general or limited), trust, estate, custodian, nominee, unincorporated organization, association, limited liability company or any other individual or entity in its own or any representative capacity.

“Preferred Share” means a share of capital stock of the General Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the REIT Shares.

“Preferred Unit” means a fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.01, 4.02 or 4.03 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the OP Units.

“Properties” means any assets and property of the Partnership such as, but not limited to, interests in real property and personal property, including, without limitation, fee interests, interests in ground leases, interests in limited liability companies, joint ventures or partnerships, interests in mortgages, and Debt instruments as the Partnership may hold from time to time and “Property” shall mean any one such asset or property.

“Publicly Traded” means listed or admitted to trading on the NYSE, the NYSE MKT LLC, the NASDAQ Stock Market or another national securities exchange or any successor to the foregoing.

“Qualified REIT Subsidiary” means any Subsidiary of the General Partner that is a “qualified REIT subsidiary” within the meaning of Code Section 856(i).

“Qualified Transferee” means an “Accredited Investor” as defined in Rule 501 promulgated under the Securities Act.

“Recourse Liabilities” means the amount of liabilities owed by the Partnership (other than Nonrecourse Liabilities and liabilities to which Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-(2)(i) of the Regulations).

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“Redemption” has the meaning set forth in Section 8.06(a) hereof.

“Regulations” means the applicable income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 6.03(a)(vii) hereof. “REIT” means a real estate investment trust qualifying under Code Section 856.

“REIT Payment” has the meaning set forth in Section 15.11 hereof.

“REIT Requirements” has the meaning set forth in Section 5.01 hereof.

“REIT Share” means a share of the General Partner’s common stock, par value $0.0001 per share. Where relevant in this Agreement, “REIT Share” includes shares of the General Partner’s common stock, par value $0.0001 per share, issued upon conversion of Preferred Shares or Junior Shares.

“REIT Shares Amount” means a number of REIT Shares equal to the product of (a) the number of Tendered Units and (b) the Adjustment Factor in effect on the Specified Redemption Date with respect to such Tendered Units; provided, however, that in the event that the General Partner issues to all holders of REIT Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling the General Partner’s stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the REIT Shares Amount shall also include such Rights that a holder of that number of REIT Shares would be entitled to receive, expressed, where relevant hereunder, in a number of REIT Shares determined by the General Partner in good faith.

“Rights” has the meaning set forth in the definition of “REIT Shares Amount.”

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Services Agreement” means any management, development or advisory agreement with a property and/or asset manager for the provision of property management, asset management, leasing, development and/or similar services with respect to the Properties and any agreement for the provision of services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, financial advisors and other professional services.

“Specified Redemption Date” means the 10th Business Day following receipt by the General Partner of a Notice of Redemption; provided, that, if the REIT Shares are not Publicly Traded, the Specified Redemption Date means the 30th Business Day following receipt by the General Partner of a Notice of Redemption.

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“Subsidiary” means, with respect to any Person, any other Person (which is not an individual) of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.04 hereof.

“Successor Entity” has the meaning set forth in the definition of “Adjustment Factor.”

“Tax Items” has the meaning set forth in Section 6.04(a) hereof.

“Tendered Units” has the meaning set forth in Section 8.06(a) hereof.

“Tendering Partner” has the meaning set forth in Section 8.06(a) hereof.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

“Termination Transaction” has the meaning set forth in Section 11.02(b) hereof.

“Transfer,” when used with respect to a Partnership Unit, or all or any portion of a Partnership Interest, means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article XI hereof, “Transfer” does not include (a) any Redemption of Partnership Units by the Partnership or the General Partner, or acquisition of Tendered Units by the General Partner, pursuant to Section 8.06 hereof or (b) any redemption of Partnership Units pursuant to any Partnership Unit Designation. The terms “Transferred” and “Transferring” have correlative meanings.

“Value” means, on any date of determination with respect to a REIT Share, the average of the daily Market Prices for ten consecutive trading days immediately preceding the date of determination except that, as provided in Section 4.04(b) hereof, the Market Price for the trading day immediately preceding the date of exercise of a stock option under any Equity Incentive Plan shall be substituted for such average of daily market prices for purposes of Section 4.04 hereof; provided, however, that for purposes of Section 8.06, the “date of determination” shall be the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding REIT Shares, the Closing Price for such REIT Shares on such date. The “Closing Price” on any date shall mean the last sale price for such REIT Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such REIT Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Market or, if such REIT Shares are not listed or admitted to trading on the New York Stock Market, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such REIT Shares are listed or admitted to trading or, if such REIT Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the principal other automated quotation system that may then be in use or, if such REIT Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such REIT Shares selected by the Board of Directors of the General Partner or, in the event that no trading price is available for such REIT Shares, the fair market value of the REIT Shares, as determined in good faith by the Board of Directors of the General Partner.

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In the event that the REIT Shares Amount includes Rights that a holder of REIT Shares would be entitled to receive, then the Value of such Rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

Article II

ORGANIZATIONAL MATTERS

Section 2.01.      Organization. The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.02.       Name. The name of the Partnership is “Sutherland Partners, L.P.”. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “LP,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Partners of such change in the next regular communication to the Partners.

Section 2.03.      Registered Office and Agent; Principal Office. The address of the registered office of the Partnership in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is Corporation Service Company. The principal office of the Partnership is located at 1140 Avenue of the Americas, 7th Floor, New York, New York 10036 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

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Section 2.04.       Power of Attorney.

(a)          Each Limited Partner and each Assignee hereby irrevocably constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(i)          execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments, supplements or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (b) all instruments that the General Partner or the Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the distribution or exchange of assets of the Partnership pursuant to the terms of this Agreement; (e) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, Article XII or Article XIII hereof or the Capital Contribution of any Partner; and (f) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges relating to Partnership Interests; and

(ii)         execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or the Liquidator to amend this Agreement except in accordance with Article XIV hereof or as may be otherwise expressly provided for in this Agreement.

(b)          The foregoing power of attorney is hereby declared to be irrevocable and a special power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees will be relying upon the power of the General Partner or the Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units or Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner’s or the Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

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Section 2.05.       Term. Pursuant to Sections 17-201(b) and 17-801 of the Act, the term of the Partnership commenced on May 24, 2011 and shall continue perpetually, unless it is dissolved pursuant to the provisions of Article XIII hereof or as otherwise provided by law.

Section 2.06.       Partnership Interests as Securities. All Partnership Interests shall be securities within the meaning of, and governed by, (i) Article 8 of the Delaware Uniform Commercial Code and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.

Article III

PURPOSE

Section 3.01.       Purpose and Business. The purpose and nature of the Partnership is to conduct any business, enterprise or activity permitted by or under the Act; provided, however, such business and arrangements and interests may be limited to and conducted in such a manner as to permit the General Partner, in its sole and absolute discretion, at all times to be classified as a REIT unless the General Partner, in accordance with its Charter and Bylaws, in its sole discretion has chosen to cease to qualify as a REIT or has chosen not to attempt to qualify as a REIT for any reason or for reasons whether or not related to the business conducted by the Partnership. Without limiting the General Partner’s right in its sole discretion to cease qualifying as a REIT, the Partners acknowledge that the qualification of the General Partner as a REIT inures to the benefit of all Partners and not solely to the General Partner, the General Partner or its Affiliates. In connection with the foregoing, the Partnership shall have full power and authority to enter into, perform and carry out contracts of any kind, to borrow and lend money and to issue and guarantee evidence of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien and, directly or indirectly, to acquire and construct additional Properties necessary, useful or desirable in connection with its business.

Section 3.02.       Powers.

(a)          The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership.

(b)          The Partnership may contribute from time to time Partnership capital to one or more newly formed entities solely in exchange for equity interests therein (or in a wholly owned subsidiary entity thereof).

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(c)          Notwithstanding any other provision in this Agreement, the General Partner may cause the Partnership not to take, or to refrain from taking, any action that, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the General Partner to continue to qualify as a REIT, (ii) could subject the General Partner to any additional taxes under Code Section 857 or Code Section 4981 or any other related or successor provision of the Code or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, its securities or the Partnership.

Section 3.03.       Partnership Only for Partnership Purposes Specified. This Agreement shall not be deemed to create a company, venture or partnership between or among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.01 hereof. Except as otherwise provided in this Agreement, no Partner shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties or any other Partner. No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Partner, and the Partnership shall not be responsible or liable for any indebtedness or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

Section 3.04.       Representations and Warranties by the Parties.

(a)          Each Partner (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner, respectively) represents and warrants to each other Partner that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other law to which such Partner is subject, (ii) subject to the last sentence of this Section 3.04(a), such Partner is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e), (iii) such Partner does not own, directly or indirectly, (a) 9.8% or more of the total combined voting power of all classes of stock entitled to vote, or 9.8% or more of the total number of shares of all classes of stock, of any corporation that is a tenant of either (I) the General Partner or any Qualified REIT Subsidiary, (II) the Partnership or (III) any partnership, venture or limited liability company of which the General Partner, any Qualified REIT Subsidiary or the Partnership is a member or (b) an interest of 9.8% or more in the assets or net profits of any tenant of either (I) the General Partner or any Qualified REIT Subsidiary, (II) the Partnership or (III) any partnership, venture, or limited liability company of which the General Partner, any Qualified REIT Subsidiary or the Partnership is a member and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms. Notwithstanding anything contained herein to the contrary, in the event that the representation contained in the foregoing clause (ii) would be inaccurate if given by a Partner, such Partner shall not be required to make and shall not be deemed to have made such representation, if it delivers to the General Partner an IRS Form W-8BEN or analogous form establishing its non-U.S. status. Any Partner who provides such form to the General Partner agrees that it is subject to, and hereby authorizes the General Partner to withhold, all withholdings to which such a “foreign person” or “foreign partner,” as applicable, is subject under the Code and hereby agrees to cooperate fully with the General Partner with respect to such withholdings, including by effecting the timely completion and delivery to the General Partner of all governmental forms required in connection therewith.

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(b)          Each Partner (including, without limitation, each Substituted Limited Partner as a condition to becoming a Substituted Limited Partner) represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial and tax matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment.

(c)          The representations and warranties contained in Sections 3.04(a) and 3.04(b) hereof shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution, liquidation and termination of the Partnership.

(d)          Each Partner (including, without limitation, each Substituted Limited Partner as a condition to becoming a Substituted Limited Partner) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by the General Partner, any Partner or any employee or representative or Affiliate of the General Partner or any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

(e)          Provision of Information. Each Partner agrees to provide the Partnership with any information and documentation reasonably requested by the Partnership for the purpose of reducing any withholding on payments to the Partnership or otherwise complying with the requirements of any tax laws to which the Partnership is subject.

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Article IV

CAPITAL CONTRIBUTIONS

Section 4.01.       Capital Contributions of the Partners.

(a)          Capital Contributions. Each Partner has made a Capital Contribution to the Partnership and, effective as of the Effective Date in connection with the Merger Agreement, owns Partnership Units in the amount and designation set forth for such Partner on Exhibit A, as the same may be amended from time to time by the General Partner to the extent necessary to reflect accurately sales, exchanges, conversions or other Transfers, redemptions, Capital Contributions, the issuance of additional Partnership Units, or similar events having an effect on a Partner’s ownership of Partnership Units. Except as provided by law or in Section 4.03, 10.04 or 13.02(d) hereof, the Partners shall have no obligation or right to make any additional Capital Contributions or loans to the Partnership.

(b)          General Partnership Interest. A number of Partnership Units held by the General Partner equal to one percent (1%) of all outstanding OP Units shall be deemed to be the General Partner Interest of the General Partner. All other Partnership Units held by the General Partner shall be deemed to be Limited Partner Interests and shall be held by the General Partner in its capacity as a Limited Partner in the Partnership.

Section 4.02.       Issuances of Additional Partnership Interests.

(a)          General. The General Partner may cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners (including the General Partner) or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners; provided, that the General Partner shall not be authorized to cause the Partnership to issue any additional Class A Special Units after the Effective Date without the consent of the Class A Special Unit Holder listed on Exhibit A to this Agreement. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units (i) upon the conversion, redemption or exchange of any Debt, Partnership Units or other securities issued by the Partnership, (ii) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interest of the General Partner’s stockholders and the Partnership and (iii) in connection with any merger of any other Person into the Partnership or any Subsidiary of the Partnership if the applicable merger agreement provides that Persons are to receive Partnership Units in exchange for their interests in the Person merging into the Partnership or any Subsidiary of the Partnership. Subject to Delaware law, any additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner, and set forth in a written document thereafter attached to and made an exhibit to this Agreement (each, a “Partnership Unit Designation”). Without limiting the generality of the foregoing, the General Partner shall have authority to specify (a) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (b) the right of each such class or series of Partnership Interests to share in Partnership distributions; (c) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; (d) the voting rights, if any, of each such class or series of Partnership Interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of Partnership Interests. Nothing in this Agreement shall prohibit the General Partner from issuing Partnership Units for less than fair market value if the General Partner concludes in good faith that such issuance is in the best interest of the Partnership and the General Partner’s stockholders. Upon the issuance of any additional Partnership Interest, the General Partner shall amend Exhibit A as appropriate to reflect such issuance.

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(b)          Issuances to the General Partner. No additional Partnership Units shall be issued to the General Partner unless (i) the additional Partnership Units are issued to all Partners in proportion to their respective Percentage Interests with respect to the class of Partnership Units so issued, (ii) (a) the additional Partnership Units are (x) OP Units issued in connection with an issuance of REIT Shares or (y) Partnership Units (other than OP Units) issued in connection with an issuance of Preferred Shares, Junior Shares, New Securities or other interests in the General Partner (other than REIT Shares), which Preferred Shares, Junior Shares, New Securities or other interests have designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the additional Partnership Units issued to the General Partner and (b) the General Partner directly or indirectly contributes or otherwise causes to be transferred to the Partnership the cash proceeds or other consideration, if any, received in connection with the issuance of such REIT Shares, Preferred Shares, Junior Shares, New Securities or other interests in the General Partner or (iii) the additional Partnership Units are issued upon the conversion, redemption or exchange of Debt, Partnership Units or other securities issued by the Partnership. In the event that the Partnership issues additional Partnership Units pursuant to this Section 4.02(b), the General Partner shall make such revisions to this Agreement (including but not limited to the revisions described in Sections 6.02(b) and 8.06) as it determines are necessary to reflect the issuance of such additional Partnership Interests.

(c)          No Preemptive Rights. No Person, including, without limitation, any Partner or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest.

Section 4.03.       Additional Funds and Capital Contributions.

(a)          General. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition or development of additional Properties, for the redemption of Partnership Units or for such other purposes as the General Partner may determine in its sole and absolute discretion. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 4.03 without the approval of any Limited Partners.

(b)          Additional Capital Contributions. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons. In connection with any such Capital Contribution (of cash or property), the General Partner is hereby authorized to cause the Partnership from time to time to issue additional Partnership Units (as set forth in Section 4.02 above) in consideration therefor and the Percentage Interests of the General Partner and the Limited Partners shall be adjusted to reflect the issuance of such additional Partnership Units.

(c)          Loans by Third Parties. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to any Person upon such terms as the General Partner determines appropriate, including making such Debt convertible, redeemable or exchangeable for Partnership Units; provided, however, that the Partnership shall not incur any such Debt if any Partner would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).

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(d)          General Partner Loans. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt with the General Partner (a “General Partner Loan”), if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the General Partner, the net proceeds of which are loaned to the Partnership to provide such Additional Funds or (ii) such Debt is on terms and conditions no less favorable to the Partnership than would be available to the Partnership from any third party; provided, however, that the Partnership shall not incur any such Debt if (a) a breach, violation or default of such Debt would be deemed to occur by virtue of the Transfer by any Limited Partner of any Partnership Interest or (b) such Debt is recourse to any Partner (unless the Partner otherwise agrees).

(e)          Issuance of Securities by the General Partner. The General Partner shall not issue any additional REIT Shares, Preferred Shares, Junior Shares or New Securities unless the General Partner contributes directly or indirectly the cash proceeds or other consideration, if any, received from the issuance of such additional REIT Shares, Preferred Shares, Junior Shares or New Securities, as the case may be, and from the exercise of the rights contained in any such additional New Securities, to the Partnership in exchange for (x) in the case of an issuance of REIT Shares, Partnership Units or (y) in the case of an issuance of Preferred Shares, Junior Shares or New Securities, Partnership Units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such Preferred Shares, Junior Shares or New Securities; provided, however, that notwithstanding the foregoing, the General Partner may issue REIT Shares, Preferred Shares, Junior Shares or New Securities (a) pursuant to Section 4.04 or 8.06(b) hereof, (b) pursuant to a dividend or distribution (including any stock split) wholly or partly of REIT Shares, Preferred Shares, Junior Shares or New Securities to all of the holders of REIT Shares, Preferred Shares, Junior Shares or New Securities, as the case may be, (c) upon a conversion, redemption or exchange of Preferred Shares, (d) upon a conversion of Junior Shares into REIT Shares, (e) upon a conversion, redemption, exchange or exercise of New Securities or, (f) pursuant to share grants or awards made pursuant to any Equity Incentive Plan of the General Partner. In the event of any issuance of additional REIT Shares, Preferred Shares, Junior Shares or New Securities by the General Partner, and the direct or indirect contribution to the Partnership, by the General Partner, of the cash proceeds or other consideration received from such issuance, if any, the Partnership shall pay the General Partner’s expenses associated with such issuance, including any underwriting discounts or commissions (it being understood that if the proceeds actually received by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred by the General Partner in connection with such issuance, then the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount of the gross proceeds of such issuance and the Partnership shall be deemed simultaneously to have reimbursed the General Partner pursuant to Section 7.04(b) for the amount of such underwriter’s discount or other expenses). Nothing in this Agreement shall prohibit the General Partner from issuing Partnership Units for less than fair market value if the General Partner concludes in good faith that such issuance is in the best interest of the Partnership and the General Partner’s stockholders.

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Section 4.04.       Equity Incentive Plan.

(a)          Options Granted to General Partner Employees and Independent Directors. If at any time or from time to time, in connection with an Equity Incentive Plan, a stock option granted to a General Partner Employee or Independent Director is duly exercised:

(i)          the General Partner shall, as soon as practicable after such exercise, make or cause to be made directly or indirectly a Capital Contribution to the Partnership in an amount equal to the exercise price paid to the General Partner by such exercising party in connection with the exercise of such stock option.

(ii)         Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 4.04(a)(i) hereof, the General Partner shall be deemed to have contributed directly or indirectly to the Partnership, as a Capital Contribution, in consideration of an additional Limited Partner Interest (expressed in and as additional Partnership Units), an amount equal to the Value of a REIT Share as of the date of exercise multiplied by the number of REIT Shares then being issued in connection with the exercise of such stock option.

(iii)        An equitable Percentage Interest adjustment shall be made in which the General Partner shall be treated as having made a cash contribution equal to the amount described in Section 4.04(a)(ii) hereof.

(b)          Special Valuation Rule. For purposes of this Section 4.04, in determining the Value of a REIT Share, only the trading date immediately preceding the exercise of the relevant stock option under the Equity Incentive Plan shall be considered.

(c)          Future Equity Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the General Partner from adopting, modifying or terminating any Equity Incentive Plan, for the benefit of employees, directors or other business associates of the General Partner, the Partnership or any of their Affiliates. The Limited Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the General Partner, amendments to this Section 4.04 may become necessary or advisable and that any approval or consent of the Limited Partners required pursuant to the terms of this Agreement in order to effect any such amendments requested by the General Partner shall not be unreasonably withheld or delayed.

Section 4.05.       Initial Issuance of Class A Special Unit. Concurrently with the execution of this Agreement and pursuant to and in accordance with the Merger Agreement, the General Partner is causing the Partnership to effect the issuance of the Class A Special Unit to the Manager. There was no obligation to contribute any capital in connection with the issuance of the Class A Special Unit to the Manager.

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Section 4.06.       No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

Section 4.07.       Other Contribution Provisions. In the event that any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, unless otherwise determined by the General Partner in its sole and absolute discretion, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such partner in cash and such Partner had contributed the cash to the capital of the Partnership. In addition, with the consent of the General Partner, one or more Limited Partners may enter into contribution agreements with the Partnership which have the effect of providing a guarantee of certain obligations of the Partnership.

Section 4.08.       Not Publicly Traded. The General Partner, on behalf of the Partnership, shall use its best efforts not to take any action which would result in the Partnership being a “publicly traded partnership” under and as such term is defined in Code Section 7704(b), and by reason thereof, taxable as a corporation.

Section 4.09.       No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner. Without limiting the generality of the foregoing, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership.

Article V

DISTRIBUTIONS

Section 5.01.       Requirement and Characterization of Distributions. Subject to the distributions to be made to the Class A Special Unit Holder in accordance with Section 5.02 and subject to the terms of any Partnership Unit Designation, the General Partner may cause the Partnership to distribute at least quarterly all, or such portion as the General Partner may in its sole and absolute discretion determine, of Available Cash generated by the Partnership during such quarter to the Holders of Partnership Units on such Partnership Record Date with respect to such quarter: (1) first, with respect to any Partnership Interests that are entitled to any preference in distribution, in accordance with the rights of such class(es) of Partnership Interests (and, within such class(es), pro rata in proportion to the respective Percentage Interests on such Partnership Record Date) and (2) second, with respect to any Partnership Interests that are not entitled to any preference in distribution, in accordance with the rights of such class of Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interests on such Partnership Record Date). At the election of the General Partner, distributions payable with respect to any Partnership Units that were not outstanding during the entire quarterly period in respect of which any distribution is made may be prorated based on the portion of the period that such Partnership Units were outstanding.

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The General Partner in its sole and absolute discretion may distribute to the Holders Available Cash on a more frequent basis and provide for an appropriate Partnership Record Date. Notwithstanding anything herein to the contrary, the General Partner shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the General Partner’s qualification as a REIT, to cause the Partnership to distribute sufficient amounts to enable the General Partner to pay stockholder dividends that will (a) satisfy the requirements for its qualification as a REIT under the Code and Regulations (the “REIT Requirements”) and (b) except to the extent otherwise determined by the General Partner, in its sole and absolute discretion, avoid any federal income or excise tax liability of the General Partner.

Section 5.02.      Class A Special Unit Distributions. The General Partner shall cause the Partnership to make distributions (an “Incentive Distribution”) to the Class A Special Unit Holder in respect of such holder’s Class A Special Unit distributed quarterly in arrears in an amount not less than zero equal to the difference between (i) the product of (A) 15% and (B) the difference between (x) Core Earnings of the Partnership, on a rolling four-quarter basis and before the Incentive Distribution for the current quarter, and (y) the product of (1) the weighted average of the issue price per REIT Share of the General Partner or OP Units in the Partnership (without double counting) in all of their offerings multiplied by the weighted average number of REIT Shares outstanding (including any restricted shares of common stock and any other shares of common stock underlying awards granted under the Equity Incentive Plan) and OP Units (without double counting) in such quarter and (2) 8%, and (ii) the sum of any Incentive Distribution paid to the Class A Special Unit Holder with respect to the first three calendar quarters of such previous four quarters; provided, however, that no Incentive Distribution is payable with respect to any calendar quarter unless Core Earnings is greater than zero for the most recently completed 12 calendar quarters, or the number of completed calendar quarters since the Effective Date, whichever is less. For purposes of calculating the Incentive Distribution prior to the completion of a 12-month period following the Effective Date, Core Earnings will be calculated on an annualized basis. Core Earnings for the initial quarter will be calculated from the Effective Date on an annualized basis. In addition, for purposes of the calculating the Incentive Distribution, all of the REIT Shares of the General Partner and OP Units issued and outstanding as of the Effective Date shall be deemed to be issued at $___ (the per share closing price on the NYSE of the common stock of the General Partner as reported on the NYSE Composite Transactions Tape as such tape is reported in Bloomberg Professional Service on the date immediately preceding the Effective Date). The Incentive Distribution is payable 50% in cash and 50% in either REIT Shares of the General Partner or OP Units, as determined by the General Partner in its discretion, within five business days after delivery to the General Partner of the written statement from the Class A Special Unit Holder setting forth the computation of the Incentive Distribution for such quarter. The price of the REIT Shares of the General Partner for purposes of determining the number of shares payable as part of the Incentive Distribution will be (i) if the shares are Publicly Traded, the closing price of such shares on the last trading day prior to the approval by Board of Directors of the Incentive Distribution or (ii) if the shares are not Publicly Traded, then the price per share as so determined in good faith by a majority of Board of Directors, including a majority of the Independent Directors. The Class A Special Unit Holder may not sell or otherwise dispose of any portion of the Incentive Distribution issued to it in REIT Shares of the General Partner or OP Units until after the three- year anniversary of the Effective Date.

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Section 5.03.        Interests in Property Not Held Through the Partnership. To the extent amounts distributed by the Partnership are attributable to amounts received from a property in which the General Partner or any Affiliate of the General Partner holds a direct or indirect interest (other than through the Partnership) (an “Outside Interest”), (i) such amounts distributed to the General Partner will be reduced so as to take into account amounts received pursuant to the Outside Interest and (ii) the amounts distributed to the Limited Partners will be increased to the extent necessary so that the overall effect of the distribution is to distribute what would have been distributed had such Outside Interest been held through the Partnership (treating any distribution made in respect of the Outside Interest as if such distribution had been received by the General Partner).

Section 5.04.       Distributions In-Kind. No right is given to any Partner to demand and receive property other than cash as provided in this Agreement. The General Partner may determine, in its sole and absolute discretion, to make a distribution in-kind of Partnership assets to the Holders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles V, VI and X hereof.

Section 5.05.       Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.04 hereof with respect to any allocation, payment or distribution to any Holder shall be treated as amounts paid or distributed to such Holder pursuant to Section 5.01 hereof for all purposes under this Agreement.

Section 5.06.      Distributions Upon Liquidation. Notwithstanding the other provisions of this Article V, net proceeds from a Terminating Capital Transaction, and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership, shall be distributed to the Holders in accordance with Section 13.02 hereof.

Section 5.07.       Distributions to Reflect Issuance of Additional Partnership Units. In the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article IV hereof, subject to Section 7.03(d), the General Partner may make such revisions to this Article V as it determines are necessary or desirable to reflect the issuance of such additional Partnership Units, including, without limitation, making preferential distributions to certain classes of Partnership Units.

Section 5.08.      Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Holder on account of its Partnership Interest or interest in Partnership Units if such distribution would violate Section 17-607 of the Act or other applicable law.

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Article VI

ALLOCATIONS

Section 6.01.       Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each Partnership Year of the Partnership as of the end of each such year. Except as otherwise provided in this Article VI, and subject to Section 11.06(c) hereof, an allocation to a Holder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

Section 6.02.       General Allocations.

(a)          Allocations of Net Income and Net Loss.

(i)          Net Income. Except as otherwise provided herein, Net Income for any Partnership Year or other applicable period shall be allocated in the following order and priority:

(A)         First, to the General Partner until the cumulative Net Income allocated to the General Partner pursuant to this subparagraph (i)(A) equals the cumulative Net Loss allocated to the General Partner pursuant to subparagraph (ii)(E) below;

(B)         Second, to the holders of any Partnership Interests that are entitled to any preference in distribution upon liquidation until the cumulative Net Income allocated under this subparagraph (i)(B) equals the cumulative Net Loss allocated to such Partners under subparagraph (ii)(D);

(C)         Third, to the holders of any Partnership Units that are entitled to any preference in distribution in accordance with the rights of any other class of Partnership Units until each such Partnership Unit has been allocated, on a cumulative basis pursuant to this subparagraph (i)(C), Net Income equal to the amount of distributions received which are attributable to the preference of such class of Partnership Unit (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is made); and

(D)         Fourth, to the Class A Special Unit Holder, until the Class A Special Unit Holder has received an amount equal to the sum of the distributions received or to be received pursuant to Section 5.02;

(E)         Thereafter, with respect to Partnership Units that are not entitled to any preference in distribution or with respect to which distributions are not limited to any preference in distribution, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made).

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(ii)         Net Loss. Except as otherwise provided herein, Net Loss for any Partnership Year or other applicable period shall be allocated in the following order and priority:

(A)         First, to each holder of Partnership Units in proportion to and to the extent of the amount by which the cumulative Net Income allocated to such Partner pursuant to subparagraph (i)(E) above exceeds, on a cumulative basis, the sum of (a) distributions with respect to such Partnership Units pursuant to clause (2) of Section 5.01 and (b) Net Loss allocated to such Partner pursuant to this subparagraph (ii)(A);

(B)         Second, in proportion to and to the extent of the amount by which the cumulative Net Income allocated to such Class A Special Unit Holder pursuant to subparagraph (i)(D) exceeds the sum of (1) distributions with respect to the Class A Special Unit pursuant to Section 5.02 and (2) Net Loss allocated to such Class A Special Unit Holder pursuant to this subparagraph (ii)(B);

(C)         Third, with respect to classes of Partnership Units that are not entitled to any preference in distribution or with respect to which distributions are not limited to any preference in distribution, pro rata to each such class in accordance with the terms of such class (and within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made); provided, that Net Loss shall not be allocated to any Partner pursuant to this subparagraph (ii)(C) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case (1) with respect to a Partner who also holds classes of Partnership Units that are entitled to any preferences in distribution upon liquidation, by subtracting from such Partners’ Adjusted Capital Account the amount of such preferred distribution to be made upon liquidation and (2) by not including in the Partners’ Adjusted Capital Accounts any amount that a Partner is obligated to contribute to the Partnership with respect to any deficit in its Capital Account pursuant to Section 13.02(d)) at the end of such Partnership Year or other applicable period; and

(D)         Fourth, with respect to classes of Partnership Units that are entitled to any preference in distribution upon liquidation, in reverse order of the priorities of each such class (and within each such class, pro rata in proportion to their respective Percentage Interests as of the last day of the period for which such allocation is being made); provided, that Net Loss shall not be allocated to any Partner pursuant to this subparagraph (ii)(D) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case by not including in the Partners’ Adjusted Capital Accounts any amount that a Partner is obligated to contribute to the Partnership with respect to any deficit in its Capital Account pursuant to Section 13.02(d)) at the end of such Partnership Year or other applicable period;

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(E)         Thereafter, to the General Partner.

(b)          Allocations to Reflect Issuance of Additional Partnership Units. In the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article IV hereof, the General Partner may make such revisions to this Section 6.02 as it determines are necessary or desirable to reflect the terms of the issuance of such additional Partnership Units.

Section 6.03.       Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article VI:

(a)          Regulatory Allocations.

(i)          Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 6.02 hereof, or any other provision of this Article VI, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Holder shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.03(a)(i) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)         Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 6.03(a)(i) hereof, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Holder who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner, Limited Partner and other Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.03(a)(ii) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain” within the meaning of Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii)        Nonrecourse Deductions and Partner Nonrecourse Deductions. Any Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Holders of OP Units in accordance with their OP Units. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

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(iv)        Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible. It is intended that this Section 6.03(a)(iv) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v)         Gross Income Allocation. In the event that any Holder has an Adjusted Capital Account Deficit at the end of any Partnership Year, each such Holder shall be specially allocated items of Partnership income and gain in the amount of such excess to eliminate such deficit as quickly as possible.

(vi)        Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders in accordance with their Partnership Units in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holders to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vii)       Curative Allocations. The allocations set forth in Sections 6.03(a)(i), (ii), (iii), (iv), (v), and (vi) hereof (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.01 hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Partnership Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Partnership Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(b)          Gross Income Allocations in Year of Liquidation. In the Fiscal Year that the Partnership liquidates, if the aggregate amount of distributions the Class A Special Unit Holder has received or will receive pursuant to Section 5.01 exceeds the sum of (i) the aggregate amount of Net Income allocated to the Class A Special Unit Holder pursuant to Section 6.02(a)(i)(D) plus (ii) any amount that will be allocated to the Class A Special Unit Holder pursuant to Section 6.02(a)(i)(D) in such Fiscal Year less (iii) the aggregate Net Loss previously allocated to the Class A Special Unit Holder pursuant to Section 6.02(a)(ii)(B) or that will be allocated to the Class A Special Unit Holder pursuant to Section 6.02(a)(ii)(B) in such Fiscal Year, the Class A Special Unit Holder shall be specially allocated items of Partnership income and gain in the amount necessary to eliminate such deficit.

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(c)          Allocation of Excess Nonrecourse Liabilities. The Partnership shall allocate “nonrecourse liabilities” (within the meaning of Regulations Section 1.752-1(a)(2)) of the Partnership that are secured by multiple Properties under any reasonable method chosen by the General Partner in accordance with Regulations Section 1.752-3(a)(3) and (b). The Partnership shall allocate “excess nonrecourse liabilities” of the Partnership under any method approved under Regulations Section 1.752-3(a)(3) as chosen by the General Partner.

(d)          Allocations to Reflect Outside Interests. Any income or loss to the Partnership associated with an Outside Interest shall be specially allocated so as to take into account amounts received by, and income or loss allocated to, the General Partner or any Affiliate of the General Partner with respect to such Outside Interest so that the overall effect is to allocate income or loss in the same manner as would have occurred had such Outside Interest been held through the Partnership (treating any allocation in respect of the Outside Interest as if such allocation had been made to the General Partner).

Section 6.04.        Tax Allocations.

(a)          In General. Except as otherwise provided in this Section 6.04, for income tax purposes under the Code and the Regulations each Partnership item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders of Partnership Units in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.02 and 6.03 hereof.

(b)          Allocations Respecting Section 704(c) Revaluations. Notwithstanding Section 6.04(a) hereof, Tax Items with respect to Property that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Holders of Partnership Units for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Partnership shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the General Partner. In the event that the Gross Asset Value of any partnership asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Article I hereof), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations or under any method approved under Code Section 7.04(c) and the applicable Regulations as chosen by the General Partner, including the aggregation methods applicable to securities partnerships, to the extent applicable and to the extent the General Partner decides to apply such methods.

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Article VII

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.01.       Management.

(a)          Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners, except with the consent of the General Partner. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to the other provisions hereof including Section 7.03, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.02 hereof and to effectuate the purposes set forth in Section 3.01 hereof, including, without limitation:

(i)          the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money or selling assets to permit the Partnership to make distributions to its Partners in such amounts as will permit the General Partner (so long as the General Partner desires to maintain or restore its qualification as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Code Section 4981) and to make distributions to its stockholders sufficient to permit the General Partner to maintain or restore REIT qualification or otherwise to satisfy the REIT Requirements), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations that it deems necessary for the conduct of the activities of the Partnership;

(ii)         the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership, the registration of any class of securities of the Partnership under the Exchange Act and the listing of any debt securities of the Partnership on any exchange;

(iii)        subject to Section 11.02 hereof, the acquisition, sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Partnership (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership with or into another entity;

(iv)        the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that it sees fit, including, without limitation, the financing of the operations and activities of the General Partner, the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the Partnership’s Subsidiaries) and the repayment of obligations of the Partnership, its Subsidiaries and any other Person in which the Partnership has an equity investment, and the making of capital contributions to and equity investments in the Partnership’s Subsidiaries;

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(v)         the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the General Partner and its Subsidiaries and the Partnership’s Subsidiaries) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which the Partnership has an equity investment and the making of capital contributions to its Subsidiaries;

(vi)        the management, operation, leasing, landscaping, repair, alteration, demolition, replacement or improvement of any Property, including, without limitation, any Contributed Property, or other asset of the Partnership or any Subsidiary, whether pursuant to a Services Agreement or otherwise;

(vii)       the negotiation, execution and performance of any contracts, leases, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(viii)      the distribution of Partnership cash or other Partnership assets in accordance with this Agreement, the holding, management, investment and reinvestment of cash and other assets of the Partnership and the collection and receipt of revenues, rents and income of the Partnership;

(ix)         the maintenance of such insurance for the benefit of the Partnership and the Partners as the General Partner deems necessary or appropriate, including, without limitation, (i) casualty, liability and other insurance on the Properties and (ii) liability insurance for the Indemnitees hereunder;

(x)          the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that the General Partner deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, any Subsidiary and any other Person in which it has an equity investment from time to time); provided, however, that as long as the General Partner has determined to continue to qualify as a REIT, the General Partner may not engage in any such formation, acquisition or contribution that would cause it to fail to qualify as a REIT within the meaning of Code Section 856(a) (so long as the General Partner desires to maintain its qualification as a REIT);

(xi)         the filing of applications, communicating and otherwise dealing with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;

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(xii)        the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment, of any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xiii)       the undertaking of any action in connection with the Partnership’s direct or indirect investment in any Subsidiary or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(xiv)      except as otherwise specifically set forth in this Agreement, the determination of the fair market value of any Partnership property distributed in-kind using such reasonable method of valuation as it may adopt; provided, that such methods are otherwise consistent with the requirements of this Agreement;

(xv)       the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner’s contribution of property or assets to the Partnership;

(xvi)      the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power-of-attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(xvii)     the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(xviii)    the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest, pursuant to contractual or other arrangements with such Person;

(xix)       the making, execution and delivery of any and all deeds, leases, notes, deeds to secure Debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

(xx)        the issuance of additional Partnership Units, as appropriate and in the General Partner’s sole and absolute discretion, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article IV hereof;

(xxi)       the selection and dismissal of employees (including, without limitation, employees having titles or offices such as president, vice president, secretary and treasurer), and agents, outside attorneys, accountants, consultants and contractors of the Partnership or the General Partner, the determination of their compensation and other terms of employment or hiring and the delegation to any such employees the authority to conduct the business of the Partnership in accordance with the terms of this Agreement;

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(xxii)      the distribution of cash to acquire Partnership Units held by a Limited Partner in connection with a Limited Partner’s exercise of its Redemption right under Section 8.06 hereof;

(xxiii)     the amendment and restatement of Exhibit A hereto to reflect accurately at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment to this Agreement, as long as the matter or event being reflected in Exhibit A hereto otherwise is authorized by this Agreement;

(xxiv)    the determination regarding whether a payment to a Partner who exercises its Redemption Right under Section 8.06 that is assumed by the General Partner will be paid in the form of the Cash Amount or the REIT Shares Amount, except as such determination may be limited by Section 8.06;

(xxv)     the collection and receipt of revenues and income of the Partnership;

(xxvi)    the registration of any class of securities of the Partnership under the Securities Act or the Exchange Act, and the listing of any debt securities of the Partnership on any exchange;

(xxvii)   an election to dissolve the Partnership pursuant to Section 13.01(b) hereof; and

(xxviii)    the taking of any action necessary or appropriate to enable the General Partner to qualify as a REIT (so long as the General Partner desires to maintain its qualification as a REIT).

(b)          Each of the Limited Partners agrees that, except as provided in Section 7.03 hereof, the General Partner is authorized to execute, deliver and perform the above- mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation.

(c)          At all times from and after the Effective Date, the General Partner may cause the Partnership to establish and maintain working capital and other reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

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(d)          In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. Except as may be provided in a separate written agreement between the Partnership and the Limited Partners, the General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement provided, that the General Partner has acted in good faith and pursuant to its authority under this Agreement.

Section 7.02.         Certificate of Limited Partnership. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or any other jurisdiction, in which the Partnership may elect to do business or own property. Except as otherwise required under the Act, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and any other state, or the District of Columbia or other jurisdiction, in which the Partnership may elect to do business or own property.

Section 7.03.         Restrictions on General Partner’s Authority.

(a)          The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written consent of a Majority in Interest of the Outside Limited Partners and may not perform any act that would subject a Limited Partner to liability as a general partner in any jurisdiction or any other liability except as provided herein or under the Act.

(b)          The General Partner shall not, without the written consent of a Majority in Interest of the Limited Partners, terminate this Agreement.

(c)          The General Partner shall have the exclusive power, without the prior consent of the Limited Partners, to amend this Agreement, including, without limitation, as may be required to facilitate or implement any of the following purposes:

(i)          to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(ii)         to reflect the admission, substitution or withdrawal of Partners or the termination of the Partnership in accordance with this Agreement, and to amend Exhibit A in connection with such admission, substitution or withdrawal;

(iii)        to reflect a change that is of an inconsequential nature or does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

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(iv)        to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(v)         to set forth in this Agreement the designations, rights, powers, duties and preferences of the holders of any additional Partnership Units issued pursuant to this Agreement;

(vi)        (a) to reflect such changes as are reasonably necessary for the General Partner to maintain or restore its qualification as a REIT or to satisfy the REIT Requirements; or (b) to reflect the Transfer of all or any part of a Partnership Interest among the General Partner and any Qualified REIT Subsidiary;

(vii)       to modify either or both the manner in which items of Net Income or Net Loss are allocated pursuant to Article VI or the manner in which Capital Accounts are adjusted, computed or maintained (but only to the extent set forth in the definition of “Capital Account” or contemplated by the Code or the Regulations);

(viii)      to issue additional Partnership Interests in accordance with Section 4.02;

(ix)         (A) to the extent that the General Partner has elected that the assets of the Partnership should not constitute “plan assets” for purposes of ERISA to take such actions as may be necessary or appropriate to avoid the assets of the Partnership being treated for any purpose of ERISA or Section 4975 of the Code as assets of any “employee benefit plan” as defined in and subject to ERISA or of any plan or account subject to Section 4975 of the Code (or any corresponding provisions of succeeding law) or (B) to avoid the Partnership’s engaging in a prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Code; and

(x)          to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Partnership or the General Partner.

The General Partner will provide notice to the Limited Partners whenever any action under this Section 7.03(c) is taken.

(d)          No action may be taken by the General Partner, without the consent of each Partner adversely affected thereby, if such action would (i) convert a Limited Partner Interest in the Partnership into a General Partner Interest (except as a result of the General Partner acquiring such Partnership Interest), or (ii) modify the limited liability of a Limited Partner.

(e)          To the extent the assets of the Partnership constitute “plan assets” for purposes of ERISA, the General Partner Parties shall, as applicable, administer the Partnership subject to the requirements of ERISA.

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Section 7.04.         Reimbursement of the General Partner.

(a)          Except as provided in this Section 7.04 and elsewhere in this Agreement (including the provisions of Articles V and VI regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b)          The Partnership shall be responsible for and shall pay all the administrative and operating costs and expenses incurred by the Partnership in acquiring and holding the General Partner’s assets, and the General Partner’s administrative costs and expenses, and such expenses will be treated as expenses of the Partnership. Such expenses will include:

(i)          all expenses relating to the General Partner’s formation and continuity of existence;

(ii)         all expenses relating to any offerings and registrations of securities;

(iii)        all expenses associated with the General Partner’s preparation and filing of any periodic reports under federal, state or local laws or regulations;

(iv)        all expenses associated with the General Partner’s compliance with applicable laws, rules and regulations; and

(v)         all other operating or administrative costs of the General Partner’s incurred in the ordinary course of its business.

The General Partner is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Partnership. Except to the extent provided in this Agreement, the General Partner and its Affiliates shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses that the General Partner and its Affiliates incur relating to the ownership and operation of, or for the benefit of, the Partnership (including, without limitation, administrative expenses); provided, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership. The Partners acknowledge that all such expenses of the General Partner are deemed to be for the benefit of the Partnership. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.07 hereof. In the event that certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.

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(c)          If the General Partner shall elect to purchase from its stockholders REIT Shares for the purpose of delivering such REIT Shares to satisfy an obligation under any dividend reinvestment program adopted by the General Partner, any employee stock purchase plan adopted by the General Partner or any similar obligation or arrangement undertaken by the General Partner in the future or for the purpose of retiring such REIT Shares, the purchase price paid by the General Partner for such REIT Shares and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be advanced to the General Partner or reimbursed to the General Partner, subject to the condition that: (1) if such REIT Shares subsequently are sold by the General Partner, the General Partner shall pay or cause to be paid to the Partnership any proceeds received by the General Partner for such REIT Shares (which sales proceeds shall include the amount of dividends reinvested under any dividend reinvestment or similar program; provided, that a transfer of REIT Shares for Partnership Units pursuant to Section 8.06 would not be considered a sale for such purposes); and (2) if such REIT Shares are not retransferred by the General Partner within 30 days after the purchase thereof, or the General Partner otherwise determines not to retransfer such REIT Shares, the General Partner shall cause the Partnership to redeem a number of Partnership Units held by the General Partner equal to the number of such REIT Shares, as adjusted (x) pursuant to Section 7.07 (in the event the General Partner acquires material assets, other than on behalf of the Partnership) and (y) for stock dividends and distributions, stock splits and subdivisions, reverse stock splits and combinations, distributions of rights, warrants or options, and distributions of evidences of indebtedness or assets relating to assets not received by the General Partner pursuant to a pro rata distribution by the Partnership (in which case such advancement or reimbursement of expenses shall be treated as having been made as a distribution in redemption of such number of Partnership Units held by the General Partner).

(d)          As set forth in Section 4.02, the General Partner shall be treated as having made a Capital Contribution in the amount of all expenses that it incurs relating to its offering of REIT Shares, Preferred Shares, Junior Shares or New Securities.

(e)          If and to the extent any reimbursements to the General Partner pursuant to this Section 7.04 constitute gross income of the General Partner (as opposed to the repayment of advances made by the General Partner on behalf of the Partnership), such amounts shall constitute guaranteed payments with respect to capital within the meaning of Code Section 707(c), shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

Section 7.05.         Outside Activities of the General Partner. Without limiting the other powers granted to the General Partner under this Agreement, the General Partner and its officers, directors, employees, agents, trustees, Affiliates and members shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of the General Partner.

Section 7.06.         Contracts with Affiliates.

(a)          The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

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(b)          The Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes to be advisable.

(c)          Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

(d)          The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership or any of the Partnership’s Subsidiaries.

(e)          The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, any Services Agreement with Affiliates of any of the Partnership or the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

Section 7.07.         Indemnification.

(a)          To the fullest extent permitted by applicable law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership (“Actions”) as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that the Partnership shall not indemnify an Indemnitee (1) for willful misconduct or a knowing violation of the law, (2) for any transaction for which such Indemnitee received an improper personal benefit in violation or breach of any provision of this Agreement, or (3) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.07 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.07(a). The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, does not create a presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.07(a) with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.07 shall be made only out of the assets of the Partnership and any insurance proceeds from the liability policy covering the General Partner and any Indemnitees, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.07.

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(b)          To the fullest extent permitted by law, expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Partnership as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Partnership of (1) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.07(b) has been met and (2) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c)          The indemnification provided by this Section 7.07 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(d)          The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)          Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Partnership or the General Partner (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 7.07, unless such liabilities arise as a result of (1) such Indemnitee’s intentional misconduct or knowing violation of the law, (2) any transaction in which such Indemnitee received a personal benefit in violation or breach of any provision of this Agreement or applicable law, or (3) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful.

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(f)          In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)          An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.07 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)          The provisions of this Section 7.07 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.07 or any provision hereof shall be prospective only and shall not in any way affect the obligations of the Partnership or the limitations on the Partnership’s liability to any Indemnitee under this Section 7.07 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i)          If and to the extent any payments to the General Partner pursuant to this Section 7.07 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership) such amounts shall be treated as “guaranteed payments” for the use of capital within the meaning of Code Section 707(c), shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

Section 7.08.         Liability of the General Partner.

(a)          Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner or any of its members or officers shall be liable or accountable in damages or otherwise to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the General Partner or such member, director or officer acted in good faith.

(b)          The Limited Partners expressly acknowledge that the General Partner is acting for the benefit of the Partnership, the Limited Partners and its own stockholders collectively and that the General Partner is under no obligation to give priority to the separate interests of the Limited Partners or its own stockholders (including, without limitation, the tax consequences to Limited Partners, Assignees or its own stockholders) in deciding whether to cause the Partnership to take (or decline to take) any actions. If there is a conflict between the interests of the stockholders of the General Partner on one hand and the Limited Partners on the other, the Limited Partners expressly acknowledge that the General Partner will fulfill its fiduciary duties to such Limited Partners by acting in the best interests of the stockholders of the General Partner. The General Partner shall not be liable under this Agreement to the Partnership or to any Partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions; provided, that the General Partner has acted in good faith.

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(c)          Subject to its obligations and duties as General Partner set forth in Section 7.01(a) hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents (subject to the supervision and control of the General Partner). The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(d)          To the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Limited Partners, the General Partner shall not be liable to the Partnership or to any other Partner for its good faith reliance on the provisions of this Agreement.

(e)          Notwithstanding anything herein to the contrary, except for fraud, willful misconduct or gross negligence, or pursuant to any express indemnities given to the Partnership by any Partner pursuant to any other written instrument, no Partner shall have any personal liability whatsoever, to the Partnership or to the other Partner(s), for the debts or liabilities of the Partnership or the Partnership’s obligations hereunder, and the full recourse of the other Partner(s) shall be limited to the interest of that Partner in the Partnership. To the fullest extent permitted by law, no officer, or member of the General Partner shall be liable to the Partnership for money damages except for (1) active and deliberate dishonesty established by a nonappealable final judgment or (2) actual receipt of an improper benefit or profit in money, property or services. Without limitation of the foregoing, and except for fraud, willful misconduct or gross negligence, or pursuant to any such express indemnity, no property or assets of any Partner, other than its interest in the Partnership, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Partner(s) and arising out of, or in connection with, this Agreement. This Agreement is executed by the members of the General Partner solely as members of the same and not in their own individual capacities.

(f)          Any amendment, modification or repeal of this Section 7.08 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s, and its officers’ and members’, liability to the Partnership and the Limited Partners under this Section 7.08 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.09.         Other Matters Concerning the General Partner.

(a)          The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b)          The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the General Partner reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

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(c)          The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the General Partner hereunder.

(d)          Notwithstanding any other provision of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (1) to protect the ability of the General Partner to continue to qualify as a REIT, (2) for the General Partner otherwise to satisfy the REIT Requirements, or (3) to avoid the General Partner incurring any taxes under Code Section 857 or Code Section 4981, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

Section 7.10.         Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively with other Partners or Persons, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.11.         Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without the consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying in good faith thereon or claiming thereunder that (1) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (2) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (3) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

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Article VIII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.01.         Limitation of Liability. The Limited Partners shall have no liability under this Agreement (other than for breach thereof) except as expressly provided in Section 10.04, 13.02(d) or under the Act.

Section 8.02.         Management of Business. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, member, employee, partner, agent or director of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, member, employee, partner, agent, representative, stockholder or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.03.         Outside Activities of Limited Partners. Subject to any agreements entered into pursuant to Section 7.06(e) hereof and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or any Affiliate thereof (including, without limitation, any employment agreement), any Limited Partner and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. Subject to such agreements, none of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 7.06(e) hereof and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or any Affiliate thereof, to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character that, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

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Section 8.04.         Return of Capital. Except pursuant to the rights of Redemption set forth in Section 8.06 hereof, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement, upon termination of the Partnership as provided herein or upon a merger of the General Partner or a sale by the General Partner of all or substantially all of its assets pursuant to Section 7.01(a)(iii) hereof. Except to the extent provided in Article VI hereof or otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.05.         Adjustment Factor. The Partnership shall notify any Limited Partner, on request, of the then current Adjustment Factor or any change made to the Adjustment Factor.

Section 8.06.         Redemption Rights.

(a)          On or after the date specified in any agreement to which OP Units are issued, each Limited Partner shall have the right (subject to the terms and conditions set forth herein and in any other such agreement, as applicable) to cause the Partnership to purchase all or a portion of the OP Units held by such Limited Partner (such OP Units being hereafter referred to as “Tendered Units”) in exchange for the Cash Amount (a “Redemption”) unless the terms of such OP Units or a separate agreement entered into between the Partnership and the holder of such OP Units provide that such OP Units are not entitled to a right of Redemption. The Tendering Partner shall have no right, with respect to any OP Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the General Partner by the Limited Partner who is exercising the right (the “Tendering Partner”). The Cash Amount shall be payable to the Tendering Partner on the Specified Redemption Date.

(b)          Notwithstanding Section 8.06(a) above, if a Limited Partner has delivered to the General Partner a Notice of Redemption then the General Partner may, in its sole and absolute discretion, (subject to the limitations on ownership and transfer of REIT Shares set forth in the Charter) elect to assume and satisfy the Partnership’s Redemption obligation and acquire some or all of the Tendered Units from the Tendering Partner in exchange for the REIT Shares Amount (as of the Specified Redemption Date) and, if the General Partner so elects, the Tendering Partner shall sell the Tendered Units to the General Partner in exchange for the REIT Shares Amount. In such event, the Tendering Partner shall have no right to cause the Partnership to redeem such Tendered Units. The General Partner shall give such Tendering Partner written notice of its election on or before the close of business on the fifth Business Day after the its receipt of the Notice of Redemption.

(c)          The REIT Shares Amount, if applicable, shall be delivered as duly authorized, validly issued, fully paid and nonassessable REIT Shares and, if applicable, free of any pledge, lien, encumbrance or restriction, other than those provided in the Charter or the Bylaws of the General Partner, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such REIT Shares entered into by the Tendering Partner. Notwithstanding any delay in such delivery (but subject to Section 8.06(e)), the Tendering Partner shall be deemed the owner of such REIT Shares for all purposes, including without limitation, rights to vote or consent, and receive dividends, as of the Specified Redemption Date. In addition, the REIT Shares for which the Partnership Units might be exchanged shall also bear such restrictive legends that the General Partner determines are appropriate to mark transfer, ownership or other restrictions and limitations applicable to the REIT Shares.

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(d)          Each Limited Partner covenants and agrees with the General Partner that all Tendered Units shall be delivered to the General Partner free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Tendered Units, the General Partner shall be under no obligation to acquire the same. Each Limited Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Tendered Units to the General Partner (or its designee), such Limited Partner shall assume and pay such transfer tax.

(e)          Notwithstanding the provisions of Section 8.06(a), 8.06(b), 8.06(c) or any other provision of this Agreement, a Limited Partner (i) shall not be entitled to effect a Redemption for cash or an exchange for REIT Shares to the extent the ownership or right to acquire REIT Shares pursuant to such exchange by such Partner on the Specified Redemption Date could cause such Partner or any other Person to violate the restrictions on ownership and transfer of REIT Shares set forth in the Charter of the General Partner and (ii) shall have no rights under this Agreement to acquire REIT Shares which would otherwise be prohibited under the Charter. To the extent any attempted Redemption or exchange for REIT Shares would be in violation of this Section 8.06(e), it shall be null and void ab initio and such Limited Partner shall not acquire any rights or economic interest in the cash otherwise payable upon such Redemption or the REIT Shares otherwise issuable upon such exchange.

(f)          Notwithstanding anything herein to the contrary (but subject to Section 8.06(e)), with respect to any Redemption or exchange for REIT Shares pursuant to this Section 8.06: (i) a portion of the OP Units acquired by the General Partner pursuant thereto shall automatically, and without further action required, be converted into and deemed to be General Partner Interests and all other OP Units shall be deemed to be Limited Partner Interests and held by the General Partner in its capacity as a Limited Partner in the Partnership such that, immediately after such Redemption, the requirements of Section 4.01(b) continue to be met; (ii) without the consent of the General Partner, each Limited Partner may effect a Redemption only one time in each fiscal quarter; (iii) without the consent of the General Partner, each Limited Partner may not effect a Redemption for less than 1,000 OP Units or, if the Limited Partner holds less than 1,000 OP Units, all of the OP Units held by such Limited Partner; (iv) without the consent of the General Partner, each Limited Partner may not effect a Redemption during the period after the Partnership Record Date with respect to a distribution and before the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution; (v) the consummation of any Redemption or exchange for REIT Shares shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (vi) each Tendering Partner shall continue to own all OP Units subject to any Redemption or exchange for REIT Shares, and be treated as a Limited Partner with respect to such OP Units for all purposes of this Agreement, until such OP Units are transferred to the General Partner and paid for or exchanged on the Specified Redemption Date. Until a Specified Redemption Date, the Tendering Partner shall have no rights as a stockholder of the General Partner with respect to such Tendering Partner’s OP Units.

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(g)          In the event that the Partnership issues additional Partnership Interests to any Additional Limited Partner pursuant to Section 4.03, the General Partner shall make such revisions to this Section 8.06 as it determines are necessary to reflect the issuance of such additional Partnership Interests.

Section 8.07.         Repurchase of the Class A Special Unit. If the Management Agreement is terminated under circumstances in which the General Partner is obligated under the Management Agreement to make a termination payment to the Manager, the Partnership shall repurchase, concurrently with such termination, the Class A Special Unit for an amount equal to three times the average annual amount of the Incentive Distribution paid or payable in respect of the Class A Special Unit during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination. If the Management Agreement is terminated under circumstances under which the General Partner is not obligated to make a termination payment to the Manager, then the Partnership shall repurchase the Class A Special Unit for $100.00.

Article IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.01.         Records and Accounting.

(a)          The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 8.05 or 9.03 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form for, magnetic tape, photographs, micrographics or any other information storage device, provided, that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

(b)          The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the General Partner determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Partnership and the General Partner may operate with integrated or consolidated accounting records, operations and principles. The Partnership also shall maintain its tax books on the accrual basis.

Section 9.02.         Partnership Year. The Partnership Year of the Partnership shall be the calendar year.

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Section 9.03.         Reports.

(a)          As soon as practicable, but in no event later than the date on which the General Partner mails its annual report to its stockholders, the General Partner shall cause to be mailed to each Limited Partner an annual report, as of the close of the most recently ended Partnership Year, containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the Partnership, for such Partnership Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

(b)          If and to the extent that the General Partner mails quarterly reports to its stockholders, as soon as practicable, but in no event later than the date on such reports are mailed, the General Partner shall cause to be mailed to each Limited Partner a report containing unaudited financial statements, as of the last day of such fiscal quarter, of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulations, or as the General Partner determines to be appropriate.

(c)          The General Partner shall have satisfied its obligations under Section 9.03(a) and 9.03(b) hereof by posting or making available the reports required by this Section 9.03 on the website maintained from time to time by the Partnership provided that such reports are able to be printed or downloaded from such website.

(d)          At the request of any Limited Partner, the General Partner shall provide access to the books, records and work paper upon which the reports required by this Section 9.03 are based, to the extent required by the Act.

Article X

TAX MATTERS

Section 10.01.         Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable effort to furnish, within 90 days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes. The Limited Partners shall promptly provide the General Partner with such information relating to the Contributed Properties, including tax basis and other relevant information, as may be reasonably requested by the General Partner from time to time.

Section 10.02.         Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code, including, but not limited to, the election under Code Section 754 and the election to use the “recurring item” method of accounting provided under Code Section 461(h) with respect to property taxes imposed on the Partnership’s Properties. The General Partner shall have the right to seek to revoke any such election (including, without limitation, any election under Code Sections 461(h) and 754) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

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Section 10.03.         Tax Matters Partner.

(a)          The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. The tax matters partner shall receive no compensation for its services. All third-party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership in addition to any reimbursement pursuant to Section 7.04 hereof. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

(b)          The tax matters partner is authorized, but not required:

(i)          to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners;

(ii)         in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(iii)        to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(iv)        to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(v)         to enter into an agreement with the IRS to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

(vi)        to take any other action on behalf of the Partners in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.07 hereof shall be fully applicable to the tax matters partner in its capacity as such.

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(c)          New Audit Rules. With respect to taxable years beginning after December 31, 2017, in accordance with Section 6223 of the Code, the General Partner may exercise any authority granted to the “partnership representative” under the Code. In particular, as “partnership representative”, the General Partner may, in its sole discretion make any elections provided for under the new partnership audit rules enacted under the Bipartisan Budget Act of 2015 (the “New Audit Rules”) and may, in its sole discretion, settle and/or litigate any audit adjustments proposed by the Internal Revenue Service in any partnership audit governed by the New Audit Rules. The General Partner is hereby authorized and empowered, without further vote or action of the Partners, to amend this Agreement as necessary to comply with the requirements of any election under the New Audit Rules, and shall have the authority to execute any such amendment by and on behalf of each Partner. The General Partner is authorized to the extent required by applicable U.S. federal income tax law to pay any imputed underpayment of taxes (together with interest and penalties) determined in accordance with Section 6225 of the Code that may from time to time be required to be made under Section 6232 of the Code. The Partners shall cooperate with the General Partner in minimizing the amount of any such imputed underpayment of taxes by supplying the General Partner with such information concerning their tax classification as the General Partner may reasonably request from time to time. The General Partner shall in its sole discretion allocate the amount of any such imputed underpayment of taxes among the Partners in a manner reasonably intended to reflect the nature of the income that is the subject of the adjustment giving rise to such imputed underpayment and the classification of the Partners for federal income tax purposes as corporations, individuals, or other types of taxpayers.

Section 10.04.         Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Sections 1441, 1442, 1445 or 1446 and Treasury Regulations thereunder. Any amount paid on behalf of or with respect to a Limited Partner, in excess of any withheld amounts shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within 15 days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution that would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the Available Cash of the Partnership that would, but for such payment, be distributed to the Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.04. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.04 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including, without limitation, the right to receive distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

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Section 10.05.         Organizational Expenses. The Partnership shall elect to amortize expenses, if any, incurred by it in organizing the Partnership ratably over a 180-month period as provided in Code Section 709.

Article XI

TRANSFERS AND WITHDRAWALS

Section 11.01.         Transfer.

(a)          No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b)          No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void ab initio unless consented to by the General Partner in its sole and absolute discretion.

(c)          No Transfer of any Partnership Interest may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, without the consent of the General Partner in its sole and absolute discretion; provided, that as a condition to such consent, the lender will be required to enter into an arrangement with the Partnership and the General Partner to redeem or exchange for REIT Shares any Partnership Units in which a security interest is held by such lender concurrently with such time as such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Code Section 752.

Section 11.02.         Transfer of General Partner’s Partnership Interest.

(a)          The General Partner may not transfer any of its Partnership Interests except in connection with (i) a transaction permitted under Section 11.02(b), (ii) any merger (including a triangular merger), consolidation or other combination with or into another Person following the consummation of which the equity holders of the surviving entity are substantially identical to the members of the General Partner, (iii) a transfer to a Qualified REIT Subsidiary or (iv) as otherwise expressly permitted under this Agreement, nor shall the General Partner withdraw as General Partner except in connection with a transaction permitted under Section 11.02(b) or any merger, consolidation, or other combination permitted under clause (ii) of this Section 11.02(a).

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(b)          The General Partner shall not, without the Consent of a Majority in Interest of the Outside Limited Partners, engage in any merger (including, without limitation, a triangular merger), consolidation or other combination with or into another Person (other than any transaction permitted by Section 11.02(a)), sale of all or substantially all of its assets or any reclassification, recapitalization or change of outstanding REIT Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of “Adjustment Factor”) (“Termination Transaction”), unless (i) following such merger or other consolidation, substantially all of the assets of the surviving entity consist of Partnership Units or (ii) in connection with which (A) all Partners (other than the General Partner and the Class A Special Unit Holder) who hold Partnership Units either will receive, or will have the right to receive, for each Partnership Unit an amount of cash, REIT Shares or other securities having a fair market value, as determined in good faith by the Board of Directors of the General Partner, equal to the highest amount of consideration paid in respect of each REIT Share in the Termination Transaction; provided, however, that, if in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the percentage required for the approval of mergers under the organizational documents of the General Partner, each holder of Partnership Units shall receive, or shall have the right to receive without any right of Consent set forth above in this Section 11.02(b), the amount of cash, REIT Shares or other securities which such holder would have received had it exercised the Redemption Right and received REIT Shares in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer, and (B) the Class A Special Unit Holder shall receive in such transaction an amount of cash, REIT Shares or other securities having a fair market value equal to Class A Special Unit Value.

(c)          The General Partner shall not enter into an agreement or other arrangement providing for or facilitating the creation of a General Partner other than the General Partner, unless the successor General Partner executes and delivers a counterpart to this Agreement in which such General Partner agrees to be fully bound by all of the terms and conditions contained herein that are applicable to a General Partner.

Section 11.03.         Transfer of Limited Partners’ Partnership Interests.

(a)          No Limited Partner shall Transfer all or any portion of its Partnership Interest to any transferee without the written consent of the General Partner, which consent may be withheld in its sole and absolute discretion.

(b)          Without limiting the generality of Section 11.03(a) hereof, it is expressly understood and agreed that the General Partner will not consent to any Transfer of all or any portion of any Partnership Interest pursuant to Section 11.03(a) above unless such Transfer meets each of the following conditions:

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(i)          The transferee in such Transfer assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such Transferred Partnership Interest; provided, that no such Transfer (unless made pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner, in its sole and absolute discretion. Notwithstanding the foregoing, any transferee of any Transferred Partnership Interest shall be subject to any and all ownership limitations contained in the Charter that may limit or restrict such transferee’s ability to exercise its Redemption rights, including, without limitation, the Ownership Limit. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.05 hereof.

(ii)         Such Transfer is effective as of the first day of a fiscal quarter of the Partnership.

(c)          If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

(d)          In connection with any proposed Transfer of a Limited Partner Interest, the General Partner shall have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Interests Transferred.

(e)          Notwithstanding anything to the contrary in this Section 11.03, the Class A Special Unit Holder shall have the right, at any time, to transfer its Class A Special Unit to an Affiliate.

(f)          No Transfer by a Limited Partner of its Partnership Interests (including any Redemption, any other acquisition of Partnership Units by the Partnership or the General Partner) may be made to or by any person, without the consent of the General Partner in its sole discretion, if (i) in the opinion of legal counsel for the Partnership, there is a significant risk that it would result in the Partnership being treated as an association taxable as a corporation or would result in a termination of the Partnership under Code Section 708, (ii) such Transfer would be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704, (iii) such Transfer would result in the Partnership being unable to qualify for one or more of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof) “ within the meaning of Section 7704 of the Code) (the “Safe Harbors”) or (iv) in the opinion of legal counsel for the Partnership, there is a risk that such transfer would adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Code Section 857 or Code Section 4981.

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Section 11.04.         Substituted Limited Partners.

(a)          A transferee of the interest of a Limited Partner pursuant to a Transfer consented to by the General Partner pursuant to Section 11.03(a) may be admitted as a Substituted Limited Partner only with the consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The failure or refusal by the General Partner to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or the General Partner. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Limited Partner until and unless it furnishes to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Assignee, and (iii) such other documents and instruments as may be required or advisable, in the sole and absolute discretion of the General Partner, to effect such Assignee’s admission as a Substituted Limited Partner.

(b)          A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

(c)          Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address and number of Partnership Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and number of Partnership Units of the predecessor of such Substituted Limited Partner.

Section 11.05.         Assignees. If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee of any Partnership Interest as a Substituted Limited Partner in connection with a transfer permitted by the General Partner pursuant to Section 11.03(a), such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee and the rights to Transfer the Partnership Units only in accordance with the provisions of this Article XI, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to effect a Consent or vote or effect a Redemption with respect to such Partnership Units on any matter presented to the Limited Partners for approval (such right to Consent or vote or effect a Redemption, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Limited Partner). In the event that any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

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Section 11.06.         General Provisions.

(a)          No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer of all of such Limited Partner’s Partnership Units in accordance with this Article XI, with respect to which the transferee becomes a Substituted Limited Partner, or pursuant to a redemption (or acquisition by the General Partner) of all of its Partnership Units pursuant to a Redemption under Section 8.06 hereof and/or pursuant to any Partnership Unit Designation.

(b)          Any Limited Partner who shall Transfer all of its Partnership Units in a Transfer (i) consented to by the General Partner pursuant to this Article XI where such transferee was admitted as a Substituted Limited Partner, (ii) pursuant to the exercise of its rights to effect a redemption of all of its Partnership Units pursuant to a Redemption under Section 8.06 hereof and/or pursuant to any Partnership Unit Designation, or (iii) to the General Partner, whether or not pursuant to Section 8.06(b) hereof, shall cease to be a Limited Partner.

(c)          If any Partnership Unit is Transferred in compliance with the provisions of this Article XI, or is redeemed by the Partnership, or acquired by the General Partner pursuant to Section 8.06 hereof, on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Partnership Unit for such Partnership Year shall be allocated to the transferor Partner or the Tendering Party, as the case may be, and, in the case of a Transfer or assignment other than a Redemption, to the transferee Partner, by taking into account their varying interests during the Partnership Year in accordance with Code Section 706(d) and the corresponding Regulations, using the “interim closing of the books” method or another permissible method selected by the General Partner (unless the General Partner in its sole and absolute discretion elects to adopt a daily, weekly or monthly proration period, in which case Net Income or Net Loss shall be allocated based upon the applicable method selected by the General Partner). All distributions of Available Cash attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such Transfer, assignment or Redemption shall be made to the transferor Partner or the Tendering Party, as the case may be, and, in the case of a Transfer other than a Redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

(d)          In no event may any Transfer or assignment of a Partnership Interest by any Partner (including any Redemption, any acquisition of Partnership Units by the General Partner or any other acquisition of Partnership Units by the Partnership) be made (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) in the event that such Transfer would cause the General Partner to cease to comply with the REIT Requirements; (v) except with the consent of the General Partner, if such Transfer, in the opinion of counsel to the Partnership or the General Partner, would create a significant risk that such transfer would cause a termination of the Partnership for federal or state income tax purposes; (vi) if such Transfer would, in the opinion of legal counsel to the Partnership, cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the Redemption (or acquisition by the General Partner) of all Partnership Units held by all Limited Partners); (vii) if such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c)); (viii) without the consent of the General Partner, to any benefit plan investor within the meaning of Department of Labor Regulations Section 2510.3-101(f); (ix) if such Transfer would, in the opinion of legal counsel to the Partnership or the General Partner, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101; (x) if such Transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (xi) except with the consent of the General Partner, if such transfer would be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704, could cause the Partnership to become a “publicly traded partnership” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code, or could cause the Partnership to fail one or more of the Safe Harbors; (xii) if such Transfer causes the Partnership (as opposed to the General Partner) to become a reporting company under the Exchange Act; or (xiii) if such Transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

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Article XII

ADMISSION OF PARTNERS

Section 12.01.         Admission of Successor General Partner. A successor to all of the General Partner’s General Partner Interest pursuant to Section 11.02 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to such Transfer. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. Concurrently with, and as evidence of, the admission of an Additional Limited Partner, the General Partner shall amend Exhibit A and the books and records of the Partnership to reflect the name, address and number of Partnership Units of such Additional Limited Partner.

Section 12.02.         Admission of Additional Limited Partners.

(a)          After the Effective Date, a Person (other than an existing Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.04 hereof, (ii) a counterpart signature page to this Agreement executed by such Person, and (iii) such other documents or instruments as may be required in the sole and absolute discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner and the satisfaction of all the conditions set forth in this Section 12.02.

(b)          Notwithstanding anything to the contrary in this Section 12.02, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

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(c)          If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Partners and Assignees for such Partnership Year shall be allocated pro rata among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the General Partner. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner, in accordance with the principles described in Section 11.06(c) hereof. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

Section 12.03.         Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.04 hereof.

Section 12.04.         Limit on Number of Partners. Unless otherwise permitted by the General Partner, no Person shall be admitted to the Partnership as an Additional Limited Partner if the effect of such admission would be to cause the Partnership to have a number of Partners that would cause the Partnership to become a reporting company under the Exchange Act.

Section 12.05.         Admission. A Person shall be admitted to the Partnership as a Limited Partner of the Partnership only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Partnership as an Additional Limited Partner.

Article XIII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.01.         Dissolution. The Partnership shall not be dissolved by the admission of Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership without dissolution. However, the Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”):

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(a)          a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and nonappealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a Majority in Interest of the remaining Outside Limited Partners agree in writing, in their sole and absolute discretion, to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor General Partner;

(b)          an election to dissolve the Partnership made by the General Partner in its sole and absolute discretion, with or without the Consent of a Majority in Interest of the Outside Limited Partners, including in the event that an initial public offering of REIT Shares is not completed by the first anniversary of August 3, 2011, taking into account market conditions at such time;

(c)          entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

(d)          the occurrence of a Terminating Capital Transaction;

(e)          the Redemption (or acquisition by the General Partner) of all Partnership Units other than Partnership Units held by the General Partner; or

(f)          the Incapacity or withdrawal of the General Partner, unless all of the remaining Partners in their sole and absolute discretion agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such Incapacity, of a substitute General Partner.

Section 13.02.         Winding Up.

(a)          Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. After the occurrence of a Liquidating Event, no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner or, in the event that there is no remaining General Partner or the General Partner has dissolved, become bankrupt within the meaning of the Act or ceased to operate, any Person elected by a Majority in Interest of the Outside Limited Partners (the General Partner or such other Person being referred to herein as the “Liquidator”) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the General Partner) shall be applied and distributed in the following order:

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(i)          First, to the satisfaction of all of the Partnership’s Debts and liabilities to creditors other than the Partners and their Assignees (whether by payment or the making of reasonable provision for payment thereof);

(ii)         Second, to the satisfaction of all of the Partnership’s Debts and liabilities to the General Partner (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under Section 7.04 hereof;

(iii)        Third, to the satisfaction of all of the Partnership’s Debts and liabilities to the other Partners and any Assignees (whether by payment or the making of reasonable provision for payment thereof); and

(iv)        The balance, if any, to the Partners in accordance with Sections 5.01 and 5.02.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XIII.

(b)          Notwithstanding the provisions of Section 13.02(a) hereof that require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.02(a) hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c)          In the event that the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XIII to the Partners and Assignees that have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) to the extent of, and in proportion to, positive Capital Account balances. If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs) (a “Capital Account Deficit”), such Partner shall not be required to make any contribution to the capital of the Partnership with respect to such Capital Account Deficit and such Capital Account Deficit shall not be considered a debt owed to the Partnership or any other person for any purpose whatsoever.

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(d)          Notwithstanding the foregoing, (i) if the General Partner has a Capital Account Deficit, the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such Capital Account Deficit balance to zero; and (ii) the second sentence of Section 13.02(c) shall not apply with respect to any other Partner to the extent, but only to the extent, that such Partner previously has agreed in writing, with the consent of the General Partner, to undertake an express obligation to restore all or any portion of a deficit that may exist in its Capital Account upon a liquidation of the Partnership.

(e)          In the sole and absolute discretion of the General Partner or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article XIII may be:

(i)          distributed to a trust established for the benefit of the General Partner and the Limited Partners for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership and/or Partnership activities. The assets of any such trust shall be distributed to the General Partner and the Limited Partners, from time to time, in the reasonable discretion of the General Partner or the Liquidator, in the same proportions and amounts as would otherwise have been distributed to the General Partner and the Limited Partners pursuant to this Agreement; or

(ii)         withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided, that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.02(a) hereof as soon as practicable.

Section 13.03.         Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article XIII, in the event that the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership’s Property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged and the Partnership’s affairs shall not be wound up. Instead, for federal income tax purposes the Partnership shall be deemed to have contributed all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and, immediately thereafter, distributed interests in the new partnership to the Partners in accordance with their respective Capital Accounts in liquidation of the Partnership, and the new partnership is deemed to continue the business of the Partnership. Nothing in this Section 13.03 shall be deemed to have constituted any Assignee as a Substituted Limited Partner without compliance with the provisions of Section 11.04 hereof.

Section 13.04.         Rights of Limited Partners. Except as otherwise provided in this Agreement, (a) each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution, (b) no Limited Partner shall have the right or power to demand or receive property other than cash from the Partnership, and (c) no Limited Partner (other than any Limited Partner who holds Preferred Units, to the extent specifically set forth herein and in the applicable Partnership Unit Designation) shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions or allocations.

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Section 13.05.         Notice of Dissolution. In the event that a Liquidating Event occurs or an event occurs that would, but for an election or objection by one or more Partners pursuant to Section 13.01 hereof, result in a dissolution of the Partnership, the General Partner shall, within 30 days thereafter, provide written notice thereof to each of the Partners and, in the General Partner’s sole and absolute discretion or as required by the Act, to all other parties with whom the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner), and the General Partner may, or, if required by the Act, shall, publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner).

Section 13.06.         Cancellation of Certificate of Limited Partnership. Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.02 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed with the State of Delaware, all qualifications of the Partnership as a foreign limited partnership or association in jurisdictions other than the State of Delaware shall be cancelled, and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 13.07.         Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.02 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

Article XIV

PROCEDURES FOR ACTIONS AND CONSENTS
OF PARTNERS; AMENDMENTS; MEETINGS

Section 14.01.         Procedures for Actions and Consents of Partners. The actions requiring consent or approval of Limited Partners pursuant to this Agreement, including Section 7.03 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article XIV.

Section 14.02.         Amendments. No amendment to this Agreement may be made without the consent of the General Partner. The General Partner may amend this Agreement in any respect without the consent of the Limited Partners, except where the consent of Limited Partners is otherwise required under the other provisions of this Agreement, in which event such amendment shall be made only with such required consent, provided that no amendment to this Agreement, including by merger consolidation or otherwise, that would adversely affect the rights and interests of the Class A Special Unit Holder may be made without the prior written consent of the Class A Special Unit Holder. The rights and interests of the Class Special Unit Holder shall not be deemed to be adversely affected by the issuance of Partnership Units of the Partnership as provided in Article IV.

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Section 14.03.         Meetings of the Partners.

(a)          Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by a Majority in Interest of the Outside Limited Partners. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven days nor more than 30 days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.03(b) hereof.

(b)          Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement for the action in question). Such approvals may be obtained by the General Partner by means of written notice to the Limited Partners requiring them to respond in the negative by a specified time, or to be deemed to have approved of the proposed action. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

(c)          Each Limited Partner may authorize any Person or Persons to act for it by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Limited Partner executing such proxy. The use of proxies will be governed in the same manner as in the case of corporations organized under the Delaware General Corporation Law (including Section 212 thereof).

(d)          Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the General Partner’s stockholders and may be held at the same time as, and as part of, the meetings of the General Partner’s stockholders.

(e)          On matters on which Limited Partners are entitled to vote, each Limited Partner holding OP Units shall have a vote equal to the number of OP Units held.

(f)          Except as otherwise expressly provided in this Agreement, the Consent of Holders of Partnership Interests representing a majority of the Partnership Interests of the Limited Partners shall control.

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Article XV

GENERAL PROVISIONS

Section 15.01.         Addresses and Notice. Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication (including by telecopy, facsimile, or commercial courier service) to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing.

Section 15.02.         Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” or “Sections” are to Articles and Sections of this Agreement.

Section 15.03.         Pronouns and Plurals. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.04.         Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.05.         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.06.         Waiver.

(a)          No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

(b)          The restrictions, conditions and other limitations on the rights and benefits of the Limited Partners contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Limited Partners, are for the benefit of the Partnership and, except for an obligation to pay money to the Partnership, may be waived or relinquished by the General Partner, in its sole and absolute discretion, on behalf of the Partnership in one or more instances from time to time and at any time.

Section 15.07.         Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

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Section 15.08.         Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.

Section 15.09.         Entire Agreement. This Agreement contains all of the understandings and agreements between and among the Partners with respect to the subject matter of this Agreement and the rights, interests and obligations of the Partners with respect to the Partnership.

Section 15.10.         Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.11.         Limitation to Preserve REIT Qualification. Notwithstanding anything else in this Agreement, to the extent that the amount paid, credited, distributed or reimbursed by the Partnership to the General Partner or its officers, directors, members, employees or agents, whether as a reimbursement, fee, expense or indemnity (a “REIT Payment”), would constitute gross income to the General Partner for purposes of Code Section 856(c)(2) or Code Section 856(c)(3), then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by the General Partner in its discretion from among items of potential distribution, reimbursement, fees, expenses and indemnities, shall be reduced for any Partnership Year so that the REIT Payments, as so reduced, for or with respect to the General Partner, shall not exceed the lesser of:

(i)          an amount equal to the excess, if any, of (a) 4.9% of the General Partner’s total gross income (but excluding the amount of any REIT Payments) for the Partnership Year that is described in subsections (A) through (H) of Code Section 856(c)(2) over (b) the amount of gross income (within the meaning of Code Section 856(c)(2)) derived by the General Partner from sources other than those described in subsections (A) through (H) of Code Section 856(c)(2) (but not including the amount of any REIT Payments); or

(ii)         an amount equal to the excess, if any, of (a) 24% of the General Partner’s total gross income (but excluding the amount of any REIT Payments) for the Partnership Year that is described in subsections (A) through (I) of Code Section 856(c)(3) over (b) the amount of gross income (within the meaning of Code Section 856(c)(3)) derived by the General Partner from sources other than those described in subsections (A) through (I) of Code Section 856(c)(3) (but not including the amount of any REIT Payments); provided, however, that REIT Payments in excess of the amounts set forth in clauses (i) and (ii) above may be made if the General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts shall not adversely affect the General Partner’s ability to qualify as a REIT. To the extent that REIT Payments may not be made in a Partnership Year as a consequence of the limitations set forth in this Section 15.11, such REIT Payments shall carry over and shall be treated as arising in the following Partnership Year. The purpose of the limitations contained in this Section 15.11 is to prevent the General Partner from failing to qualify as a REIT under the Code by reason of the General Partner’s share of items, including distributions, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Partnership, and this Section 15.11 shall be interpreted and applied to effectuate such purpose.

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Section 15.12.         No Partition. No Partner nor any successor-in-interest to a Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned, and each Partner, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Partners that the rights of the parties hereto and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

Section 15.13.         No Third-Party Rights Created Hereby. The provisions of this Agreement are solely for the purpose of defining the interests of the Partners, inter se; and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement. No creditor or other third party having dealings with the Partnership (other than as expressly set forth herein with respect to Indemnitees) shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans to the Partnership or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or any of the Partners.

Section 15.14.         No Rights as Members of the General Partner. Nothing contained in this Agreement shall be construed as conferring upon the Holders of Partnership Units any rights whatsoever as members of the General Partner, including without limitation any right to receive dividends or other distributions made to members of the General Partner, or to vote or to consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the General Partner or any other matter.

Section 15.15.         Creditors. Other than as expressly set forth herein with respect to Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

[signature page follows]

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IN WITNESS WHEREOF, this Second Amended and Restated Agreement of Limited Partnership has been executed as of the date first written above.

GENERAL PARTNER:

SUTHERLAND ASSET MANAGEMENT CORPORATION

By:
Name:
Title:

LIMITED PARTNERS:

The Limited Partners listed on Exhibit A-1

By:	Sutherland Asset Management Corporation,
as Power of Attorney

Name:
Title:

The Limited Partners listed on Exhibit A-2

By:	Sutherland Asset Management Corporation,
as Power of Attorney

Name:
Title:

[Signature Page to OP Agreement]

Exhibit A-1

PARTNERS AND PARTNERSHIP UNITS

As of ___________, 2016

Name and Address of Partners	Partnership Units (Type and Amount)	Address
Limited Partners:

[Skipjack limited partners to come]	[_______] OP Units

Exh. A-1-1

Exhibit A-2

PARTNERS AND PARTNERSHIP UNITS

As of ___________, 2016

Name and Address of Partners	Partnership Units (Type and Amount)	Address

Sutherland OP Holdings I, Ltd.	[_______] OP Units	1140 Avenue of the Americas, 7th Floor, New York, New York 10036 Attention: Kenneth Nick Facsimile No.: 212-843-8909
Sutherland OP Holdings II, Ltd.	[_______] OP Units	1140 Avenue of the Americas 7th Floor, New York, New York 10036 Attention: Kenneth Nick Facsimile No.: 212-843-8909
Dyal Investment Partners LP	[_______] OP Units
Waterfall Asset Management, LLC	1 Class A Special Unit	1140 Avenue of the Americas, 7th Floor, New York, New York 10036 Attention: Kenneth Nick Facsimile No.: 212-843-8909

Exh. A-2-1

Exhibit B

NOTICE OF REDEMPTION

To:	Sutherland Asset Management Corporation

1140 Avenue of the Americas, 7th Floor

New York, New York 10036

The undersigned Limited Partner or Assignee hereby irrevocably tenders for Redemption                     OP Units in Sutherland Partners, L.P. in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of Sutherland Partners, L.P., dated as of _________, 2016 (the “Agreement”), and the Redemption rights referred to therein. The undersigned Limited Partner or Assignee:

(a)          undertakes (i) to surrender such OP Units and any certificate therefor at the closing of the Redemption and (ii) to furnish to the General Partner, prior to the Specified Redemption Date, the documentation, instruments and information required under Section 8.06(g) of the Agreement;

(b)          directs that the certified check representing the Cash Amount, or the REIT Shares Amount, as applicable, deliverable upon the closing of such Redemption be delivered to the address specified below;

(c)          represents, warrants, certifies and agrees that:

(i)          the undersigned Limited Partner or Assignee is a Qualifying Party,

(ii)         the undersigned Limited Partner or Assignee has, and at the closing of the Redemption will have, good, marketable and unencumbered title to such OP Units, free and clear of the rights or interests of any other person or entity,

(iii)        the undersigned Limited Partner or Assignee has, and at the closing of the Redemption will have, the full right, power and authority to tender and surrender such Partnership Units as provided herein, and

(iv)        the undersigned Limited Partner or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d)          acknowledges that he will continue to own such OP Units until and unless either (1) such OP Units are acquired by the General Partner pursuant to Section 8.06(b) of the Agreement or (2) such redemption transaction closes.

Exh. B-1

All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them respectively in the Agreement.

Dated:

Name of Limited Partner or Assignee:

(Signature of Limited Partner or Assignee)

(Street Address)

(City) (State) (Zip Code)

Signature Medallion Guaranteed by:

Issue Check Payable/REIT Shares to:

Name:

Please insert social security or identifying number:

Exh. B-2

Exhibit C

CLASS A SPECIAL UNIT VALUE

The value of the consideration to be paid to the holders of the Class A Special Unit in a Terminating Transaction under the circumstances contemplated by Section 11.02(b) shall equal the “Class A Special Unit Value” which means the fair market value of the Class A Special Unit as determined in accordance with the following valuation procedures:

The holders of a majority in interest of the Class A Special Units and a special committee of independent directors of the board of directors of the Company shall first attempt to negotiate in good faith to determine the Class A Unit Special Value.

In the event that such holders and the special committee are unable to agree on such value, such holders shall select an independent nationally recognized valuation expert, and the special committee shall select an independent nationally recognized valuation expert. Those two independent valuation experts would then select a third nationally recognized independent valuation expert. All three independent valuation experts would provide their view of the Class A Unit Special Value. The amount of the Class A Unit Special Value will then be the average of the two experts’ values that are closest to each other.

The special committee shall have the discretion to establish additional procedures providing for reasonable time periods allowed for negotiations and for the independent valuation experts to report on their views of the Class A Unit Special Value. Any such procedures shall be provided in writing to the holders of the Class A Special Units.

The holders of a majority in interest of the Class A Special Units shall have the discretion to appoint one or more representatives to act for such holders in the negotiations and in the selection of an independent valuation expert.

Exh. C-1

EXHIBIT G

Proposed Book Value Schedule (Company)

As of December 31, 2015

(A)	$177,778,055	Company's Total Consolidated Stockholder's Equity
(B)	$(15,000,000)	$15,000,000
$162,778,055

	7,970,886	Company Common Shares
	926,914	Company Operating Partnership Units
8,897,800

As modified by the Calculation Principles;
(i)		Any dividends or other distributions on shares of Company Common Stock or Company OP Units that are declared or are anticipated to be declared for which the record date is or will be prior to the Sutherland Merger Effective Time;
(ii)		To the extent the Permitted Loan Sale is not consummated prior to the Determination Date, the completion of the Permitted Loan Sale and application of the net proceeds, estimated in good faith, to be received in connection with the Permitted Loan Sale.

	$18.29	Company Adjusted Book Value Per Share

EXHIBIT H

Proposed Book Value Schedule (Sutherland)

As of December 31, 2015

(i)	$480,213,000	Sutherland's Total Consolidated Stockholder's Equity
	$125,000	less: Preferred stock
	$480,088,000	Sutherland Common Equity

(ii)	30,804,029	Sutherland Common Shares
	2,714,361	Sutherland Operating Partnership Units
33,518,390

As modified by the Calculation Principles;
(i)		Any dividends or other distributions on shares of Sutherland Common Stock or Sutherland OP Units that are declared or are anticipated to be declared for which the record date is or will be prior to the Sutherland Merger Effective Time;
(ii)		Redemption of the outstanding Sutherland Preferred Stock.

	$14.32	Sutherland Adjusted Book Value Per Share

EXHIBIT I

CALCULATION PRINCIPLES

1.	Expenses incurred by or on behalf of the Company or Sutherland, but not yet paid, shall be deducted from the Company Adjusted Book Value Per Share or the Sutherland Adjusted Book Value Per Share, as applicable.

•	Expenses will not include (i) the Adviser Termination Payment or (ii) the SEC filing fee associated with the Form S-4, which SEC filing fee will be disregarded in determining the Company Adjusted Book Value Per Share.

•	No further adjustment will be made for Expenses previously accrued, paid or otherwise reflected as of the Determination Date in the financial statements used to determine Company Adjusted Book Value Per Share or the Sutherland Adjusted Book Value Per Share, other than to the extent necessary to correct any errors in the application of GAAP.

•	Each party will include a reasonable, good faith estimate of Expenses expected to be incurred after the Determination Date, which estimates will be included in determining the Company Adjusted Book Value Per Share or the Sutherland Adjusted Book Value Per Share.

2.	The Company Adjusted Book Value Per Share will not include any anticipated or previously recognized gain or loss associated with the GMFS Sale, including any revaluation of any earnout obligations arising under the GMFS acquisition agreement or effects of discontinued operations treatment, and with any such items previously recognized being reversed.

3.	Company Adjusted Book Value Per Share and Sutherland Adjusted Book Value Per Share to exclude any expenses or reserves associated with any Specified Action or other Action made or initiated by any holder of Company Common Stock or Sutherland Common Stock, respectively, including any derivative claims arising out of or relating to the Agreement or the transactions contemplated by the Agreement.

4.	The effect of the conversion or exchange of any outstanding securities that are convertible or exchangeable for Company Common Stock or Sutherland Common Stock shall be computed using the treasury stock method. The effect of any shares of Company Common Stock issuable upon the exchange of the Company’s 8.0% Exchangeable Senior Notes due 2016, as well as any adjustments thereto arising out of the application of purchase accounting, shall be disregarded for purposes of the determination of Company Adjusted Book Value Per Share.

5.	If the Company is required after the date of the Agreement, but prior to the Determination Date, to record any impairment of goodwill or other intangibles assets pursuant to GAAP, then the amount of such impairment will be disregarded from the determination of Company Adjusted Book Value Per Share.

6.	Securities and derivatives shall be valued at market value as of the Determination Date based on obtaining quotes from multiple dealers in accordance with the party’s past practice.

7.	Company’s MSR portfolio shall be valued by obtaining a quote for such MSR portfolio from MountainView Risk Advisors, LLC and using such quote as Company’s MSR portfolio value.

8.	Company’s loan and REO portfolios shall be valued using an internal financial model consistent with prior practice.

9.	Sutherland’s loan, REO and MSR portfolios shall be valued by obtaining a quote for each such portfolio from one or more third-party valuation firms consistent with prior practice, and using such quotes as the respective portfolio values.

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EXHIBIT J

TENDER OFFER PRICE

Company Adjusted Book Value Per Share will be further adjusted based on the Company’s pro rata share of (i) the Adviser Termination Payment, (ii) an additional adjustment of $4.064 million and (iii) any expenses or reserves associated with any Action made or initiated by any holder of Company Common Stock or Sutherland Common Stock, respectively, including any derivative claims arising out of or relating to the Agreement or the transactions contemplated by the Agreement. The Company’s pro rata share will equal the following fraction:

Where:

Z0 = Number of shares of Company Common Stock issued and outstanding as of the Determination Date, calculated on a fully diluted basis using the methodology described in Item 4 of Exhibit I.

S0 = Number of shares of Sutherland Common Stock issued and outstanding as of the Determination Date, calculated on a fully diluted basis using the methodology described in Item 4 of Exhibit I.

ER = Exchange Ratio.

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EXHIBIT K

Conditions of the Tender Offer

The Tender Offer is not conditioned upon the receipt of financing or on a minimum number of shares of Common Stock (the “Shares”) being tendered. Notwithstanding any other provision of the Tender Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by the Company to have occurred):

•	the Company’s acceptance for payment, purchase or payment for any Shares tendered in the Tender Offer shall violate or conflict with, or otherwise be contrary to, any applicable Law;

•	any Law shall have been proposed, enacted, entered, promulgated, enforced or deemed to be applicable to the Tender Offer or the Company or any of the Company’s subsidiaries by any Governmental Authority, which:

•	indicates that any approval or other action of any such Governmental Authority may be required in connection with the Tender Offer or the purchase of Shares thereunder; or

•	is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Tender Offer illegal or to restrain, prohibit or enjoin consummation of the Tender Offer;

•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any Governmental Authority shall not have been obtained or made on terms and conditions satisfactory to us in the Company’s reasonable judgment;

•	any Action shall have been instituted or shall be pending before or by any Governmental Authority, that directly or indirectly:

•	challenges or seeks to prohibit, restrain or enjoin the making of the Tender Offer, the acquisition by the Company of some or all of the Shares pursuant to the Tender Offer or otherwise relates in any manner to the Tender Offer or seeks to obtain material damages in respect of the Tender Offer; or

•	seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Tender Offer illegal or may prohibit, restrain or delay the Company’s ability to accept for payment or pay for some or all of the Shares;

•	there shall have occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any Governmental Authority on, or any event that is likely, in the Company’s reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;

•	any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of the Company’s subsidiaries or affiliates that, in the Company’s reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the Company and the Company’s subsidiaries, taken as a whole, on the value of or trading in the Shares, on the Company’s ability to consummate the Tender Offer or on the benefits of the Tender Offer to the Company; or

•	in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, a material acceleration or worsening thereof;

•	the Company shall have determined that the consummation of the Tender Offer and the purchase of the Shares pursuant to the Tender Offer is likely, in the Company’s reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the New York Stock Exchange or (3) eligible for deregistration under the Exchange Act; or

•	the Agreement shall have been terminated pursuant to its terms.

Each of the conditions referred to above is for the Company’s sole benefit and may be asserted or waived by the Company, in whole or in part, at any time and from time to time in the Company’s discretion prior to the Expiration Date. The Company’s failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by the Company concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in a subsequent judicial proceeding if the Company’s determinations are challenged by stockholders. In addition, if completing the Tender Offer on its current or amended terms, or at all, may cause the Company to fail to qualify for taxation as a REIT under the Code, for example, if completing the Tender Offer would cause the number of holders to be reduced to below 100, or if the repurchase were considered a “preferential dividend” under the Code, the Company may extend, terminate or amend the Tender Offer.

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